Form 10-K, Exhibit 13
period 1996-12-28
THERMO BIOANALYSIS CORP /DE
filed 1997-03-18
CIK 1013547

Exhibit 13






















                         THERMO BIOANALYSIS CORPORATION

                        Consolidated Financial Statements

                                      1996
PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                      Consolidated Statement of Operations

    (In thousands except per share amounts)        1996      1995      1994
    -----------------------------------------------------------------------
    Revenues (Notes 6 and 8)                    $71,649   $22,534   $25,127
                                                -------   -------   -------

    Costs and Operating Expenses:
      Cost of revenues (Note 6)                  37,807    13,036    14,176
      Selling, general, and administrative
        expenses (Note 6)                        20,987     4,804     5,054
      Research and development expenses           7,298     1,325     2,042
      Write-off of acquired technology
        (Note 2)                                  3,500         -         -
                                                -------   -------   -------
                                                 69,592    19,165    21,272
                                                -------   -------   -------

    Operating Income                              2,057     3,369     3,855

    Interest Income                               1,280       819         -
    Interest Expense, Related Party (Note 6)     (1,873)        -         -
                                                -------   -------   -------
    Income Before Provision for Income Taxes      1,464     4,188     3,855
    Provision for Income Taxes (Note 4)           1,900     1,674     1,455
                                                -------   -------   -------
    Net Income (Loss)                           $  (436)  $ 2,514   $ 2,400
                                                =======   =======   =======
    Earnings (Loss) per Share                   $  (.05)  $   .32   $   .36
                                                =======   =======   =======
    Weighted Average Shares                       8,601     7,811     6,617
                                                =======   =======   =======


    The accompanying notes are an integral part of these consolidated financial statements.





                                         2PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                           Consolidated Balance Sheet

    (In thousands except share amounts)                     1996        1995
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                         $ 45,476    $ 17,747
      Accounts receivable, less allowances of
        $991 and $154                                     17,265       5,482
      Inventories                                         14,592       5,968
      Prepaid income taxes (Note 4)                        2,319         673
      Prepaid expenses                                       618           7
      Due from parent company and affiliates                 965         761
                                                        --------    --------
                                                          81,235      30,638
                                                        --------    --------
    Property, Plant, and Equipment, at Cost, Net           5,547       1,654
                                                        --------    --------
    Other Assets                                           3,098         195
                                                        --------    --------
    Cost in Excess of Net Assets of Acquired
      Companies (Note 2)                                  33,117         420
                                                        --------    --------
                                                        $122,997    $ 32,907
                                                        ========    ========
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Accounts payable                                  $  4,282    $    432
      Accrued payroll and employee benefits                2,616         692
      Accrued income taxes                                 2,775       1,665
      Other accrued expenses (Note 2)                      7,651         744
      Deferred revenue                                     4,161           -
                                                        --------    --------
                                                          21,485       3,533
                                                        --------    --------
    Deferred Income Taxes (Note 4)                           196         228
                                                        --------    --------
    Subordinated Convertible Note, Due to
      Parent Company (Note 6)                             50,000           -
                                                        --------    --------
    Commitments (Note 5)

    Shareholders' Investment (Notes 3 and 7):
      Common stock, $.01 par value, 25,000,000 shares
        authorized; 9,771,500 and 8,101,500 shares
        issued and outstanding                                98          81
      Capital in excess of par value                      47,882      26,917
      Retained earnings                                    1,707       2,143
      Cumulative translation adjustment                    1,629           5
                                                        --------    --------
                                                          51,316      29,146
                                                        --------    --------
                                                        $122,997    $ 32,907
                                                        ========    ========
    The accompanying notes are an integral part of these consolidated financial statements.
                                         3PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                      Consolidated Statement of Cash Flows

    (In thousands)                                1996       1995       1994
    ------------------------------------------------------------------------
    Operating Activities:
      Net income (loss)                      $   (436)   $  2,514   $  2,400
      Adjustments to reconcile net income
        (loss) to net cash provided by
        operating activities:
          Depreciation and amortization         3,002         346        289
          Provision for losses on accounts
            receivable                            210           -         15
          Deferred income tax expense
            (benefit)                              10         (60)       279
          Write-off of acquired technology
            (Note 2)                            3,500           -          -
          Changes in current accounts,
            excluding the effects of
            acquisitions:
              Accounts receivable              (2,091)        388        269
              Inventories                         548        (303)    (1,265)
              Other current assets                817        (698)       (78)
              Accounts payable                  1,706        (384)      (610)
              Other current liabilities         1,323         (41)      (540)
          Other                                    34           -          -
                                             --------    --------   --------
    Net cash provided by operating
      activities                                8,623       1,762        759
                                             --------    --------   --------

    Investing Activities:
      Acquisitions, net of cash acquired
        (Note 2)                              (50,698)          -          -
      Purchases of property, plant, and
        equipment                              (1,476)       (313)      (237)
      Other                                         -        (183)         -
                                             --------    --------   --------
    Net cash used in investing activities    $(52,174)   $   (496)  $   (237)
                                             --------    --------   --------



                                         4PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

    (In thousands)                                1996       1995       1994
    ------------------------------------------------------------------------
    Financing Activities:
      Net proceeds from issuance of Company
        common stock (Note 7)                $ 20,782   $ 14,918    $      -
      Proceeds from issuance of subordinated
        convertible note to parent company
        (Note 6)                               50,000          -           -
      Proceeds from issuance of note payable
        to Thermo Electron (Note 6)            30,000          -           -
      Repayment of note payable to Thermo
        Electron (Note 6)                     (30,000)         -           -
      Transfer from parent company to fund
        income tax payments                         -      1,930       1,670
      Net transfer to parent company                -       (383)     (2,185)
      Other                                        58          -           -
                                             --------   --------    --------
    Net cash provided by (used in)
      financing activities                     70,840     16,465        (515)
                                             --------   --------    --------
    Exchange Rate Effect on Cash                  440         (5)          -
                                             --------   --------    --------
    Increase in Cash and Cash Equivalents      27,729     17,726           7
    Cash and Cash Equivalents at Beginning
      of Year                                  17,747         21          14
                                             --------   --------    --------
    Cash and Cash Equivalents at End
      of Year                                $ 45,476   $ 17,747    $     21
                                             ========   ========    ========

    Cash Paid For:
      Interest                               $  1,848   $      -    $      -
      Income taxes                           $    536   $  1,930    $  1,670

    Noncash Investing Activities:
      Fair value of assets of acquired
        companies                            $ 68,356   $      -    $      -
      Cash paid for acquired companies        (52,191)         -           -
                                             --------   --------    --------
        Liabilities assumed of acquired
          companies                          $ 16,165   $      -    $      -
                                             ========   ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                         5PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                           1996        1995        1994
    Common Stock, $.01 Par Value
      Balance at beginning of year       $     81    $      -    $      -
      Capitalization of Company                 -          65           -
      Net proceeds from issuance of
        Company common stock (Note 7)          17          16           -
                                         --------    --------    --------
      Balance at end of year                   98          81           -
                                         --------    --------    --------

    Capital in Excess of Par Value
      Balance at beginning of year         26,917           -           -
      Capitalization of Company                 -      12,015           -
      Net proceeds from issuance of
        Company common stock (Note 7)      20,765      14,902           -
      Tax benefit related to employees'
        and directors' stock plans            200           -           -
                                         --------    --------    --------
      Balance at end of year               47,882      26,917           -
                                         --------    --------    --------

    Retained Earnings
      Balance at beginning of year          2,143           -           -
      Net income (loss) after
        capitalization of Company            (436)      2,143           -
                                         --------    --------    --------
      Balance at end of year                1,707       2,143           -
                                         --------    --------    --------

    Cumulative Translation Adjustment
      Balance at beginning of year              5           -           -
      Translation adjustment                1,624           5           -
                                         --------    --------    --------
      Balance at end of year                1,629           5           -
                                         --------    --------    --------
    Net Parent Company Investment
      Balance at beginning of year              -      10,162       8,277
      Net income prior to
        capitalization of Company               -         371       2,400
      Net transfer (to) from parent
        company                                 -       1,547        (515)
      Capitalization of Company                 -     (12,080)          -
                                         --------    --------    --------
      Balance at end of year                    -           -      10,162
                                         --------    --------    --------
    Total Shareholders' Investment       $ 51,316    $ 29,146    $ 10,162
                                         ========    ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                         6PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        Thermo BioAnalysis Corporation (the Company) designs, manufactures, and markets life sciences instrumentation, including instruments and consumables based on immunoassay, optical biosensor, mass spectrometry, and capillary electrophoresis (CE) technologies; information management systems including laboratory information management systems (LIMS) and chromatography data systems; and health physics instrumentation including radiation detection and counting instrumentation, and sophisticated radiation monitoring systems.

    Relationship With Thermo Instrument Systems Inc. and Thermo Electron Corporation
        The Company was incorporated in February 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. (Thermo Instrument) at which time Thermo Instrument transferred to the Company the assets related to certain elements of its Thermo Separation Products Inc. CE product line, its Finnigan MAT Ltd. MALDI-TOF division, and its Eberline Instruments health physics instrumentation division in exchange for 6,500,000 shares of the Company's common stock. As of December 28, 1996, Thermo Instrument owned 6,500,000 shares of the Company's common stock, representing 67% of such stock outstanding. Thermo Instrument is an 82%-owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of December 28, 1996, Thermo Electron owned 59,200 shares of the Company's common stock, representing .6% of such stock outstanding.

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

    Revenue Recognition
        The Company recognizes revenue upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes revenue from service contracts over the respective terms of the contracts. Information management systems revenue is recognized upon execution of the license agreement and delivery of the software when any ongoing service commitments are not critical to the functionality of the software; otherwise revenue on both the service and software components is recognized based on long-term contract accounting. Revenue from software maintenance contracts, including amounts bundled in initial software licenses, is recognized ratably over the term of the contract. Deferred revenue in the accompanying 1996 balance sheet consists of unearned revenue on service contracts and maintenance contracts, which will be recognized within one year.

                                         7PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Software Development Costs
        In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established. The Company believes that, under its current process for developing software, the software is essentially completed concurrently with the establishment of technological feasibility. Accordingly, no software development costs have been capitalized except for software recorded in connection with an acquisition (see "Other Assets").

    Stock-based Compensation Plans
        The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 3). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

    Income Taxes
        In the period prior to the Company's initial public offering, the Company and Thermo Instrument were included in Thermo Electron's consolidated federal and certain state income tax returns. Subsequent to the Company's initial public offering in September 1996, Thermo Instrument's equity ownership of the Company was reduced below 80%, and as a result, the Company is required to file its own federal income tax return.
        In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

    Earnings per Share
        Earnings per share has been computed based on the weighted average number of shares outstanding during the year. Pursuant to Securities and Exchange Commission requirements, earnings per share has been presented for all periods. Weighted average shares for all periods includes the
    6,500,000 shares  issued  to Thermo  Instrument  in connection  with  the capitalization of the Company and, for periods prior to the Company's initial public offering, the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public
    offering.     Because the effect  of the  assumed exercise of  stock options would be immaterial, they have been excluded from weighted average shares
    subsequent to  the  Company's  initial  public  offering.   Fully diluted
    earnings per share has been computed, where dilutive, assuming the conversion of the Company's subordinated convertible debentures and elimination of the related interest expense, as well as the exercise of stock options and their related income tax effects (Note 9).
                                         8PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Cash and Cash Equivalents
        As of December 28, 1996, $39,649,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

    Inventories
        Inventories are stated at the lower of cost (on a weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                         1996       1995
    ----------------------------------------------------------------------
    Raw materials and supplies                          $ 7,473    $ 3,501
    Work in process                                       1,064      1,127
    Finished goods                                        6,055      1,340
                                                        -------    -------

                                                        $14,592    $ 5,968
                                                        =======    =======

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 15 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                         1996       1995
    -----------------------------------------------------------------------
    Land                                                $   285    $   285
    Buildings                                             2,603      2,603
    Machinery, equipment, and leasehold improvements      9,241      3,429
                                                        -------    -------
                                                         12,129      6,317
    Less: Accumulated depreciation and amortization       6,582      4,663
                                                        -------    -------
                                                        $ 5,547    $ 1,654
                                                        =======    =======

                                         9PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Other Assets
        Other assets in the accompanying balance sheet primarily represents the cost of acquired product technology and capitalized software associated with the 1996 acquisitions of the Affinity Sensors and LabSystems divisions of Fisons plc (Fisons) from Thermo Instrument (Note
    2). These assets are being amortized using the straight-line method over their estimated useful lives of 8 years. These assets were $2,997,000, net of accumulated amortization of $295,000, at year-end 1996.

    Cost in Excess of Net Assets of Acquired Companies
        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $1,010,000 and $302,000 at year-end 1996 and 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Foreign Currency
        All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

    Fair Value of Financial Instruments
        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, due from parent company and affiliates, accounts payable, and a subordinated convertible note. The carrying amounts of these financial instruments, with the exception of the subordinated convertible note, approximate fair value due to their short-term nature. See Note 6 for fair value information pertaining to the Company's subordinated convertible note.

    Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                        10PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Acquisitions

        In February 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of the DYNEX Technologies (DYNEX) division of Dynatech Corporation for $43,191,000 in cash. DYNEX designs, manufactures, and markets products used in the immunoassay segment of the bioinstrumentation market. This acquisition has been accounted for using the purchase method of accounting, and DYNEX's results have been included in the accompanying financial statements from the date of acquisition. The cost of DYNEX exceeded the estimated fair value of the acquired net assets by $32,740,000, which is being amortized over 40 years.
        On March 29, 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons, a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. In July 1996, the Company acquired from Thermo Instrument two businesses formerly part of Fisons, Affinity Sensors and LabSystems, for an aggregate purchase price of $9,000,000 in cash, subject to a post-closing adjustment based on a post-closing adjustment to be negotiated with Fisons by Thermo Instrument in connection with the settlement of the final purchase price for all of the businesses of Fisons acquired by Thermo Instrument in March 1996. Affinity Sensors supplies biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities, and medical research institutes. LabSystems designs, implements, and supports laboratory information management systems and chromatography data systems used in research and development, quality assurance and control, and processing plants. Because the Company, Affinity Sensors, and LabSystems were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's 1996 financial statements include the results of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. The acquired assets of Affinity Sensors and LabSystems included certain technologies for which technological feasibility had not been established at the acquisition date and which had no alternative future use. In connection with the acquisitions, the Company wrote off such technology in the amount of $3,500,000, which represents the portion of the purchase price allocated to technology in development at the acquired businesses, based on estimated replacement cost.
        Based on unaudited data, the following table presents selected financial information for the Company, DYNEX, Affinity Sensors, and LabSystems on a pro forma basis, assuming the companies had been combined since the beginning of 1995.

    (In thousands except per share amounts)                1996        1995
    -----------------------------------------------------------------------
    Revenues                                            $78,837     $80,803
    Net income                                              570         822
    Earnings per share                                      .07         .11

        The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the

                                        11PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Acquisitions (continued)

    acquisitions of DYNEX, Affinity Sensors, and LabSystems been made at the beginning of 1995.
        In connection with the acquisition of DYNEX, the Company has undertaken a restructuring of the acquired business. The restructuring activities include reductions in staffing levels, abandonment of excess facilities, and other costs associated with exiting certain activities of the acquired business. In connection with these restructuring activities, the Company established reserves of $2,259,000. These amounts were recorded as costs of the acquisition and were provided in accordance with Emerging Issues Task Force Pronouncement 95-3 (EITF 95-3). During 1996, the Company expended $915,000 for restructuring costs. These expenditures consisted primarily of severance payments and lease termination fees. The Company finalized its restructuring plan for DYNEX as of year-end 1996, and had a remaining reserve balance for DYNEX's restructuring of $1,344,000 related to ongoing severance and abandoned facility payments. As of December 28, 1996, the Company had accrued a total of $1,741,000 for restructuring costs for all of its acquisitions, which is included in other accrued expenses in the accompanying balance sheet.

    3.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        In February 1995, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date became exercisable in December 1996, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which generally ranges from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in November 1995, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted to date under the stock-based compensation plan described above, except that the option term is five years and the transfer restrictions and repurchase rights generally lapse ratably over a four-year period. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Instrument and Thermo Electron.
                                        12PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Employee Benefit Plans (continued)

    Employee Stock Purchase Program
    -------------------------------
        Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by Thermo Instrument and Thermo Electron. Under this program, shares of Thermo Instrument's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

    Pro Forma Stock-based Compensation Expense
         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1996 and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings
    (loss) per share would have been as follows:

    (In thousands except per share amounts)                1996         1995
    ------------------------------------------------------------------------
    Net income (loss):
      As reported                                       $ (436)      $2,514
      Pro forma                                           (863)       2,477
    Earnings (loss) per share:
      As reported                                         (.05)         .32
      Pro forma                                           (.10)         .32

        Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
        The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                          1996         1995
    -----------------------------------------------------------------------
    Volatility                                             26%          26%
    Risk-free interest rate                               6.2%         6.5%
    Expected life of options                         8.1 years    3.5 years

                                        13PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                   Notes to Consolidated Financial Statements

   3.  Employee Benefit Plans (continued)

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Stock Option Activity
      A summary of the Company's stock option activity is as follows:
                                                1996               1995
                                          ----------------  -----------------
                                                  Weighted           Weighted
                                          Number   Average  Number    Average
                                              of  Exercise      of   Exercise
   (Shares in thousands)                  Shares     Price  Shares      Price
   --------------------------------------------------------------------------
   Options outstanding,
     beginning of year                        30   $10.00        -   $    -

       Granted                               713    11.28       30    10.00

       Forfeited                             (26)   10.00        -        -
                                           -----             -----
   Options outstanding,
     end of year                             717   $11.27       30   $10.00
                                           =====   ======    =====   ======
   Options exercisable                       717   $11.27        -   $    -
                                           =====   ======    =====   ======
   Options available
     for grant                               183                70
                                           =====             =====
   Weighted average fair
     value per share of
     options granted
     during year                                   $ 5.36            $ 2.93
                                                   ======            ======

      As of December 28, 1996, the options outstanding were exercisable at prices ranging from $10.00 to $13.63 and had a weighted-average remaining contractual life of 10.4 years.

   401(k) Savings Plan and Employee Stock Ownership Plan
       Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan and, prior to 1995, in Thermo Electron's employee stock ownership plan (ESOP). Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee

                                       14PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                   Notes to Consolidated Financial Statements

   3.  Employee Benefit Plans (continued)

   contributions. For these plans, the Company contributed and charged to expense $285,000, $128,000, and $169,000 in 1996, 1995, and 1994,
   respectively. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries and ESOP II, covering employees of certain of Thermo Electron's majority-owned subsidiaries, including the Company. Effective December 31, 1994, the ESOP II plan was terminated and as a result, the Company's employees are no longer eligible to participate in an ESOP.

   4. Income Taxes

       The components of income before provision for income taxes are as follows:

   (In thousands)                                 1996      1995      1994
   -----------------------------------------------------------------------
   Domestic                                    $ 1,786   $ 3,828   $ 3,684
   Foreign                                        (322)      360       171
                                               -------   -------   -------
                                               $ 1,464   $ 4,188   $ 3,855
                                               =======   =======   =======

       The components of the provision for income taxes are as follows:

   (In thousands)                                 1996      1995      1994
   -----------------------------------------------------------------------
   Currently payable:
     Federal                                   $   487   $ 1,331   $   939
     State                                          93       284       237
     Foreign                                     1,310       119         -
                                               -------   -------   -------
                                                 1,890     1,734     1,176
                                               -------   -------   -------
   Net deferred (prepaid):
     Federal                                         8       (50)      231
     State                                           2       (10)       48
                                               -------   -------   -------
                                                    10       (60)      279
                                               -------   -------   -------
                                               $ 1,900   $ 1,674   $ 1,455
                                               =======   =======   =======

       The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $200,000 of such benefits that have been allocated to capital in excess of par value in 1996 resulting from employee exercises of stock options in affiliated companies.


                                       15PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                   Notes to Consolidated Financial Statements

   4. Income Taxes (continued)

       The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 34% in 1996 and 35% in 1995 and 1994 to income before provision for income taxes due to the following:

   (In thousands)                                1996      1995      1994
   ----------------------------------------------------------------------
   Provision for income taxes at
     statutory rate                            $  498    $1,466    $1,349
   Increases (decreases) resulting from:
     State income taxes, net of federal tax        63       178       185
     Net foreign losses not benefited and
       tax rate differential                      229        (7)      (60)
     Tax benefit of foreign sales corporation     (23)       (6)      (34)
     Write-off of acquired technology (Note 2)  1,190         -         -
     Amortization of cost in excess of net
       assets of acquired companies                 6         6         6
     Other, net                                   (63)       37         9
                                               ------    ------    ------
                                               $1,900    $1,674    $1,455
                                               ======    ======    ======

        Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

   (In thousands)                                  1996      1995
   --------------------------------------------------------------
   Prepaid income taxes:
     Reserves and accruals                      $1,872    $  355
     Inventory basis difference                    370       256
     Allowance for doubtful accounts                77        62
                                                ------    ------
                                                $2,319    $  673
                                                ======    ======
   Deferred income taxes:
     Depreciation                               $  196    $  228
                                                ======    ======

       A provision has not been made for U.S. or additional foreign taxes on $2,246,000 of undistributed earnings in foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial.


                                       16PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                   Notes to Consolidated Financial Statements

   5.  Commitments

      The Company leases portions of its office and operating facilities under various noncancellable operating lease arrangements that expire at various dates through 2015. The accompanying statement of operations includes expenses from operating leases of $1,401,000, $69,000, and $71,000 in 1996, 1995, and 1994, respectively. Future minimum payments due under noncancellable operating leases as of December 28, 1996, are $1,561,000 in 1997; $1,421,000 in 1998; $1,368,000 in 1999; $1,360,000 in 2000; $982,000
   in 2001; and $6,255,000 in 2002 and thereafter. Total future minimum lease payments are $12,947,000.

   6. Related Party Transactions

   Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.20% and 1.25% of the Company's revenues in 1995 and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $716,000, $270,000, and $314,000 in 1996, 1995, and
   1994, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

   Other Related Party Transactions
      The Company purchases and sells products in the ordinary course of business with other companies associated with Thermo Electron. Sales of such products to affiliated companies totaled $2,078,000, $279,000, and $262,000 in 1996, 1995, and 1994, respectively. Purchases of products from such companies totaled $306,000, $414,000, and $413,000 in 1996, 1995, and
   1994, respectively.
      Prior to 1996, a majority-owned subsidiary of Thermo Instrument acted as a commission-based sales agent for certain of the Company's products. The Company paid $1,263,000 and $1,288,000 under this arrangement in 1995 and 1994, respectively.
      In addition, a majority-owned subsidiary of Thermo Instrument assembles certain of the Company's products. For these services, the Company paid $704,000, $600,000, and $566,000 in 1996, 1995, and 1994, respectively.

                                       17PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                   Notes to Consolidated Financial Statements

   6.  Related Party Transactions (continued)

   Repurchase Agreement
      The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

   Short- and Long-term Obligations
       In July 1996, the Company issued to Thermo Instrument a $50,000,000 principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's common stock at $16.50 per share. The fair value of the subordinated convertible note approximates its carrying amount based primarily on the quoted market price of the Company's common stock and prevailing market interest rates.
       In February 1996, the Company borrowed $30,000,000 from Thermo Electron pursuant to a promissory note due February 1997 and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This note was repaid in July 1996 with proceeds from the $50,000,000 subordinated convertible note issued to Thermo Instrument.

   7.  Common Stock

       In September and October 1996, the Company sold 1,670,000 shares of its common stock in an initial public offering at $14.00 per share for net proceeds of $20,782,000.
       In March 1995, the Company sold 700,000 shares of its common stock in a private placement at $10.00 per share for net proceeds of $6,530,000. In April 1995, the Company sold 901,500 shares of its common stock in a private placement for net proceeds of $8,388,000.
       At December 28, 1996, the Company had reserved 3,955,303 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the 4.875% subordinated convertible note.



                                       18PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                   Notes to Consolidated Financial Statements

   8.  Geographical Information and Significant Customer

       The following table shows data for the Company by geographical area.

   (In thousands)                                1996       1995       1994
   ------------------------------------------------------------------------
   Revenues:
     United States                          $ 43,098   $ 17,741    $ 19,891
     England                                  27,817      4,793       5,236
     Other Europe                             11,228          -           -
     Asia                                      3,381          -           -
     Transfers among geographical areas (a)  (13,875)         -           -
                                            --------   --------    --------
                                            $ 71,649   $ 22,534    $ 25,127
                                            ========   ========    ========
   Income before provision for income taxes:
     United States                          $  3,398   $  3,321    $  3,998
     England (b)                              (1,061)       360         171
     Other Europe                                621          -           -
     Asia                                        577          -           -
     Corporate and eliminations (c)           (1,478)      (312)       (314)
                                            --------   --------    --------
     Total operating income                    2,057      3,369       3,855
     Interest income (expense), net             (593)       819           -
                                            --------   --------    --------
                                            $  1,464   $  4,188    $  3,855
                                            ========   ========    ========
   Identifiable assets:
     United States                          $ 47,096   $ 29,022    $ 11,134
     England                                  27,720      3,885       3,215
     Other Europe                              6,467          -           -
     Asia                                      1,149          -           -
     Corporate (d)                            40,565          -           -
                                            --------   --------    --------
                                            $122,997   $ 32,907    $ 14,349
                                            ========   ========    ========
   Export revenues included in United States
     revenues above (e)                     $  3,432   $  2,741    $  3,217
                                            ========   ========    ========
   ____________________
   (a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
   (b) Includes a write-off of acquired technology in 1996 of $3,500,000 related to the acquisitions of Affinity Sensors and LabSystems.
   (c) Primarily corporate general and administrative expenses.
   (d) Primarily cash and cash equivalents.
   (e) In general, export sales are denominated in U.S. dollars.

                                       19PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                   Notes to Consolidated Financial Statements

   8.  Geographical Information and Significant Customer (continued)

       No customer accounted for 10% or more of the Company's total revenues in 1996. U.S. government agencies accounted for 24% and 32% of the Company's total revenues in 1995 and 1994, respectively.

   9.  Unaudited Quarterly Information

   (In thousands except per share amounts)

   1996                           First(a)   Second       Third      Fourth
   ------------------------------------------------------------------------
   Revenues                     $10,911     $18,871     $19,346     $22,521
   Gross profit                   4,195       9,481       9,573      10,593
   Net income (loss)             (3,114)        431         787       1,460
   Earnings (loss) per share:
     Primary                       (.38)        .05         .10         .15
     Fully diluted                 (.38)        .05         .10         .14


   1995                           First      Second       Third      Fourth
   ------------------------------------------------------------------------
   Revenues                     $ 6,229     $ 5,457     $ 5,350     $ 5,498
   Gross profit                   2,540       2,320       2,266       2,372
   Net income                       603         704         631         576
   Earnings per share               .09         .09         .08         .07

   (a) Reflects the results of DYNEX since February 1996, and of Affinity Sensors and LabSystems since their acquisition by Thermo Instrument in March 1996, including the associated write-off of $3,500,000 of acquired technology.

                                       20PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                    Report Of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo BioAnalysis Corporation:

        We have audited the accompanying consolidated balance sheet of Thermo BioAnalysis Corporation (a Delaware corporation and 67%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of December 28, 1996, and December 30, 1995, and the related consolidated statements of operations, cash flows, and shareholders' investment for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo BioAnalysis Corporation and subsidiaries as of December 28, 1996, and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.



                                                  Arthur Andersen LLP



    Boston, Massachusetts
    February 11, 1997



                                        21PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Conditions and Results of Operations under the caption "Forward-looking Statements."

    Overview

        The Company has three principal product lines: life sciences instrumentation, information management systems, and health physics instrumentation. The Company's life sciences instrumentation group includes its DYNEX Technologies (DYNEX), Affinity Sensors, and MALDI-TOF mass spectrometer subsidiaries and its capillary electrophoresis (CE) division, through which the Company designs, manufactures, and markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry, and CE technologies. The Company's LabSystems subsidiary designs, implements, and supports laboratory information management systems (LIMS) and chromatography data systems. The Company's Eberline health physics subsidiary supplies radiation detection and counting instrumentation and sophisticated radiation monitoring systems to the nuclear industry worldwide.
        The Company's strategy is to develop and market a portfolio of instruments and information management systems for biochemistry and other applications through research and development of innovative products and through the acquisition of complementary businesses and technologies. In February 1996, the Company acquired DYNEX, which supplies automated systems, detection systems, and consumables for the immunoassay market. Effective March 29, 1996, the Company acquired Affinity Sensors and LabSystems from Thermo Instrument Systems Inc. (Thermo Instrument) (Note
    2). Affinity Sensors supplies optical biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities, and medical research institutes. Affinity Sensors was established to develop and commercialize products based on a new technology, optical biosensors, and commenced commercial sales in 1993. LabSystems designs, implements, and supports LIMS and chromatography data systems used in research and development, quality assurance and control, and processing plants.

                                        22PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Results of Operations

    1996 Compared With 1995
        Revenues increased to $71.6 million in 1996 from $22.5 million in 1995. This increase was primarily due to the inclusion of $33.1 million in revenues from DYNEX, acquired in February 1996, and the inclusion of $19.2 million in revenues from LabSystems and Affinity Sensors, which were acquired effective March 29, 1996 (Note 2), offset in part by lower revenues at the Company's MALDI-TOF subsidiary due to increased competition and a change in distribution channels from commission-based sales agents to distributors. In addition, the Company believes that revenues at the Company's Eberline health physics subsidiary decreased primarily due to reduced spending at U.S. Department of Energy facilities as a result of the federal budgetary impasse.
        The gross profit margin increased to 47% in 1996 from 42% in 1995, primarily due to the inclusion of higher-margin revenues at LabSystems and Affinity Sensors and, to a lesser extent, at DYNEX. These increases were offset in part by a decrease in margins at the Company's MALDI-TOF subsidiary, due to a change in distribution channels from commission-based sales agents to distributors, which resulted in reduced revenues.
        Selling, general, and administrative expenses as a percentage of revenues increased to 29% in 1996 from 21% in 1995, primarily due to higher costs as a percentage of revenues at DYNEX and, to a lesser extent, at LabSystems. In mid-1996 the Company implemented a cost reduction plan at DYNEX, which is intended to reduce selling, general, and administrative expenses as a percentage of revenues primarily by decreasing staffing levels and, to a lesser extent, travel and other related costs. Research and development expenses increased to $7.3 million in 1996 from $1.3 million in 1995, primarily due to the inclusion of expenses at DYNEX, LabSystems, and Affinity Sensors.
        During 1996, the Company wrote off $3.5 million of acquired technology in connection with the acquisitions of Affinity Sensors and LabSystems (Note 2).
        Interest income in both periods primarily represents interest earned on invested proceeds from the Company's private placements of common stock in March and April 1995, and initial public offering of common stock in September and October 1996. Interest expense, related party, in 1996 represents interest associated with a $50.0 million principal amount subordinated convertible note issued to Thermo Instrument in July 1996 and, to a lesser extent, interest associated with a $30.0 million promissory note issued to Thermo Electron Corporation (Thermo Electron) in February 1996, which was repaid in July 1996.
        The effective tax rate was 38% and 40% in 1996 and 1995, respectively, excluding the effect of the 1996 write-off of acquired technology associated with the acquisitions of U.K.-based Affinity Sensors and LabSystems, for which no tax benefit has been recorded. These rates exceed the statutory federal income tax rate primarily due to the impact of state income taxes. The effective tax rate decreased in 1996 primarily due to income from certain newly acquired foreign companies, which are subject to lower tax rates.

                                        23PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1995 Compared With 1994
        Revenues decreased 10% to $22.5 million in 1995 from $25.1 million in 1994, primarily due to lower health physics sales which resulted from lower capital spending by commercial nuclear power producers and government laboratories, U.S. government budget constraints, and regulatory uncertainty concerning clean-up projects.
        The gross profit margin declined to 42% in 1995 from 44% in 1994. This reduction was primarily due to lower sales of high-margin personnel contamination monitors and environmental monitors produced by the Company's Eberline health physics subsidiary.
        Selling, general, and administrative expenses as a percentage of revenues increased to 21% in 1995 from 20% in 1994 due to the decrease in revenues noted above. Research and development expenses decreased to $1.3 million in 1995 from $2.0 million in 1994 primarily due to the elimination of German research and development activities at the Company's MALDI-TOF subsidiary and a reduction in spending at the Company's Eberline health physics subsidiary in 1994 and in 1995.
        Interest income in 1995 represents interest on invested proceeds from the Company's private placements of common stock in March and April 1995.
        The effective tax rate was 40% in 1995 and 38% in 1994. These rates exceed the statutory federal rate primarily due to the impact of state income taxes. The increase in the effective rate resulted from the inability in 1995 to provide a tax benefit on foreign losses and a reduced tax benefit associated with the Company's foreign sales corporation.

    Liquidity and Capital Resources

        Consolidated working capital was $59.8 million as of December 28, 1996, compared with $27.1 million as of December 30, 1995. Included in working capital are cash and cash equivalents of $45.5 million as of December 28, 1996, compared with $17.7 million as of December 30, 1995. During 1996, $8.6 million of cash was provided by operating activities. An increase in accounts payable and other current liabilities provided $3.1 million primarily as a result of higher accounts payable and accrued expense balances at DYNEX, which had been reduced from normal levels in anticipation of its acquisition by the Company. Cash flow from operations was reduced by an increase in accounts receivable of $2.1 million, primarily at DYNEX.
        Investing activities used $52.2 million of cash during 1996. The Company expended $50.7 million, net of cash acquired, for acquisitions (Note 2) and $1.5 million for purchases of property, plant, and equipment. The Company expects to make capital expenditures of approximately $2 million for purchases of property, plant, and equipment during 1997.
        During 1996, financing activities provided $70.8 million in cash. To help finance the acquisition of DYNEX, the Company borrowed $30.0 million from Thermo Electron pursuant to a promissory note due February 1997. In connection with the acquisition of Affinity Sensors and LabSystems in July 1996, the Company issued to Thermo Instrument a $50.0 million principal amount subordinated convertible note, and used part of the

                                        24PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources (continued)

    proceeds to retire the $30.0 million promissory note issued to Thermo Electron. In September and October 1996, the Company sold 1,670,000 shares of its common stock in an initial public offering for net proceeds of $20.8 million.
        Although the Company expects to have positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash for the possible acquisition of complementary businesses and technologies. The Company expects that it will finance these acquisitions through a combination of internal funds, additional debt or equity financing, and/or short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.



                                        25PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.
        Intense Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that the principal competitive factors affecting the markets for its products include product features, product performance, price, and service. The Company's competitors include a number of large multinational corporations. These companies and certain of the Company's other competitors have substantially greater financial, marketing, and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development or ability to develop new technologies will be sufficient to enable it to compete effectively.
        Rapid and Significant Technological Change and New Products. The markets for the Company's products are characterized by rapid and significant technological change, evolving industry standards, and frequent new product introductions and enhancements. Many of the Company's products and products under development are technologically innovative, and require significant planning, design, development, and testing, at the technological, product, and manufacturing process levels. These activities require significant capital commitments and investment by the Company. In addition, products that are competitive in the Company's markets are characterized by rapid and significant technological change due to industry standards that may change on short notice and by the introduction of new products and technologies that render existing products and technologies uncompetitive or obsolete. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be technologically feasible or accepted by the marketplace, that any such development will be completed in any particular time frame, or that the Company's products or proprietary technologies will not become uncompetitive or obsolete.
        Uncertainty of Market Acceptance of New Products. Certain of the Company's products represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology. This is particularly true where the purchase of the product requires a significant capital commitment. The Company's optical biosensor, MALDI-TOF, and capillary electrophoresis products are based on relatively new technologies. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance by a broader group of customers of the efficiency and efficacy of the Company's innovative technologies.

                                        26PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                           Forward-looking Statements

    There can be no assurance that the Company will be successful in obtaining such broad acceptance.
        Dependence on Capital Spending Policies and Government Funding. The Company's customers include pharmaceutical, biotechnology, and chemical companies, and clinical diagnostic laboratories and companies. The capital spending policies of these companies can have a significant effect on the demand for the Company's products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment, and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by life sciences companies could have a material adverse effect on the Company's business and results of operations. Recently, biotechnology companies have raised significant amounts of capital through public share offerings, and most of these companies are engaged in active research and development programs that include capital spending. However, the availability of capital through the public markets can be cyclical and there can be no assurance that the raising of capital by these companies will continue, nor can there be any assurance that additional capital, if available, will result in increased sales of the Company's products.
        A significant portion of the Company's sales are to universities, government research laboratories, private foundations, and other institutions where funding is dependent on grants from government agencies such as the National Institutes of Health (NIH) and the equivalent of the NIH in foreign countries where the Company markets its products. If government funding necessary to purchase the Company's products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the Company's business and results of operations could be adversely affected. In addition, a significant portion of sales by the Company's Eberline health physics subsidiary were made to various branches of the United States government, primarily the United States Department of Energy. Revenues attributable to sales to the Departments of Defense and Energy declined in 1996 compared to 1995. Any further decline in purchases by the United States government, including, without limitation, declines as the result of budgeting limitations, could have an adverse effect on the Company's business and results of operations.
        Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends, in part, on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The

                                        27PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                           Forward-looking Statements

    Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.
        The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others, nor breaching the technology licenses upon which components of the Company's products are based. The Company is aware of patents and patent applications belonging to competitors and other third parties, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees, or cease making and selling infringing products and pay damages for past infringement. In particular, the Company is aware of a U.S. patent held by a third party that may relate to the design of the cuvette used in the Company's optical biosensor system. The Company is also aware of patents held by another third party that may relate to the features of certain of the Company's MALDI-TOF mass spectrometers. Although the Company believes that the validity and/or infringement of these patents may be subject to challenge, if the patent holder were successful in enforcing any such patent, the Company would be subject to damages for past infringement and enjoined from manufacturing and selling products utilizing the features associated with the patent, which could have a material adverse effect on the Company's business and results of operations.
        The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.
        Government Regulations; No Assurance of Regulatory Approval. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument will be used in human clinical or diagnostic applications, the manufacturer of that instrument must submit to the U.S. Food and Drug Administration (FDA), prior to commercial distribution of the instrument in the U.S., either a premarket notification (510(k)) or a premarket approval (PMA) application. The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications of its Microtiter(R) technology products. There can be no assurance that 510(k) clearance for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, if at all, that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that the FDA or certain corresponding state or international government agencies will permit marketing of the Company's products in their respective jurisdictions.
        As a result of the clinical applications of certain of the Company's Microtiter technology products, the Company is registered with the FDA as a medical device manufacturer. As such, the Company may be inspected on a

                                        28PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                           Forward-looking Statements

    routine basis by the FDA for compliance with the FDA's Good Manufacturing Practices and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing, and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters.
        The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations, or discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, recalls, injunctions or seizures of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, or even withdrawal of the product from the market, or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.
        International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties, and tax requirements. In order to continue to sell its products in Europe, the Company is required to maintain an ISO 9000 series registration, an internationally-recognized set of quality standards, and each of its products is required to obtain a CE mark, evidence of compliance with European Union electronic safety requirements. While the Company has an active program to comply with CE mark requirements and an ISO 9000 compliance program, there can be no assurance that the Company will be successful in maintaining its compliance with applicable certification requirements. Any violation of, and the cost of compliance with, these regulations or requirements could have a material adverse effect on the Company's business and results of operations.
        Uncertainty of Patient Reimbursement. The Federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement for diagnostic examinations. For example, deficit reduction measures have resulted in reimbursement rate reductions in the past and may result in further rate reductions in the future. According to third party data, overall Medicare reimbursements were estimated to decline approximately 2.3% in 1996 from 1995. These policies may have the effect of limiting the availability or reimbursement for procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. While the Company cannot predict what effect the policies of government entities and other third party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse impact on the operations of the Company.
        Potential Product Liability. The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing, and sale of biomedical instruments and diagnostic products, and as such the Company may face substantial liability to patients for damages resulting from the faulty design or

                                        29PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements

                           Forward-looking Statements

    manufacture of its products. The Company currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.
        Risks Associated with Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. For example, in February 1996, the Company acquired the DYNEX Technologies division of Dynatech Corporation, and, in July 1996, acquired the Affinity Sensors and LabSystems divisions of Fisons plc from Thermo Instrument. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's shareholders.
        Risks Associated With International Operations. International sales accounted for 48% of the Company's total revenues in 1996. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.
                                        30PAGE

   Thermo BioAnalysis Corporation                    1996 Financial Statements

                         Selected Financial Information

   (In thousands except
   per share amounts)            1996(a)   1995(b)   1994      1993      1992
   --------------------------------------------------------------------------
   Statement of Operations
     Data:
   Revenues                  $ 71,649  $ 22,534  $ 25,127  $ 24,479  $ 20,120
   Income before provision
     for income taxes           1,464     4,188     3,855     4,313     2,624
   Net income (loss)             (436)    2,514     2,400     2,538     1,175
   Earnings (loss) per share     (.05)      .32       .36       .38       .18

   Balance Sheet Data:
   Working capital           $ 59,750  $ 27,105  $  8,282  $  6,333  $  5,808
   Total assets               122,997    32,907    14,349    13,596    11,767
   Subordinated convertible
     note, due to parent
     company                   50,000         -         -         -         -
   Shareholders' investment    51,316    29,146    10,162     8,332     7,838

   (a)Reflects the net proceeds of the Company's initial public offering of common stock in September and October 1996, and the results of DYNEX since February 1996 and of Affinity Sensors and LabSystems since their acquisition by Thermo Instrument in March 1996, including the associated write-off of $3,500,000 of acquired technology.
   (b)Reflects the net proceeds of the Company's private placements of common stock in March 1995 and April 1995.











                                       31PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements


    Common Stock Market Information
        The following table shows the market range for the Company's common stock based on reported sales prices on the American Stock Exchange (symbol TBA) since September 18, 1996, the date the Company's common stock began trading on that exchange.

                                                                   1996
                                                             ---------------
    Quarter                                                   High       Low
    ------------------------------------------------------------------------
    Third                                                  $14       $13 1/8
    Fourth                                                  14 5/8    12 1/2

        As of January 24, 1997, the Company had 138 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 24, 1997, was $12 3/4 per share.

    Shareholder Services
        Shareholders of Thermo BioAnalysis Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo BioAnalysis Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Beginning in 1997, quarterly distribution will be limited to the second quarter report only. All quarterly reports and press releases are available through the Internet from Thermo Electron's home page on the World Wide Web (http://www.thermo.com/subsid/tba.html).

    Stock Transfer Agent
        American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200

    Dividend Policy
        The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.


                                        32PAGE

    Thermo BioAnalysis Corporation                  1996 Financial Statements


    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended December 28, 1996, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo BioAnalysis Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Monday, June 2, 1997, at 10:00 a.m., at the Hyatt Regency Hotel, Hilton Head, South Carolina.



                                        33