Form 10-K, Exhibit 13
period 1998-01-03
THERMO BIOANALYSIS CORP /DE
filed 1998-03-20
CIK 1013547

Exhibit 13




















                         THERMO BIOANALYSIS CORPORATION

                        Consolidated Financial Statements

                                      1997
PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                      Consolidated Statement of Operations

    (In thousands except per share amounts)      1997       1996        1995
    ------------------------------------------------------------------------
    Revenues (includes $14,034, $6,298,
      and $1,834 to affiliated companies;
      Notes 6 and 8)                         $139,454   $ 71,649    $ 22,534
                                             --------   --------    --------
    Costs and Operating Expenses:
      Cost of revenues (includes $7,449,
        $1,842, and $797 for affiliated
        company revenues; Note 6)              65,895     37,807      13,036
      Selling, general, and administrative
        expenses (Note 6)                      46,300     20,987       4,804
      Research and development expenses        11,670      7,298       1,325
      Write-off of acquired technology
        (Note 2)                                    -      3,500           -
                                             --------   --------    --------
                                              123,865     69,592      19,165
                                             --------   --------    --------

    Operating Income                           15,589      2,057       3,369

    Interest Income                             2,027      1,280         819
    Interest Expense, Related Party (Note 6)   (4,723)    (1,873)          -
                                             --------   --------    --------
    Income Before Provision for Income Taxes   12,893      1,464       4,188
    Provision for Income Taxes (Note 4)         4,642      1,900       1,674
                                             --------   --------    --------
    Net Income (Loss)                        $  8,251   $   (436)   $  2,514
                                             ========   ========    ========

    Earnings (Loss) per Share (Note 9):
      Basic                                  $    .76   $   (.05)   $    .33
                                             ========   ========    ========
      Diluted                                $    .70   $   (.05)   $    .33
                                             ========   ========    ========
    Weighted Average Shares (Note 9):
      Basic                                    10,816      8,542       7,694
                                             ========   ========    ========
      Diluted                                  13,951      8,542       7,694
                                             ========   ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.


                                         2PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                           Consolidated Balance Sheet

    (In thousands)                                          1997        1996
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                         $ 19,759    $ 45,476
      Accounts receivable, less allowances of $5,085
        and $991                                          31,340      17,265
      Inventories                                         23,905      14,592
      Prepaid income taxes (Note 4)                        7,393       2,319
      Prepaid expenses and other current assets            3,428         618
      Due from parent company and affiliated companies
        (Note 2)                                           4,785         965
                                                        --------    --------
                                                          90,610      81,235
                                                        --------    --------
    Property, Plant, and Equipment, at Cost, Net          13,824       5,547
                                                        --------    --------
    Other Assets                                           2,711       3,098
                                                        --------    --------
    Cost in Excess of Net Assets of Acquired
      Companies (Note 2)                                  95,764      33,117
                                                        --------    --------
                                                        $202,909    $122,997
                                                        ========    ========



                                         3PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

    (In thousands except share amounts)                     1997        1996
    ------------------------------------------------------------------------
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Accounts payable                                  $  7,427    $  4,282
      Accrued payroll and employee benefits                6,519       2,616
      Accrued income taxes                                 5,198       2,775
      Accrued acquisition expenses (Note 2)                2,668       1,857
      Accrued installation and warranty costs              2,237         891
      Other accrued expenses                               7,758       4,903
      Deferred revenue                                     2,907       4,161
                                                        --------    --------
                                                          34,714      21,485
                                                        --------    --------
    Deferred Income Taxes (Note 4)                           139         196
                                                        --------    --------
    Long-term Obligations:
      Payable to parent company (Note 6)                  50,000           -
      Subordinated convertible note, due to
        parent company (Note 6)                           50,000      50,000
      Other                                                  204           -
                                                        --------    --------
                                                         100,204      50,000
                                                        --------    --------
    Commitments and Contingency (Note 5)

    Shareholders' Investment (Notes 2, 3, and 7):
      Common stock, $.01 par value, 25,000,000 shares
        authorized; 11,073,518 and 9,771,500 shares
        issued and outstanding                               111          98
      Capital in excess of par value                      64,848      47,882
      Retained earnings                                    9,958       1,707
      Cumulative translation adjustment                   (7,065)      1,629
                                                        --------    --------
                                                          67,852      51,316
                                                        --------    --------
                                                        $202,909    $122,997
                                                        ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.


                                         4PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                      Consolidated Statement of Cash Flows

    (In thousands)                                1997       1996       1995
    ------------------------------------------------------------------------
    Operating Activities:
      Net income (loss)                       $  8,251  $   (436)   $  2,514
      Adjustments to reconcile net income
        (loss) to net cash provided by
        operating activities:
          Depreciation and amortization          6,839     3,002         346
          Provision for losses on accounts
            receivable                             528       210           -
          Deferred income tax expense
            (benefit)                             (947)       10         (60)
          Write-off of acquired technology
            (Note 2)                                 -     3,500           -
          Other                                    (60)       34           -
          Changes in current accounts,
            excluding the effects of
            acquisitions:
              Accounts receivable               (6,884)   (2,091)        388
              Inventories                       (1,804)      548        (303)
              Other current assets                (826)      817        (698)
              Accounts payable                    (504)    1,706        (384)
              Other current liabilities          3,492     1,323         (41)
                                              --------  --------    --------
    Net cash provided by operating
      activities                                 8,085     8,623       1,762
                                              --------  --------    --------
    Investing Activities:
      Acquisitions, net of cash acquired
        (Note 2)                               (29,071)  (50,698)          -
      Refund of acquisition purchase
        price (Note 2)                             955         -           -
      Purchases of property, plant, and
        equipment                               (3,108)   (1,476)       (313)
      Other                                        103         -        (183)
                                              --------  --------    --------
    Net cash used in investing activities     $(31,121) $(52,174)   $   (496)
                                              --------  --------    --------




                                         5PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

    (In thousands)                                  1997      1996      1995
    ------------------------------------------------------------------------
    Financing Activities:
      Net proceeds from issuance of Company
        common stock (Note 7)                   $     21  $ 20,782  $ 14,918
      Proceeds from issuance of subordinated
        convertible note to parent company
        (Note 6)                                       -    50,000         -
      Proceeds from issuance of note payable
        to Thermo Electron (Note 6)                    -    30,000         -
      Repayment of note payable to Thermo
        Electron (Note 6)                              -   (30,000)        -
      Transfer from parent company to fund
        income tax payments                            -         -     1,930
      Net transfer to parent company                   -         -      (383)
      Other                                            -        58         -
                                                --------  --------  --------
    Net cash provided by financing
      activities                                      21    70,840    16,465
                                                --------  --------  --------
    Exchange Rate Effect on Cash                  (2,702)      440        (5)
                                                --------  --------  --------
    Increase (Decrease) in Cash and Cash
      Equivalents                                (25,717)   27,729    17,726
    Cash and Cash Equivalents at Beginning
      of Year                                     45,476    17,747        21
                                                --------  --------  --------
    Cash and Cash Equivalents at End
      of Year                                   $ 19,759  $ 45,476  $ 17,747
                                                ========  ========  ========

    Cash Paid For:
      Interest                                  $  4,723  $  1,848  $      -
      Income taxes                              $  4,918  $    536  $  1,930

    Noncash Activities:
      Fair value of assets of acquired
        companies, including cash acquired
        of $11,982 in 1997                      $120,224  $ 68,356  $      -
      Cash paid for acquired companies           (41,053)  (52,191)        -
      Company common stock issuable for
        acquired companies                       (16,868)        -         -
      Amount payable to parent company           (50,000)        -         -
      Adjustments to purchase price due from
        parent company for acquired companies
        (Note 2)                                   9,075         -         -
                                                --------  --------  --------
        Liabilities assumed of acquired
          companies                             $ 21,378  $ 16,165  $      -
                                                ========  ========  ========

    The accompanying notes are an integral part of these consolidated financial statements.

                                         6PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                                1997      1996        1995
    ------------------------------------------------------------------------

    Common Stock, $.01 Par Value
      Balance at beginning of year           $     98   $     81    $      -
      Capitalization of Company                     -          -          65
      Net proceeds from issuance of
        Company common stock (Note 7)               -         17          16
      Stock issuable to Thermo Instrument
        for acquisition of the Labsystems OY
        and Hybaid divisions of LSI (Note 2)       13          -           -
                                             --------   --------    --------
      Balance at end of year                      111         98          81
                                             --------   --------    --------

    Capital in Excess of Par Value
      Balance at beginning of year             47,882     26,917           -
      Capitalization of Company                     -          -      12,015
      Net proceeds from issuance of
        Company common stock (Note 7)              21     20,765      14,902
      Tax benefit related to employees'
        and directors' stock plans                 90        200           -
      Stock issuable to Thermo Instrument
        for acquisition of the Labsystems OY
        and Hybaid divisions of LSI (Note 2)   16,855          -           -
                                             --------   --------    --------
      Balance at end of year                   64,848     47,882      26,917
                                             --------   --------    --------
    Retained Earnings
      Balance at beginning of year              1,707      2,143           -
      Net income (loss) after
        capitalization of Company               8,251       (436)      2,143
                                             --------   --------    --------
      Balance at end of year                    9,958      1,707       2,143
                                             --------   --------    --------
    Cumulative Translation Adjustment
      Balance at beginning of year              1,629          5           -
      Translation adjustment                   (8,694)     1,624           5
                                             --------   --------    --------
      Balance at end of year                   (7,065)     1,629           5
                                             --------   --------    --------
    Net Parent Company Investment
      Balance at beginning of year                  -          -      10,162
      Net income prior to
        capitalization of Company                   -          -         371
      Net transfer from parent company              -          -       1,547
      Capitalization of Company                     -          -     (12,080)
                                             --------   --------    --------
      Balance at end of year                        -          -           -
                                             --------   --------    --------
    Total Shareholders' Investment           $ 67,852   $ 51,316    $ 29,146
                                             ========   ========    ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                         7PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        The Company has three principal product lines: life sciences instrumentation, consumables, and information management systems. The Company's life sciences instrumentation and consumables are based on proprietary immunoassay, optical biosensor, polymerase chain reaction
    (PCR), liquid-handling, mass spectrometry, capillary electrophoresis
    (CE), and radiation measurement technologies. The Company's information management systems subsidiary designs, implements, and supports laboratory information management systems (LIMS) and chromatography data systems.

    Relationship With Thermo Instrument Systems Inc. and Thermo Electron Corporation
        The Company was incorporated in February 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc., at which time Thermo Instrument transferred to the Company the assets related to certain elements of its Thermo Separation Products Inc. CE product line, its Finnigan MAT Ltd. MALDI-TOF division, and its Eberline Instruments health physics instrumentation division in exchange for 6,500,000 shares of the Company's common stock. As of January 3, 1998, Thermo Instrument owned 7,799,000 shares of the Company's common stock, representing 70% of such stock outstanding. Such shares include the 1,300,000 shares issuable to Thermo Instrument in connection with the acquisition of the Labsystems OY and Hybaid divisions of LSI (Note 2). Thermo Instrument is an 82%-owned subsidiary of Thermo Electron Corporation. As of January 3, 1998, Thermo Electron owned 788,967 shares of the Company's common stock, representing 7% of such stock outstanding.

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1997, 1996, and 1995 are for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, respectively. Fiscal year 1997 included 53 weeks; 1996 and 1995 each included 52 weeks.

    Revenue Recognition
        The Company recognizes revenue upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes revenue from service contracts over the respective terms of the contracts. Information management systems revenue is recognized upon execution of the license agreement and delivery of the software when any ongoing service commitments are not critical to the functionality of the software; otherwise revenue on both the service and software components is recognized based on long-term contract accounting. Revenue from software

                                         8PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    maintenance contracts, including amounts bundled in initial software licenses, is recognized ratably over the term of the contract. Deferred revenue in the accompanying 1997 balance sheet consists of unearned revenue on service contracts and maintenance contracts, which will be recognized within one year.

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

    Earnings (Loss) per Share
        During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share" (Note 9). As a result, all previously reported earnings per share have been restated; however, basic and diluted loss per share equal the Company's previously reported loss per share for 1996. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the conversion of convertible obligations and the elimination of the related interest

                                         9PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    expense, and the exercise of stock options, as well as their related income tax effects. For periods prior to the Company's February 1995 capitalization, shares issued in connection with such capitalization have been shown as outstanding for purposes of computing earnings per share.

    Cash and Cash Equivalents
        At year-end 1997 and 1996, $10,158,000 and $39,649,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, commercial paper, U.S. government-agency securities, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

    Inventories
        Inventories are stated at the lower of cost (on a weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:
    (In thousands)                                         1997        1996
    -----------------------------------------------------------------------
    Raw materials and supplies                          $10,379     $ 7,473
    Work in process                                       2,958       1,064
    Finished goods                                       10,568       6,055
                                                        -------     -------
                                                        $23,905     $14,592
                                                        =======     =======

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 15 to 25 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                         1997        1996
    -----------------------------------------------------------------------
    Land                                                $   285     $   285
    Buildings                                             3,359       2,603
    Machinery, equipment, and leasehold improvements     20,274       9,241
                                                        -------     -------
                                                         23,918      12,129
    Less: Accumulated depreciation and amortization      10,094       6,582
                                                        -------     -------
                                                        $13,824     $ 5,547
                                                        =======     =======
                                        10PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Other Assets
        Other assets in the accompanying balance sheet primarily represents the cost of acquired product technology and capitalized software associated with the 1996 acquisition of the Affinity Sensors and LabSystems divisions of Fisons and the 1997 acquisition of the Hybaid division of LSI (Note 2). These assets are being amortized using the straight-line method over their estimated useful lives of 8 years. These assets were $2,545,000 and $2,997,000, net of accumulated amortization of $557,000 and $295,000, at year-end 1997 and 1996, respectively.

    Cost in Excess of Net Assets of Acquired Companies
        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $3,157,000 and $1,010,000 at year-end 1997 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

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

    Forward Contracts
        The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars, British pounds sterling, and German deutsche marks. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

    Fair Value of Financial Instruments
        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, due from parent company and

                                        11PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    affiliated companies, accounts payable, payable to parent company, a subordinated convertible note, and forward foreign exchange contracts. The carrying amounts of these financial instruments, with the exception of the payable to parent company, subordinated convertible note, and forward foreign exchange contracts, approximate fair value due to their short-term nature. See Note 6 for fair value information pertaining to the Company's payable to parent company and subordinated convertible note.
        The Company had forward foreign exchange contracts of $1,543,000 and $212,000 outstanding at year-end 1997 and 1996, respectively. The fair value of such contracts is the estimated amount that the Company would receive upon termination of the contract, taking into account the change in foreign exchange rates. The fair value of the Company's forward foreign exchange contracts receivable was $3,000 and $11,000 at year-end 1997 and 1996, respectively.

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

    Presentation
        Certain amounts in 1996 have been reclassified to conform to the presentation in the 1997 financial statements.

    2.  Acquisitions

    1997
        In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of Life Sciences International PLC (LSI), a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. On May 6, 1997, the Company agreed to acquire Labsystems OY and Hybaid, which comprised the Biosystems Group of LSI, from Thermo Instrument. Labsystems OY, based in Finland, manufactures microplate-based immunoassay instruments and liquid-handling equipment. Hybaid, based in the U.K., manufactures thermal cyclers and consumables for DNA amplification. The aggregate purchase price for Labsystems OY and Hybaid is approximately $102,451,000, which consists of: a) approximately $91,500,000 for the net operating assets of the acquired businesses plus b) $11,000,000 for an equivalent amount of cash held by the acquired businesses. The purchase price for the net operating assets represents the sum of an estimate of the net book value, exclusive of cash, of the businesses as of the date that Thermo Instrument acquired LSI, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with

                                        12PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Acquisitions (continued)

    its acquisition of LSI, based on the aggregate 1996 revenues of Labsystems OY and Hybaid relative to LSI's 1996 consolidated revenues. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by Staff Accounting Bulletin 55 (Topic 1:B). The purchase price was subject to a post-closing adjustment based on final determination of the net book value, exclusive of cash, of the acquired businesses and a final calculation of Thermo Instrument's total cost in excess of net assets acquired associated with the acquisition of LSI. The Company and Thermo Instrument have finalized the post-closing adjustment, which will be a cash refund of approximately $5.1 million, expected to be received during the first quarter of 1998. Such amount is included in due from parent company and affiliated companies in the accompanying 1997 balance sheet.
        Of the $102,451,000 aggregate purchase price, the Company paid approximately $35,583,000 in cash to Thermo Instrument in June 1997, has debt to Thermo Instrument of $50,000,000, and will issue to Thermo Instrument 1,300,000 shares of Company common stock, valued at approximately $16,868,000, or $12.98 per share, representing the five-day average (April 28, 1997 through May 2, 1997) for the period preceding the date the transaction was approved by the Company's and Thermo Instrument's respective boards of directors. The Company believes that this five-day average is appropriate as it most closely represents the value of Company common stock on the date the Company became obligated to transfer such shares to Thermo Instrument. The $50,000,000 debt component of the purchase price, which bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, is due on July 15, 1999. Issuance of the common stock component of the purchase price will occur immediately after the listing upon the American Stock Exchange of the 1,300,000 shares of Company common stock issuable to Thermo Instrument, which will require approval by the Company's shareholders. Because Thermo Instrument is the Company's majority shareholder and intends to vote its shares in favor of such listing, the approval is assured.
        Because the Company, Labsystems OY, and Hybaid were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying 1997 financial statements include the results of Labsystems OY and Hybaid from March 12, 1997, the date these businesses were acquired by Thermo Instrument, and the shares issuable subject to shareholder vote have been deemed outstanding from that date and are therefore included in the computation of earnings per share.
        In July 1997, the Company agreed to acquire Labsystems Japan from Thermo Instrument for approximately $5,900,000 in cash. Labsystems Japan was acquired by Thermo Instrument as part of its acquisition of LSI. The purchase price for Labsystems Japan was determined in a manner similar to that for Labsystems OY and Hybaid. Subsequent to the initial determination of the purchase price, the Company assumed certain additional trade payables totaling approximately $4.4 million, which resulted in a corresponding decrease in the purchase price. Of the

                                        13PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Acquisitions (continued)

    $4.4 million purchase price adjustment, $0.4 million was received in 1997 and the remainder is included in due from parent company and affiliated companies in the accompanying 1997 balance sheet. The Company expects that such adjustment will be received during the first quarter of 1998. Labsystems Japan distributes products manufactured by Labsystems OY and other LSI companies. The acquisition of Labsystems Japan has been treated for accounting purposes in a manner similar to the acquisition of Labsystems OY and Hybaid. Accordingly, the accompanying 1997 financial statements include the results of Labsystems Japan from March 12, 1997.

    1996
        In February 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of the Dynex Technologies division of Dynatech Corporation for $43,191,000 in cash. During 1997, the Company negotiated a post-closing adjustment in accordance with the terms of the purchase agreement, resulting in a refund of $955,000 that has been recorded as a reduction to cost in excess of net assets of acquired companies. Dynex designs, manufactures, and markets products used in the immunoassay segment of the bioinstrumentation market. This acquisition has been accounted for using the purchase method of accounting, and Dynex's results have been included in the accompanying financial statements from the date of acquisition.
        On March 29, 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons, a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. In July 1996, the Company acquired from Thermo Instrument two businesses formerly part of Fisons, Affinity Sensors and LabSystems, for an aggregate purchase price of $9,000,000 in cash. The purchase price for Affinity Sensors and LabSystems represents the sum of the net tangible book value of those businesses on March 29, 1996, plus a percentage of Thermo Instrument's intangible assets associated with its acquisition of the Fisons businesses, based on the aggregate 1994 and 1995 revenues of the acquired businesses relative to the aggregate 1994 and 1995 revenues of the Fisons businesses. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by Staff Accounting Bulletin 55 (Topic 1:B). Affinity Sensors supplies biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities, and medical research institutes. LabSystems designs, implements, and supports laboratory information management systems and chromatography data systems used in research and development, quality assurance and control, and processing plants. Because the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the results of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. The acquired assets of Affinity Sensors and LabSystems included certain technologies for which technological feasibility had not been established at the acquisition date and which

                                        14PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Acquisitions (continued)

    had no alternative future use. In connection with the acquisitions, the Company wrote off such technology in the amount of $3,500,000, which represents the portion of the purchase price allocated to technology in development at the acquired businesses, based on estimated replacement cost.

        The aggregate cost of Labsystems OY, Hybaid, and Dynex exceeded the estimated fair value of the acquired net assets by $103,363,000, which is being amortized over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.
        Based on unaudited data, the following table presents selected financial information for the Company, the Labsystems OY and Hybaid divisions of LSI, Dynex, and the Affinity Sensors and LabSystems divisions of Fisons on a pro forma basis, assuming that the Company and the Labsystems OY and Hybaid divisions of LSI had been combined since the beginning of 1996 and assuming the Company, Dynex, and the Affinity Sensors and Labsystems divisions of Fisons had been combined since the beginning of 1995.

    (In thousands except per share amounts)    1997        1996        1995
    -----------------------------------------------------------------------
    Revenues                               $150,590    $143,396     $80,803
    Net income (loss)                         4,699      (7,759)        822
    Basic and diluted earnings
      (loss) per share                          .42        (.79)        .11

        The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of the Labsystems OY and Hybaid divisions of LSI been made at the beginning of 1996, or the acquisitions of Dynex and the Affinity Sensors and LabSystems divisions of Fisons been made at the beginning of 1995.
        In connection with the acquisition of the Labsystems OY and Hybaid divisions of LSI, the Company is in the process of restructuring the acquired businesses. This restructuring is expected to primarily include reductions in staffing levels and, to a lesser extent, costs for termination of certain joint venture arrangements. In accordance with the requirements of EITF 95-3, as part of the cost of the acquisition, the Company has established reserves of approximately $3,720,000, of which the Company expended $1,052,000 during 1997, primarily for severance payments. Unresolved matters at year-end 1997 included completing planned severances and termination of joint ventures. In accordance with EITF 95-3, finalization of the Company's plan for restructuring the acquired businesses will occur within one year from the date of the acquisition. Any changes in estimates of these costs prior to such finalization will be recorded as adjustments to cost in excess of net assets of acquired companies.

                                        15PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Acquisitions (continued)

        In addition to the restructuring activities described above, during 1996 the Company had undertaken a restructuring in connection with its February 1996 acquisition of Dynex. The restructuring activities primarily included reductions of staffing, including manufacturing, sales and administrative personnel within the acquired business, and, to a lesser extent, abandonment of excess facilities. In connection with these restructuring activities, the Company established reserves of $2,259,000 in 1996. During 1996, the company expended $548,000 for severance and $367,000 for other exit costs, including lease payments on abandoned facilities. The Company finalized its restructuring plan for Dynex in 1996. During 1997, the Company expended $556,000 for these matters, which primarily represented severance, and reversed its remaining reserve of $788,000 with a corresponding decrease to cost in excess of net assets of acquired companies.

    3.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        The Company has two stock-based compensation plans for its key employees, directors, and others, adopted in 1995 and 1997, which permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been granted under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Options granted to date are immediately exercisable, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five- to ten-year period, depending on the term of the option, which generally ranges from seven to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in November 1995, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted to date under the stock-based compensation plan described above, except that the option term is five years and the transfer restrictions and repurchase rights generally lapse ratably over a four-year period. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Instrument and Thermo Electron.

                                        16PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Employee Benefit Plans (continued)

        A summary of the Company's stock option activity is as follows:

                             1997              1996              1995
                       ----------------  ----------------  ----------------
                               Weighted          Weighted          Weighted
                       Number   Average  Number   Average  Number   Average
    (Shares in             of  Exercise      of  Exercise      of  Exercise
    thousands)         Shares     Price  Shares     Price  Shares     Price
    ------------------------------------------------------------------------
    Options outstanding,
      beginning of year   717    $11.27      30    $10.00        -   $    -

        Granted           282     15.71     713     11.28       30    10.00
        Exercised          (2)    10.38       -         -        -        -
        Forfeited         (90)    13.60     (26)    10.00        -        -
                          ---               ---                ---
    Options outstanding,
      end of year         907    $12.42     717    $11.27       30   $10.00
                          ===    ======     ===    ======      ===   ======
    Options exercisable   907    $12.42     717    $11.27        -   $    -
                          ===    ======     ===    ======      ===   ======
    Options available
      for grant           291               183                 70
                          ===               ===                ===

        A summary of the status of the Company's stock options at January 3, 1998, is as follows:
                                        Options Outstanding and Exercisable
                                        -----------------------------------
                                                                   Weighted
                                                  Weighted Average  Average
                                         Number          Remaining Exercise
    Range of Exercise Prices             Shares   Contractual Life    Price
    ------------------------------------------------------------------------
    (Shares in thousands)
    $10.00 - $11.84                         392          9.4 years   $10.00
     11.85 -  13.69                         270          9.5 years    12.92
     13.70 -  15.53                         214          9.0 years    15.50
     15.54 -  17.38                          31          7.0 years    17.38
                                            ---
    $10.00 - $17.38                         907          9.3 years   $12.42
                                            ===

    Employee Stock Purchase Program
    -------------------------------
        Effective November 1, 1997, substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron, under which employees can purchase shares of the Company's and Thermo

                                        17PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Employee Benefit Plans (continued)

    Electron's common stock. Prior to November 1, 1997, the program was sponsored by Thermo Instrument and Thermo Electron. Under this program, the applicable shares of common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

    Pro Forma Stock-based Compensation Expense
        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1997, 1996, and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings (loss) per share would have been as follows:

    (In thousands except per share amounts)   1997        1996         1995
    ------------------------------------------------------------------------
    Net income (loss):
      As reported                           $8,251      $(436)       $2,514
      Pro forma                              7,818       (863)        2,477
    Basic earnings (loss) per share:
      As reported                              .76       (.05)          .33
      Pro forma                                .72       (.10)          .32
    Diluted earnings (loss) per share:
      As reported                              .70       (.05)          .33
      Pro forma                                .67       (.10)          .32

        Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
        The weighted average fair value per share of options granted was $6.73, $5.36, and $2.93 in 1997, 1996, and 1995, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                 1997       1996       1995
    ------------------------------------------------------------------------
    Volatility                                    28%        26%        26%
    Risk-free interest rate                      6.4%       6.2%       6.5%
    Expected life of options                6.4 years  8.1 years  3.5 years

                                        18PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

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

    401(k) Savings Plan
        Substantially all of the Company's full-time U.S. employees are eligible to participate in a 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $397,000, $285,000, and $128,000 in 1997, 1996, and 1995, respectively.
    4.  Income Taxes

        The components of income before provision for income taxes are as follows:

    (In thousands)                                 1997      1996      1995
    -----------------------------------------------------------------------
    Domestic                                    $12,645   $ 1,786   $ 3,828
    Foreign                                         248      (322)      360
                                                -------   -------   -------
                                                $12,893   $ 1,464   $ 4,188
                                                =======   =======   =======

        The components of the provision for income taxes are as follows:

    (In thousands)                                 1997      1996      1995
    -----------------------------------------------------------------------
    Currently payable:
      Federal                                    $3,589   $   487   $ 1,331
      State                                         530        93       284
      Foreign                                     1,470     1,310       119
                                                 ------   -------   -------
                                                  5,589     1,890     1,734
                                                 ------   -------   -------
    Net deferred (prepaid):
      Federal                                      (380)        8       (50)
      State                                         (81)        2       (10)
      Foreign                                      (486)        -         -
                                                 ------   -------   -------
                                                   (947)       10       (60)
                                                 ------   -------   -------
                                                 $4,642   $ 1,900   $ 1,674
                                                 ======   =======   =======

                                        19PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Income Taxes (continued)

        The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $90,000 and $200,000 of such benefits that have been allocated to capital in excess of par value in 1997 and 1996, respectively, resulting primarily from employee exercises of stock options in affiliated companies.
        The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

    (In thousands)                                1997      1996      1995
    ----------------------------------------------------------------------
    Provision for income taxes at
      statutory rate                            $4,384    $  498    $1,424
    Increases (decreases) resulting from:
      State income taxes, net of federal tax       296        63       181
      Net foreign losses not benefited and
        tax rate differential                       11       229        (7)
      Tax benefit of foreign sales corporation     (37)      (23)       (6)
      Write-off of acquired technology (Note 2)      -     1,190         -
      Amortization of cost in excess of net
        assets of acquired companies                 6         6         6
      Other, net                                   (18)      (63)       76
                                                ------    ------    ------
                                                $4,642    $1,900    $1,674
                                                ======    ======    ======

        Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

    (In thousands)                                 1997       1996
    --------------------------------------------------------------
    Prepaid income taxes:
      Reserves and accruals                      $6,817    $1,872
      Net operating loss                            609         -
      Inventory basis difference                    470       370
      Allowance for doubtful accounts               106        77
                                                 ------    ------
                                                  8,002     2,319
      Less: Valuation allowance                     609         -
                                                 ------    ------
                                                 $7,393    $2,319
                                                 ======    ======
    Deferred income taxes:
      Depreciation                               $  139    $  196
                                                 ======    ======

                                        20PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Income Taxes (continued)

        At year-end 1997, the Company had foreign net operating loss carryforwards of approximately $1,365,000 for which a valuation allowance has been established due to uncertainty surrounding their realizability. Of this amount, approximately $167,000 expires in 2002 and the remainder do not expire.
        A provision has not been made for U.S. or additional foreign taxes on $8,400,000 of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

    5.  Commitments and Contingency

    Operating Leases
        The Company leases portions of its office and operating facilities under various noncancellable operating lease arrangements that expire at various dates through 2016. The accompanying statement of operations includes expenses from operating leases of $1,949,000, $1,401,000, and $69,000 in 1997, 1996, and 1995, respectively. Future minimum payments due under noncancellable operating leases as of January 3, 1998, are $3,036,000 in 1998; $2,713,000 in 1999; $2,480,000 in 2000; $1,951,000 in
    2001; $1,332,000 in 2002; and $2,586,000 in 2003 and thereafter. Total future minimum lease payments are $14,098,000.

    Contingency
        As a result of the acquisition of Affinity Sensors, formerly part of the Fisons businesses acquired by Thermo Instrument (Note 2), the Company is a defendant in a dispute alleging patent infringement. In general, an owner of intellectual property can prevent others from using such property and is entitled to damages for unauthorized past usage. The Company is vigorously defending this matter, although the Company believes that it is entitled to indemnification for any losses on such matter by Rhone-Poulenc Rorer under the purchase agreement between Thermo Instrument and Rhone-Poulenc Rorer for the initial purchase of the Fisons businesses. Accordingly, the Company does not expect that this contingency will materially affect its future results of operations or financial position.

    6.  Related-party Transactions

    Corporate Services Agreement
        The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.0% of the Company's revenues in 1997 and 1996 and 1.20% of the Company's revenues in 1995. For these services, the Company was charged $1,395,000, $716,000, and $270,000 in 1997, 1996, and
    1995, respectively. Beginning in fiscal 1998, the Company will pay an

                                        21PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Related-party Transactions (continued)

    annual fee equal to 0.8% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

    Other Related-party Transactions
        The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of such products to affiliated companies totaled $14,034,000, $6,298,000, and $1,834,000 in 1997, 1996, and 1995, respectively. Purchases of products from affiliated companies totaled $372,000, $539,000, and $212,000 in 1997, 1996, and 1995, respectively.
        Prior to 1996, a majority-owned subsidiary of Thermo Instrument acted as a commission-based sales agent for certain of the Company's products. The Company paid $1,263,000 under this arrangement in 1995.
        In addition, a majority-owned subsidiary of Thermo Instrument assembles certain of the Company's products. For these services, the Company paid $632,000, $471,000, and $600,000 in 1997, 1996, and 1995,
    respectively.

    Operating Leases
        In addition to the operating leases discussed in Note 5, the Company leases certain manufacturing space from ThermoQuest Corporation, a majority-owned subsidiary of Thermo Instrument, as a tenant-at-will, subject to a six-month cancellation provision. The accompanying statement of operations includes expenses from this operating lease of $74,000, $105,000, and $105,000 in 1997, 1996, and 1995, respectively.

    Repurchase Agreement
        The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

    Short- and Long-term Obligations
        In May 1997, the Company agreed to purchase Labsystems OY and Hybaid from Thermo Instrument (Note 2). The purchase price for such businesses included $50,000,000 of debt, which bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, and which is due on July 15, 1999. The fair value of this debt approximates its carrying value due to its variable interest rate.

                                        22PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Related-party Transactions (continued)

        In July 1996, the Company issued to Thermo Instrument a $50,000,000 principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's common stock at $16.50 per share. The fair value of the subordinated convertible note was $62,500,000 at year-end 1997, primarily due to the market price of the Company's common stock exceeding the conversion price of the note, and approximated its carrying value at year-end 1996, primarily due to the quoted market price of the Company's common stock and prevailing market interest rates.
        In February 1996, the Company borrowed $30,000,000 from Thermo Electron pursuant to a promissory note due February 1997 and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This note was repaid in July 1996 with proceeds from the $50,000,000 subordinated convertible note issued to Thermo Instrument.

    7.  Common Stock

        In September and October 1996, the Company sold 1,670,000 shares of its common stock in an initial public offering at $14.00 per share for net proceeds of $20,782,000.
        In March 1995, the Company sold 700,000 shares of its common stock in a private placement at $10.00 per share for net proceeds of $6,530,000. In April 1995, the Company sold 901,500 shares of its common stock in a private placement for net proceeds of $8,388,000.
        At January 3, 1998, the Company had reserved 4,303,203 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the 4.875% subordinated convertible note.

    8.  Geographical Information and Significant Customer

        The following table shows data for the Company by geographical area.

    (In thousands)                               1997       1996        1995
    ------------------------------------------------------------------------
    Revenues:
      United States                          $ 55,474   $ 43,098    $ 17,741
      Finland                                  40,520          -           -
      United Kingdom                           39,927     27,817       4,793
      Other Europe                             24,496     11,228           -
      Asia                                     12,118      3,381           -
      Other                                       897          -           -
      Transfers among geographical areas (a)  (33,978)   (13,875)          -
                                             --------   --------    --------
                                             $139,454   $ 71,649    $ 22,534
                                             ========   ========    ========

                                        23PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Geographical Information and Significant Customer (continued)

    (In thousands)                               1997       1996        1995
    ------------------------------------------------------------------------
    Income before provision for income taxes:
      United States                          $  8,130   $  3,398    $  3,321
      Finland                                  11,199          -           -
      United Kingdom (b)                       (2,703)    (1,061)        360
      Other Europe                                906        621           -
      Asia                                        136        577           -
      Other                                       212          -           -
      Corporate and eliminations (c)           (2,291)    (1,478)       (312)
                                             --------   --------    --------
      Total operating income                   15,589      2,057       3,369
      Interest income (expense), net           (2,696)      (593)        819
                                             --------   --------    --------
                                             $ 12,893   $  1,464    $  4,188
                                             ========   ========    ========

    Identifiable assets:
      United States                          $ 67,856   $ 47,096    $ 29,022
      Finland                                  73,268          -           -
      United Kingdom                           34,734     27,720       3,885
      Other Europe                             12,824      6,467           -
      Asia                                      3,163      1,149           -
      Other                                       263          -           -
      Corporate (d)                            10,801     40,565           -
                                             --------   --------    --------
                                             $202,909   $122,997    $ 32,907
                                             ========   ========    ========

    Export revenues included in United States
      revenues above (e)                     $  3,282   $  3,432    $  2,741
                                             ========   ========    ========

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

        No customer accounted for 10% or more of the Company's total revenues in 1997 or 1996. U.S. government agencies accounted for 24% of the Company's total revenues in 1995.



                                        24PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    9.  Earnings (Loss) per Share

        Basic and diluted earnings (loss) per share were calculated as follows:

    (In thousands except per share amounts)     1997        1996        1995
    ------------------------------------------------------------------------
    Basic
    Net income (loss)                       $  8,251    $   (436)   $  2,514
                                            --------    --------    --------

    Weighted average shares                    9,772       8,542       7,694
    Shares issuable for acquisition of
      Labsystems OY and Hybaid (Note 2)        1,044           -           -
                                            --------    --------    --------
    Weighted average shares, as adjusted      10,816       8,542       7,694
                                            --------    --------    --------
    Basic earnings (loss) per share         $    .76    $   (.05)   $    .33
                                            ========    ========    ========

    Diluted
    Net income (loss)                       $  8,251    $   (436)   $  2,514
    Effect of:
      Convertible note                         1,560           -           -
                                            --------    --------    --------
    Income (loss) available to common
      shareholders, as adjusted             $  9,811    $   (436)   $  2,514
                                            --------    --------    --------

    Basic weighted average shares             10,816       8,542       7,694
    Effect of:
      Convertible note                         3,030           -           -
      Stock options                              105           -           -
                                            --------    --------    --------
    Weighted average shares, as adjusted      13,951       8,542       7,694
                                            --------    --------    --------

    Diluted earnings (loss) per share       $    .70    $   (.05)   $    .33
                                            ========    ========    ========

        The computation of diluted loss per share for 1996 excludes the effect of assuming the conversion of the Company's $50,000,000 principal amount 4.875% subordinated convertible note because the effect would be antidilutive.


                                        25PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                   Notes to Consolidated Financial Statements

    10. Unaudited Quarterly Information

    (In thousands except per share amounts)

    1997                           First(a)  Second       Third      Fourth
    -----------------------------------------------------------------------
    Revenues                     $24,464    $38,399     $35,855     $40,736
    Gross profit                  11,666     19,721      18,727      23,445
    Net income                     1,455      2,098       2,161       2,537
    Earnings per share:
      Basic                          .15        .19         .20         .23
      Diluted                        .14        .18         .18         .21


    1996                           First(b)  Second       Third      Fourth
    -----------------------------------------------------------------------
    Revenues                     $10,911    $18,871     $19,346     $22,521
    Gross profit                   4,195      9,481       9,573      10,593
    Net income (loss)             (3,114)       431         787       1,460
    Earnings (loss) per share:
      Basic                         (.38)       .05         .10         .15
      Diluted                       (.38)       .05         .09         .14

    (a) Reflects the acquisitions of Labsystems OY, Hybaid, and Labsystems Japan, effective March 1997, including the effect of treating as outstanding from March 1997 the 1,300,000 shares issuable to Thermo Instrument as part of the purchase price for Labsystems OY and Hybaid.
    (b) Reflects the acquisition of Dynex in February 1996, and the acquisition of Affinity Sensors and LabSystems, effective March 1996, including the associated write-off of $3,500,000 of acquired technology.



                                        26PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo BioAnalysis Corporation:

        We have audited the accompanying consolidated balance sheet of Thermo BioAnalysis Corporation (a Delaware corporation and 70%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of January 3, 1998, and December 28, 1996, and the related consolidated statements of operations, cash flows, and shareholders' investment for each of the three years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo BioAnalysis Corporation and subsidiaries as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.



                                                  Arthur Andersen LLP



    Boston, Massachusetts
    February 17, 1998


                                        27PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Conditions and Results of Operations under the heading "Forward-looking Statements."

    Overview

        The Company has three principal product lines: life sciences instrumentation, consumables, and information management systems. The Company's life sciences instrumentation and consumables are based on proprietary immunoassay, optical biosensor, polymerase chain reaction
    (PCR), liquid-handling, mass spectrometry, capillary electrophoresis
    (CE), and radiation detection technologies. The Company's information management systems subsidiary designs, implements, and supports laboratory information management systems (LIMS) and chromatography data systems.
        The Company's strategy is to develop and market a portfolio of instruments, consumables, and information management systems for biochemistry and other applications through the acquisition of complementary businesses and technologies and through research and development of innovative products. The Company was incorporated in February 1995. Since then, it acquired Dynex in February 1996, acquired Affinity Sensors and LabSystems, effective March 29, 1996, and agreed to acquire Labsystems OY, Hybaid, and Labsystems Japan, effective March 12, 1997 (Note 2).
        Approximately 63%, 45%, and 33% of the Company's revenues in 1997, 1996, and 1995, respectively, were derived from sales of products and services outside the U.S., through export sales and sales by the Company's foreign operations. During 1997, the Company's sales to Asia were approximately 16% of total revenues, primarily to Japan, China, and Singapore. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia could be adversely affected by the unstable economic conditions in Asia.
        The Company anticipates that a significant portion of its revenues will be from sales to customers outside the U.S. As a result, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations. The Company may use forward contracts to reduce its exposure to currency fluctuations.

                                        28PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Results of Operations

    1997 Compared With 1996
        Revenues increased to $139.5 million in 1997 from $71.6 million in 1996. Revenues increased $69.5 million due to acquisitions. In addition, revenues at the Company's LIMS and CE businesses increased $3.1 million primarily due to new-product introductions and sales generated at four direct sales and service offices established in the second quarter of 1997. These increases were offset in part by a decrease in revenues at the Company's health physics instrumentation division, due to weakness in U.S. Department of Energy and nuclear power plant spending, and, to a lesser extent, a $1.2 million decrease due to the unfavorable effects of currency translation as a result of the strengthening of the U.S. dollar relative to foreign currencies in countries in which the Company operates.
        The gross profit margin increased to 53% in 1997 from 47% in 1996, primarily due to the inclusion of higher-margin revenues from the recently acquired liquid-handling business and, to a lesser extent, the inclusion of higher-margin revenues from the Company's LIMS business, acquired effective March 29, 1996, for the full year in 1997. These increases were offset in part by the inclusion of lower-margin revenues from the recently acquired PCR business.
        Selling, general, and administrative expenses as a percentage of revenues increased to 33% in 1997 from 29% in 1996. The increase was primarily due to the impact of higher costs at the recently acquired liquid-handling and PCR businesses, as well as an increase in costs in the LIMS business as a result of the opening of four direct sales and service offices in the second quarter of 1997. In addition, the Company incurred $0.7 million of severance and related costs related to reductions in personnel in 1997. Research and development expenses increased to $11.7 million in 1997 from $7.3 million in 1996, primarily due to acquisitions.
        During 1996, the Company wrote off $3.5 million of acquired technology in connection with the acquisitions of the U.K.-based LIMS and optical biosensor businesses (Note 2).
        Interest income increased to $2.0 million in 1997 from $1.3 million in 1996, primarily due to interest income earned on invested proceeds from the Company's initial public offering of common stock in September and October 1996. Interest expense, related party, increased to $4.7 million in 1997 from $1.9 million in 1996, primarily due to interest expense on the $50.0 million debt payable to Thermo Instrument associated with the acquisition of Labsystems OY and Hybaid and the inclusion of a full year of interest for the $50.0 million principal amount subordinated convertible note issued to Thermo Instrument in July 1996, offset in part by the effect of the repayment in July 1996 of a $30.0 million promissory note issued to Thermo Electron in February 1996.
        The effective tax rate was 36% in 1997, compared with 38% in 1996, excluding the effect of the 1996 write-off of acquired technology associated with the acquisitions of the Company's U.K.-based LIMS and optical biosensor businesses, for which no tax benefit was recorded. These rates exceeded the statutory federal income tax rate primarily due

                                        29PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1997 Compared With 1996 (continued)
    to the impact of state income taxes. The effective tax rate decreased in 1997, primarily due to income from certain newly acquired foreign businesses, which are subject to lower tax rates.
        The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.
        The Company is presently assessing the effect that the year 2000 problem may have on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.

    1996 Compared With 1995
        Revenues increased to $71.6 million in 1996 from $22.5 million in 1995. An increase in revenues of $52.3 million due to acquisitions was offset in part by lower revenues at the Company's MALDI-TOF subsidiary due to increased competition and a change in distribution channels from commission-based sales agents to distributors. In addition, the Company believes that revenues at its health physics instrumentation division decreased primarily due to reduced spending at U.S. Department of Energy facilities as a result of the federal budgetary impasse.
        The gross profit margin increased to 47% in 1996 from 42% in 1995, primarily due to the inclusion of higher-margin revenues at the Company's LIMS and optical biosensor businesses and, to a lesser extent, at the Company's immunoassay business. These increases were offset in part by a decrease in margins at the Company's MALDI-TOF subsidiary, due to a change in distribution channels from commission-based sales agents to distributors, which resulted in reduced revenues.
        Selling, general, and administrative expenses as a percentage of revenues increased to 29% in 1996 from 21% in 1995, primarily due to higher costs as a percentage of revenues at the Company's recently acquired immunoassay business and, to a lesser extent, at the LIMS business. In mid-1996 the Company implemented a cost reduction plan at the immunoassay business, which is intended to reduce selling, general, and administrative expenses as a percentage of revenues primarily by decreasing staffing levels and, to a lesser extent, travel and other related costs. Research and development expenses increased to $7.3 million in 1996 from $1.3 million in 1995, primarily due to the inclusion of expenses at acquired businesses.


                                        30
PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
        During 1996, the Company wrote off $3.5 million of acquired technology in connection with the acquisitions of the U.K.-based LIMS and optical biosensor businesses (Note 2).
        Interest income in both periods primarily represents interest earned on invested proceeds from the Company's private placements of common stock in March and April 1995, and initial public offering of common stock in September and October 1996. Interest expense, related party, in 1996 represents interest associated with a $50.0 million principal amount subordinated convertible note issued to Thermo Instrument in July 1996 and, to a lesser extent, interest associated with a $30.0 million promissory note issued to Thermo Electron in February 1996, which was repaid in July 1996.
        The effective tax rate was 38% and 40% in 1996 and 1995, respectively, excluding the effect of the 1996 write-off of acquired technology associated with the acquisitions of the U.K.-based LIMS and optical biosensor businesses, for which no tax benefit has been recorded. These rates exceeded the statutory federal income tax rate primarily due to losses at foreign businesses for which no benefit could be recognized and the impact of state income taxes. The effective tax rate decreased in 1996 primarily due to income from certain newly acquired foreign companies, which are subject to lower tax rates.

    Liquidity and Capital Resources

        Consolidated working capital was $55.9 million as of January 3, 1998, compared with $59.8 million as of December 28, 1996. Included in working capital are cash and cash equivalents of $19.8 million as of January 3, 1998, compared with $45.5 million as of December 28, 1996. Of the Company's total cash and cash equivalents at January 3, 1998, $10.2 million was invested in a repurchase agreement with Thermo Electron (Note
    1). During 1997, $8.1 million of cash was provided by operating activities. An increase in accounts receivable used $6.9 million in cash, primarily as a result of an increase in shipments near the end of the year.
        Investing activities used $31.1 million in cash during 1997. In May 1997, the Company agreed to acquire Labsystems OY and Hybaid, which comprised the Biosystems Group of LSI, from Thermo Instrument for approximately $102.5 million, which consists of: a) approximately $91.5 million for the net operating assets of the acquired businesses plus b) $11.0 million for an equivalent amount of cash held by the acquired businesses. Of the $102.5 million aggregate purchase price, the Company paid $35.6 million in cash to Thermo Instrument in June 1997, has debt to Thermo Instrument of $50.0 million, and will issue to Thermo Instrument 1,300,000 shares of Company common stock valued at $16.9 million at the time of the May 1997 agreement to acquire Labsystems OY and Hybaid (Note
    2). The $50.0 million debt component of the purchase price, which bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, is due on July 15, 1999. The Company expects to receive a refund from Thermo Instrument of approximately $5.1 million relating to the purchase price for the

                                        31
PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources (continued)

    Biosystems Group, based on Thermo Instrument's final determination of the book value of the acquired net assets as well as its final determination of the cost in excess of net assets acquired. The Company expects that such refund will be received during the first quarter of 1998. In July 1997, the Company agreed to acquire Labsystems Japan for approximately $5.9 million in cash. The Company expects to receive an adjustment of approximately $4.0 million during the first quarter of 1998 relating to the purchase price of Labsystems Japan (Note 2). The Company expended $3.1 million for purchases of property, plant, and equipment during 1997, and expects to make additional capital expenditures of approximately $5 million during 1998.
        The Company has undertaken a restructuring of certain acquired businesses (Note 2). Amounts accrued for such activities total $2.7 million at January 3, 1998. The payments will primarily occur during 1998. The Company expects that such expenditures will not change materially from amounts accrued at January 3, 1998.
        The Company is considering acquiring the Clinical Products Group of LSI from Thermo Instrument. It is anticipated that the acquisition would be effected through the issuance of shares of Company common stock and/or cash. The purchase price, including the number of shares to be issued, if any, is currently under consideration. The transaction would be subject to several conditions, including determination of the purchase price, completion of due diligence, negotiation of a definitive agreement, and approval by the respective boards of directors of the Company and Thermo Instrument.
        Although the Company expects to have positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash for the possible acquisition of complementary businesses and technologies. The Company expects that it will finance these acquisitions, including the potential acquisition described above, through a combination of internal funds, additional debt or equity financing, and/or short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company has $50.0 million of debt to Thermo Instrument, due in July 1999, which it expects to pay through a combination of internal funds and additional debt or equity financing, although Thermo Instrument has agreed to require repayment only to the extent that the Company's resources permit. Accordingly, the Company believes that its existing cash and cash equivalents are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.




                                        32PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

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

                                        33PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                           Forward-looking Statements

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

        Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends, in part, on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering its products. No

                                        34PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                           Forward-looking Statements

    assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.
        The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others, nor breaching the technology licenses upon which components of the Company's products are based. The Company is aware of patents and patent applications belonging to competitors and other third parties, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees, or cease making and selling infringing products and pay damages for past infringement. In particular, the Company has been named as a defendant in a patent infringement lawsuit brought by Biacore AB and Biacore, Inc.
    (Biacore). The complaint alleges that the design of the cuvette used in the Company's optical biosensor system infringes a patent held by Biacore. The Company is also aware of patents held by another third party that may relate to the features of certain of the Company's MALDI-TOF mass spectrometers. The Company believes that revenues from products which allegedly used or related to features associated with these patents represented approximately 2.2% of the Company's total revenues in 1997; however, if Biacore were successful in enforcing any such patent, the Company believes that it is entitled to indemnification for losses in this matter by Rhone-Poulenc Rorer under the purchase agreement between Thermo Instrument and Rhone-Poulenc Rorer for the initial purchase of the Fisons businesses. In general, the holder of a patent who is successful in proving infringement by the Company would subject the Company to damages for past infringement and would enjoin the Company from manufacturing and selling products utilizing the features associated with such patent, which could have a material adverse effect on the Company's business and results of operations.
        The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

        Government Regulations; No Assurance of Regulatory Approval. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument will be used in human clinical

                                        35PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                           Forward-looking Statements

    or diagnostic applications, the manufacturer of that instrument must submit to the U.S. Food and Drug Administration (FDA), prior to commercial distribution of the instrument in the U.S., either a premarket notification (510(k)) or a premarket approval (PMA) application. The FDA uses a risk-based system to classify medical devices. Lower risk devices, in Class I and Class II, are generally subject to 510(k) premarket notification, in which the FDA determines that a device is safe and effective based on its "substantial equivalence" to a legally marketed product. Highest risk, Class III devices are subject to the premarket approval process, in which the FDA generally determines the safety and effectiveness of the device based on the submission of clinical data. The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications of its Microtiter(R) technology products, which are classified as Class I products. There can be no assurance that 510(k) clearance for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, if at all, that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that the FDA or certain corresponding state or international government agencies will permit marketing of the Company's products in their respective jurisdictions.
        As a result of the clinical applications of certain of the Company's Microtiter technology products, the Company is registered with the FDA as a medical device manufacturer. As such, the Company may be inspected on a routine basis by the FDA for compliance with the FDA's Good Manufacturing Practices and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing, and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters.
        The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations, or discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, recalls, injunctions or seizures of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, or even withdrawal of the product from the market, or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.
        International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties, and tax requirements. In order to continue to sell its products in Europe, the Company is required to maintain an ISO 9000 series registration, an internationally-recognized set of quality standards, and each of its products is required to obtain a CE Mark, evidence of compliance with European Union electronic safety requirements. Although the Company has an active program to comply with CE Mark requirements and an ISO 9000

                                        36PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                           Forward-looking Statements

    compliance program, there can be no assurance that the Company will be successful in maintaining its compliance with applicable certification requirements. Any violation of, and the cost of compliance with, these regulations or requirements could have a material adverse effect on the Company's business and results of operations.

        Uncertainty of Patient Reimbursement. The Federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement for diagnostic examinations. For example, deficit reduction measures have resulted in reimbursement rate reductions in the past and may result in further rate reductions in the future. According to third-party data, overall Medicare reimbursements were estimated to decline approximately 2.3% in 1996 from 1995. These policies may have the effect of limiting the availability or reimbursement for procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. Although the Company cannot predict what effect the policies of government entities and other third-party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse impact on the operations of the Company.

        Potential Product Liability. The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing, and sale of biomedical instruments and diagnostic products, and as such the Company may face substantial liability to patients for damages resulting from the faulty design or manufacture of its products. The Company currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

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

                                        37PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                           Forward-looking Statements

        Risks Associated With International Operations. International sales accounted for 63% of the Company's total revenues in 1997. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations. A portion of the Company's revenues is derived from sales in Asia. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia could be adversely affected by the unstable economic conditions there.

        Potential Impact of Year 2000 on Processing Date-sensitive Information. The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.
        The Company is presently assessing the effect that the year 2000 problem may have on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.

                                        38PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements

                         Selected Financial Information

    (In thousands except
    per share amounts)        1997(a)   1996(b)   1995(c)   1994      1993
    -----------------------------------------------------------------------
    Statement of
      Operations Data:
    Revenues              $139,454  $ 71,649  $ 22,534  $ 25,127  $ 24,479
    Net income (loss)        8,251      (436)    2,514     2,400     2,538
    Earnings (loss)
      per share:
        Basic                  .76      (.05)      .33       .37       .39
        Diluted                .70      (.05)      .33       .37       .39

    Balance Sheet Data:
    Working capital       $ 55,896  $ 59,750  $ 27,105  $  8,282  $  6,333
    Total assets           202,909   122,997    32,907    14,349    13,596
    Long-term obligations  100,204    50,000         -         -         -
    Shareholders'
      investment            67,852    51,316    29,146    10,162     8,332

    (a) Reflects the acquisitions of Labsystems OY, Hybaid, and Labsystems Japan effective March 1997, including the effect of treating as outstanding from March 1997 the 1,300,000 shares issuable to Thermo Instrument as part of the purchase price for Labsystems OY and Hybaid.
    (b) Reflects the net proceeds of the Company's initial public offering of common stock in September and October 1996, the acquisition of Dynex in February 1996, and the acquisition of Affinity Sensors and LabSystems effective March 1996, including the associated write-off of $3,500,000 of acquired technology.
    (c) Reflects the net proceeds of the Company's private placements of common stock in March 1995 and April 1995.





                                        39PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements


    Common Stock Market Information
        The Company's common stock is traded on the American Stock Exchange under the symbol TBA. The following table sets forth the high and low sale prices of the Company's common stock since September 18, 1996, the date the Company's common stock began trading on that exchange, as reported in the consolidated transaction reporting system.

                                          1997                 1996
                                   ------------------   ------------------
    Quarter                            High       Low      High       Low
    ----------------------------------------------------------------------
    First                           $14 1/8   $ 9 3/4   $     -   $     -
    Second                           16 1/8     9             -         -
    Third                            18 1/4    14 1/2    14        13 1/8
    Fourth                           20        16 5/8    14 5/8    12 1/2

        As of January 30, 1998, the Company had 86 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 30, 1998, was $17 1/2 per share.

    Shareholder Services
        Shareholders of Thermo BioAnalysis Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo BioAnalysis Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material will be available through Thermo Electron's Internet site (http://www.thermo.com/subsid/tba1.html).

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

                                        40PAGE

    Thermo BioAnalysis Corporation                  1997 Financial Statements


    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended January 3, 1998, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo BioAnalysis Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Monday, June 1, 1998, at 9:00 a.m., at the Hyatt Regency Hotel, Scottsdale, Arizona.








