Form 10-K, Exhibit 13
period 1999-01-02
THERMO BIOANALYSIS CORP /DE
filed 1999-03-19
CIK 1013547

Exhibit 13


















                         Thermo BioAnalysis Corporation

                        Consolidated Financial Statements

                                      1998



Thermo BioAnalysis Corporation                                                  1998 Financial Statements

                      Consolidated Statement of Operations

(In thousands except per share amounts)                                         1998      1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Revenues (includes $4,269, $16,667, and $6,298 to affiliated               $ 227,082  $201,998     $ 71,649
  companies; Notes 8 and 12)
                                                                           ---------  --------     --------

Costs and Operating Expenses:
  Cost of revenues (includes $2,134, $9,272, and $1,842 for                  112,677   102,826       37,807
    affiliated company revenues; Notes 8 and 10)
  Selling, general, and administrative expenses (Note 8)                      76,133    61,946       20,987
  Research and development expenses                                           15,559    14,057        7,298
  Restructuring costs (Note 10)                                                1,300         -            -
  Write-off of acquired technology (Note 2)                                        -         -        3,500
                                                                           ---------   -------     --------

                                                                             205,669   178,829       69,592
                                                                           ---------   -------     --------

Operating Income                                                              21,413    23,169        2,057

Interest Income                                                                4,254     2,431        1,280
Interest Expense (includes $6,651 and $7,624 to related party in              (7,903)   (7,725)      (1,873)
  1998 and 1997; Note 6)
Equity in Earnings of Unconsolidated Subsidiaries (Notes 3 and 10)             1,241         -            -
Other Income                                                                   1,150         -            -
                                                                           ---------   -------     --------

Income Before Provision for Income Taxes and Minority Interest                20,155    17,875        1,464
Provision for Income Taxes (Note 5)                                            8,155     6,535        1,900
Minority Interest Income                                                          (9)        -            -
                                                                           ---------   -------     --------

Net Income (Loss)                                                          $  12,009   $11,340     $   (436)
                                                                           =========   =======     ========

Earnings (Loss) per Share (Note 13)
  Basic                                                                    $     .74   $   .86     $   (.05)
                                                                           =========   =======     ========

  Diluted                                                                  $     .70   $   .79     $   (.05)
                                                                           =========   =======     ========

Weighted Average Shares (Note 13)
  Basic                                                                       16,124    13,232        8,542
                                                                           =========   =======     ========

  Diluted                                                                     19,309    16,367        8,542
                                                                           =========   =======     ========











The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                  1998 Financial Statements

                           Consolidated Balance Sheet
(In thousands)                                                                             1998       1997
------------------------------------------------------------------------------------- ---------- ----------

Assets
Current Assets:
  Cash and cash equivalents (includes $40,861 and $10,158 under                        $ 62,957   $ 39,704
    repurchase agreements with affiliated company)
  Accounts receivable, less allowances of $5,571 and $6,232                              54,718     47,210
  Inventories                                                                            42,044     38,635
  Prepaid income taxes (Note 5)                                                          11,459      8,484
  Prepaid expenses and other current assets                                               5,253      4,221
                                                                                       --------   --------

                                                                                        176,431    138,254
                                                                                       --------   --------

Property, Plant, and Equipment, at Cost, Net                                             25,493     22,967
                                                                                       --------   --------

Patents and Other Assets (Note 3)                                                        24,204      2,712
                                                                                       --------   --------

Cost in Excess of Net Assets of Acquired Companies (Note 2)                             175,153    158,506
                                                                                       --------   --------

                                                                                       $401,281   $322,439
                                                                                       ========   ========

Thermo BioAnalysis Corporation                                                  1998 Financial Statements

                     Consolidated Balance Sheet (continued)
(In thousands except share amounts)                                                        1998       1997
------------------------------------------------------------------------------------- ---------- ----------

Liabilities and Shareholders' Investment
Current Liabilities:
  Current maturities of long-term obligations (includes $50,000 due to                 $ 52,569   $      -
    parent company; Note 6)
  Borrowings under overdraft facilities (Note 6)                                         11,255      2,465
  Accounts payable                                                                       16,384     12,596
  Accrued payroll and employee benefits                                                   9,543      8,482
  Accrued income taxes                                                                   11,545      6,097
  Accrued acquisition expenses (Note 2)                                                   3,604      4,604
  Other accrued expenses                                                                 18,700     17,663
  Due to parent company and affiliated companies                                          4,756     35,846
                                                                                       --------   --------

                                                                                        128,356     87,753
                                                                                       --------   --------

Deferred Income Taxes (Note 5)                                                            1,679        139
                                                                                       --------   --------

Long-term Obligations (Note 6):
  Note payable to parent company                                                              -     50,000
  Subordinated convertible note, due to parent company                                   50,000     50,000
  Other                                                                                  10,181        204
                                                                                       --------  ---------

                                                                                         60,181    100,204
                                                                                       --------   --------

Minority Interest                                                                           460          -
                                                                                       --------   --------

Commitments and Contingency (Note 7)

Shareholders' Investment (Notes 2, 4, and 9):
  Common stock, $.01 par value, 25,000,000 shares authorized; 18,096,950                    181        141
    and 14,081,448 shares issued
  Capital in excess of par value                                                        200,736    131,483
  Retained earnings                                                                      20,595      9,633
  Treasury stock at cost, 550,522 shares                                                (10,064)         -
  Accumulated other comprehensive items                                                    (843)    (6,914)
                                                                                       --------   --------

                                                                                        210,605    134,343
                                                                                       --------   --------

                                                                                       $401,281   $322,439
                                                                                       ========   ========









The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                  1998 Financial Statements

                      Consolidated Statement of Cash Flows
(In thousands)                                                                  1998       1997       1996
-------------------------------------------------------------------------- ---------- ---------- ----------

Operating Activities
  Net income (loss)                                                         $ 12,009   $ 11,340   $   (436)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization                                           11,366      9,452      3,002
      Provision for losses on accounts receivable                                648        606        210
      Deferred income tax expense (benefit)                                      291       (948)        10
      Write-off of acquired technology (Note 2)                                    -          -      3,500
      Equity in earnings of unconsolidated subsidiaries (Note 3)              (1,241)         -          -
      Minority interest income                                                    (9)         -          -
      Other noncash items                                                      2,719         47         34
      Changes in current accounts, excluding the effects of
         acquisitions
         and disposition:
         Accounts receivable                                                   2,959    (11,330)    (2,091)
         Inventories                                                          (1,448)     1,970        548
         Other current assets                                                 (1,100)     2,065        817
         Accounts payable                                                     (4,495)       145      1,706
         Other current liabilities                                             2,352      3,394      1,323
                                                                            --------   --------   --------

           Net cash provided by operating activities                          24,051     16,741      8,623
                                                                            --------   --------   --------

Investing Activities
  Acquisitions, net of cash acquired (Note 2)                                (45,204)   (41,053)   (50,698)
  Cash acquired through acquisitions from Thermo Instrument in                     -     23,995          -
    1997 (Note 2)
  Adjustment to acquisition purchase price (Note 2)                            9,459        955          -
  Purchases of property, plant, and equipment                                 (7,746)    (4,535)    (1,476)
  Proceeds from sale of property, plant, and equipment                         2,556        665          -
  Other                                                                          (16)      (103)         -
                                                                            --------   --------   --------

           Net cash used in investing activities                             (40,951)   (20,076)   (52,174)
                                                                            --------   --------   --------

Financing Activities
  Net proceeds from issuance of Company common stock (Note 9)                 69,174         21     20,782
  Purchases of Company common stock                                          (10,054)         -          -
  Proceeds from issuance of subordinated convertible note to                       -          -     50,000
    parent company (Note 6)
  Proceeds from issuance of note payable to Thermo Electron                        -          -     30,000
(Note 2)
  Repayment of note payable to Thermo Electron (Note 2)                            -          -    (30,000)
  Repayment of debt to Thermo Instrument (Note 2)                            (37,861)         -          -
  Increase in bank overdraft facility, net                                     7,180      2,465          -
  Proceeds from long-term borrowings (Note 6)                                 11,409          -          -
  Repayment of long-term debt borrowings                                         (82)    (2,220)         -
  Other                                                                            -          -         58
                                                                            --------   --------   --------

           Net cash provided by financing activities                        $ 39,766   $    266   $ 70,840
                                                                            --------   --------   --------

Thermo BioAnalysis Corporation                                                  1998 Financial Statements

                Consolidated Statement of Cash Flows (continued)
(In thousands)                                                                    1998       1997       1996
---------------------------------------------------------------------------- ---------- ---------- ----------

Exchange Rate Effect on Cash                                                  $    387   $ (2,703)  $    440
                                                                              --------   --------   --------

Increase (Decrease) in Cash and Cash Equivalents                                23,253     (5,772)    27,729
Cash and Cash Equivalents at Beginning of Year                                  39,704     45,476     17,747
                                                                              --------   --------   --------

Cash and Cash Equivalents at End of Year                                      $ 62,957   $ 39,704   $ 45,476
                                                                              ========   ========   ========

Cash Paid For
  Interest                                                                    $  6,888   $  7,736   $  1,848
  Income taxes                                                                $  3,054   $  5,619   $    612

Noncash Activities (Note 2)
  Fair value of assets of acquired companies, including cash                  $ 59,406   $242,374   $ 68,356
    acquired of $1,278 and $23,995 in 1998 and 1997
  Cash paid for acquired companies                                             (46,482)   (41,053)   (52,191)
  Issuance of Company common stock for acquired companies                            -    (83,533)         -
  Promissory note payable to parent company for acquired companies                   -    (50,000)         -
  Debt payable to parent company for acquired companies                              -    (37,861)         -
  Adjustments to purchase price due from parent company for                          -      9,075          -
    acquired companies
                                                                              --------   --------   --------

    Liabilities assumed of acquired companies                                 $ 12,924   $ 39,002   $ 16,165
                                                                              ========   ========   ========

























The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                  1998 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment
(In thousands)                                                                   1998       1997       1996
--------------------------------------------------------------------------- ---------- ---------- ----------

Comprehensive Income
Net Income (Loss)                                                            $ 12,009   $ 11,340   $   (436)
                                                                             --------   --------   --------

Other Comprehensive Items:
  Foreign currency translation adjustment                                       6,071     (8,543)     1,624
                                                                             --------   --------   --------

                                                                             $ 18,080   $  2,797   $  1,188
                                                                             ========   ========   ========

Shareholders' Investment
Common Stock, $.01 Par Value:
  Balance at beginning of year                                               $    141   $     98   $     81
  Net proceeds from issuance of Company common stock (Note 9)                      40          -         17
  Issuance of Company common stock for the acquisition of the                       -         43          -
    Biosystems Group and the Clinical Products Group of LSI (Note 2)
                                                                             --------   --------   --------

  Balance at end of year                                                          181        141         98
                                                                             --------   --------   --------

Capital in Excess of Par Value:
  Balance at beginning of year                                                131,483     47,882     26,917
  Net proceeds from issuance of Company common stock (Note 9)                  68,988          -     20,765
  Issuance of Company common stock under employees' and directors' stock          156         21          -
  plans
  Tax benefit related to employees' and directors' stock plans                    109         90        200
  Issuance of Company common stock for the acquisition of the                       -     83,490          -
    Biosystems Group and the Clinical Products Group of LSI (Note 2)
                                                                             --------   --------   --------

  Balance at end of year                                                      200,736    131,483     47,882
                                                                             --------   --------   --------

Retained Earnings:
  Balance at beginning of year                                                  9,633      1,707      2,143
  Net income (loss)                                                            12,009     11,340       (436)
  Deemed distribution to parent company for the acquisition of                 (1,047)    (3,414)         -
    the Clinical Products Group of LSI (Note 2)
                                                                             --------   --------   --------

  Balance at end of year                                                       20,595      9,633      1,707
                                                                             --------   --------   --------

Treasury Stock:
  Balance at beginning of year                                                      -          -          -
  Activity under employees' and directors' stock plans                            (10)         -          -
  Purchases of Company common stock                                           (10,054)         -          -
                                                                             --------   --------   --------

  Balance at end of year                                                      (10,064)         -          -
                                                                             --------   --------   --------

Accumulated Other Comprehensive Items:
  Balance at beginning of year                                                 (6,914)     1,629          5
  Other comprehensive items                                                     6,071     (8,543)     1,624
                                                                             --------   --------   --------

  Balance at end of year                                                         (843)    (6,914)     1,629
                                                                             --------   --------   --------

                                                                             $210,605   $134,343   $ 51,316
                                                                             ========   ========   ========




The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                  1998 Financial Statements

                   Notes to Consolidated Financial Statements
1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo BioAnalysis Corporation (the Company) operates in three business segments: Biomolecular Instruments and Consumables, Clinical Equipment and
Supplies, and Information Management Systems. The Company's Bimolecular
Instruments and Consumables segment designs, manufactures, and markets products for immunoassay testing as well as a variety of proprietary products based on emerging technologies, including optical biosensor, polymerase chain reaction for DNA amplification, MALDI-TOF mass spectrometry, and capillary electrophoresis. The Company's Clinical Equipment and Supplies segment designs, manufactures, and markets clinical equipment and consumables, including cytology, histology, and pathology equipment and consumables; consumables for blood gas and ion-selective electrolyte analyzers; chemical reagents and accessories; and rapid diagnostic tests for use in physician offices. The
Company's Information Management Systems segment designs, develops, and supports laboratory information management systems and chromatography data systems, which are designed to facilitate the monitoring and analysis of samples and the organization and storage of data throughout the laboratory or clinical life cycle.

Relationship With Thermo Instrument Systems Inc. and Thermo Electron Corporation
      The Company was incorporated in February 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. At January 2, 1999, Thermo Instrument owned
10,874,593 shares of the Company's common stock, representing 62% of such stock outstanding. Thermo Instrument is an 85%-owned subsidiary of Thermo Electron
Corporation. At January 2, 1999, Thermo Electron owned 3,815,837 shares of the
Company's common stock, representing 22% of such stock outstanding.

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company and its majority and wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.
      The Company accounts for investments in joint ventures in which it owns between 20% and 50% using the equity method. Under the equity method, the Company records its initial investment in each joint venture at cost, and adjusts the carrying value of the investment to recognize its proportionate share of the joint venture's earnings or losses. In July 1998, the Company contributed a business to a joint venture with Thermo Instrument and, as a result, the business was no longer consolidated in the Company's financial statements after that time (Note 3).

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1998, 1997, and 1996 are for the fiscal years ended January 2, 1999, January 3, 1998, and December 28, 1996, respectively. Fiscal years 1998 and 1996 each included 52 weeks; fiscal year 1997 included 53 weeks.

Revenue Recognition
      The Company recognizes revenue upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes revenue from service contracts over the respective terms of the contracts. In accordance with Statement of Position No.
97-2, "Software Revenue Recognition," revenue from information management systems is recognized upon execution of the license agreement and delivery of the software when any ongoing service commitments are not critical to the functionality of the software; otherwise revenue on both the service and software components is recognized using the percentage-of-completion method.
Revenues recorded under the percentage-of-completion method were $6,599,000 and $408,000 in 1998 and 1997, respectively. Revenue from software maintenance contracts, including amounts bundled in initial software licenses, is recognized ratably over the term of the contract. Revenues related to collaborative research agreements are recognized when the related services are performed and the research expenses are incurred.

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Software Development Costs
      In accordance with Statement of Financial Accounting Standards (SFAS) No.
86, "Accounting for the Costs of Computer Software to be Sold, Leased, or
Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established. The Company believes that, under its current process for developing software, the software is essentially completed concurrently with the establishment of technological feasibility.
Accordingly, no software development costs have been capitalized except for software recorded in connection with an acquisition (see "Patents and other assets").

Stock-based Compensation Plans
      The Company applies Accounting Principles Board Opinion (APB) No. 25,
"Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

Income Taxes
      In the periods prior to its initial public offering, the Company was included in Thermo Electron's consolidated federal and certain state income tax returns. Subsequent to the Company's initial public offering in September 1996, Thermo Instrument's and Thermo Electron's combined equity ownership of the Company was reduced below 80%. As a result, the Company was required to file its own federal income tax return until the fourth quarter of 1998, at which time
Thermo Instrument's and Thermo Electron's combined equity ownership again exceeded 80%. As a result, the Company and Thermo Instrument will be included in Thermo Electron's consolidated tax return as provided for under a tax allocation agreement between the Company and Thermo Instrument. This agreement provides that, in years that the Company has taxable income, the Company will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns.
      In accordance with SFAS No. 109, "Accounting for Income Taxes," the
Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

Earnings (Loss) per Share
      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the conversion of the Company's convertible obligation and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

Cash and Cash Equivalents
      At year-end 1998 and 1997, $40,339,000 and $10,158,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite
Rate plus 25 basis points, set at the beginning of each quarter.
      At year-end 1998, $522,000 of the Company's cash equivalents, denominated in Dutch guilders, were invested in a repurchase agreement with a wholly owned subsidiary of Thermo Electron. Under this agreement, the Company in effect lends excess cash to the subsidiary, which Thermo Electron collateralizes with investments principally

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on Netherlands market rates, set at the beginning of each month.
      The Company, along with other subsidiaries of Thermo Electron, participates in a notional pool arrangement with Barclays Bank, which includes a $71,017,000 credit facility. The Company has access to $9,774,000 under this credit facility. Only U.K.-based subsidiaries of Thermo Electron participate in this arrangement. Under this arrangement, Barclays notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. At year-end 1998 and 1997, the Company had a positive cash balance of $3,410,000 and a negative cash balance of $2,465,000, respectively, under this arrangement. The negative cash balance at year-end 1997 carried a weighted average interest rate of 7.2% and is included in borrowings under overdraft facilities in the accompanying balance sheet.
      At year-end 1998 and 1997, the Company's cash equivalents also include cash held in accounts in foreign countries and certificates of deposits, which mature in three months or less. Cash equivalents are carried at cost, which approximates market value.

Inventories
      Inventories are stated at the lower of cost (on a weighted average basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are:

(In thousands)                                                                              1998      1997
---------------------------------------------------------------------------------------- -------- ---------

Raw Materials and Supplies                                                               $11,370  $ 12,818
Work in Process                                                                            3,532     3,238
Finished Goods                                                                            27,142    22,579
                                                                                         -------  --------

                                                                                         $42,044  $ 38,635
                                                                                         =======  ========

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 30 years;
machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of:

(In thousands)                                                                              1998      1997
---------------------------------------------------------------------------------------- -------- ---------

Land                                                                                     $   327  $    602
Buildings                                                                                  3,890     6,659
Machinery, Equipment, and Leasehold Improvements                                          32,738    27,144
                                                                                         -------  --------

                                                                                          36,955    34,405
Less:  Accumulated Depreciation and Amortization                                          11,462    11,438
                                                                                         -------  --------

                                                                                         $25,493  $ 22,967
                                                                                         =======  ========

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Patents and Other Assets
      Patents and other assets in the accompanying balance sheet includes the costs of acquired patents, technology, software, and other specifically identifiable intangible assets. These assets are amortized using the straight-line method over their estimated useful lives, which range from 4 to 17 years. These assets were $17,410,000 and $2,545,000, net of accumulated amortization of $1,091,000 and $557,000, at year-end 1998 and 1997, respectively, and increased in 1998, primarily as a result of patents acquired as part of the purchase of BioStar, Inc. (Note 2). Other assets also include investments in joint ventures accounted for under the equity method (Note 3).

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 20 to 40 years. Accumulated amortization was $8,418,000 and $4,466,000 at year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign
Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment.
Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for 1997 and 1996. In 1998, the Company recorded a foreign currency translation gain of $1,150,000 arising from the repayment of certain foreign subsidiaries' intercompany borrowings denominated in U.S. dollars. The gain is included in other income in the accompanying statement of operations.

Comprehensive Income
      During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "Other comprehensive items," which represents foreign currency translation adjustments, reported as a component of shareholders' investment in the accompanying balance sheet. At year-end 1998 and 1997, the balance of accumulated other comprehensive items represents the Company's cumulative translation adjustment.

Forward Contracts
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in U.S. dollars and British pounds sterling. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

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

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Presentation
      Certain amounts in 1997 and 1996 have been reclassified to conform to the presentation in the 1998 financial statements.

2.    Acquisitions

Acquisitions Effective in 1998
      In December 1998, the Company's Hybaid GmbH subsidiary acquired the capital stock of Angewandte Gentechnologie Systeme GmbH (AGS), a German manufacturer of molecular biology reagents for the life sciences research market, for $1.9 million in cash, subject to a post-closing adjustment. To date, no information has been gathered that would cause the Company to believe that the post-closing adjustment will be material.
      In November 1998, the Company acquired substantially all of the assets of BioStar for $27.9 million in cash and the assumption of certain liabilities.
BioStar develops, manufactures, and markets point-of-care rapid immunoassay test kits for detecting various medical conditions.
      In August 1998, the Company acquired the stock of Trace Scientific Limited for $7.3 million in cash and the repayment of $2.2 million in debt. Trace, based in Melbourne, Australia, markets a wide variety of chemical reagents used for diagnostic tests in clinical laboratories and supplies a range of products used by cell biologists in the pharmaceutical industry and in academia. Trace has operations in Australia, New Zealand, and the U.S.
      In May 1998, the Company acquired all of the outstanding stock of Data
Medical Associates, Inc. (DMA), which develops, manufactures, and distributes chemistry reagents and related accessories for clinical chemistry tests, for $5.2 million in cash and the repayment of $0.5 million of debt. Accounts receivable in the accompanying 1998 balance sheet includes $0.7 million related to a purchase price adjustment for the acquisition of DMA, which was received subsequent to year-end.
      In addition, in June 1998, the Company completed another acquisition for $0.9 million in cash and in September 1998, purchased an additional 35% interest in the Company's joint venture in Shanghai, China, for $0.6 million in cash.
This additional investment increased the Company's ownership to 67.5% and, as a result, the results of the joint venture have been consolidated with the results of the Company, effective September 1998.
      These acquisitions have been accounted for using the purchase method of accounting, and their results have been included in the accompanying financial statements from the respective dates of acquisition.

Acquisitions Effective in 1997
      In March 1997, Thermo Instrument acquired Life Sciences International PLC
(LSI), a London Stock Exchange-listed company. In May 1998, the Company agreed to acquire the Clinical Products Group of LSI, which is comprised of Shandon
Inc. and its related businesses, including ALKO Diagnostic Corporation, from Thermo Instrument. The Clinical Products Group provides equipment and consumables for cytology, histology, and pathology applications. It also supplies consumables for blood gas and ion-selective electrolyte analyzers. The net purchase price for the Clinical Products Group was $66.7 million, which represents the sum of the net book value, exclusive of cash, of the businesses as of April 4, 1998, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the 1996 revenues of the Clinical Products Group relative to LSI's 1996 consolidated revenues. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by Securities and Exchange Commission Staff Accounting Bulletin 55 (SAB) (Topic 1:B).
      The net purchase price for the Clinical Products Group was comprised of 3,007,930 shares of Company common stock valued at $22.16 per share, which represents the five-day average for the period preceding the date the parties reached agreement in principle on the material terms of the transaction.
Following approval of the Company's shareholders, the shares for the purchase of the Clinical Products Group were issued in October 1998. In addition to the shares of Company common stock issued to Thermo Instrument, the Company assumed
$37.9 million of existing

2.    Acquisitions (continued)

indebtedness owed by the Clinical Products Group to Thermo Instrument, making the gross purchase price $104.5 million. This amount includes $12.0 million for an equivalent amount of cash acquired. The existing indebtedness owed to Thermo
Instrument bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This debt was repaid during 1998 and is included in due to parent company and affiliated companies in the accompanying 1997 balance sheet.
      In May 1997, the Company agreed to acquire Labsystems Oy and Hybaid, which comprised the Biosystems Group of LSI, from Thermo Instrument. Labsystems Oy, based in Finland, manufactures microplate-based immunoassay instruments and liquid-handling equipment. Hybaid, based in the U.K., manufactures thermal cyclers and consumables for DNA amplification. The aggregate purchase price for Labsystems Oy and Hybaid was approximately $102.5 million, which consisted of:
a) approximately $91.5 million for the net operating assets of the acquired businesses plus b) $11.0 million for an equivalent amount of cash held by the acquired businesses. The purchase price for the net operating assets represents the sum of the net book value, exclusive of cash, of the businesses as of the date that Thermo Instrument acquired LSI, plus a percentage of Thermo
Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of the Biosystems Group relative to LSI's 1996 consolidated revenues. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by SAB 55 (Topic 1:B). The purchase price was subject to a post-closing adjustment based on final determination of the net book value, exclusive of cash, of the acquired businesses and a final calculation of Thermo Instrument's total cost in excess of net assets acquired associated with the acquisition of LSI. The post-closing adjustment resulted in a refund of $5.1 million, including
$0.3 million of interest income, which was received during 1998 and has been recorded as a reduction of cost in excess of net assets of acquired companies, exclusive of the interest component.
      Of the $102.5 million aggregate purchase price, the Company paid approximately $35.6 million in cash to Thermo Instrument, issued a $50.0 million promissory note to Thermo Instrument, and issued 1,300,000 shares of Company common stock, valued at approximately $16.9 million, or $12.98 per share, which represents the five-day average for the period preceding the date the transaction was approved by the Company's and Thermo Instrument's respective boards of directors. The Company believes that this five-day average is appropriate as it most closely represents the value of Company common stock on the date the Company became obligated to transfer such shares to Thermo
Instrument. The $50.0 million promissory note, which bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, is due on July 15, 1999.
      In July 1997, the Company agreed to acquire Labsystems Japan from Thermo
Instrument for approximately $5.9 million in cash. Labsystems Japan was acquired by Thermo Instrument as part of its acquisition of LSI. The purchase price for Labsystems Japan was determined in a manner similar to that for the Biosystems
Group of LSI. Subsequent to the initial determination of the purchase price, the Company assumed certain additional trade payables totaling approximately $4.4 million, which resulted in a corresponding decrease in the purchase price, plus interest income, which has been recorded as a reduction of cost in excess of net assets of acquired companies, exclusive of the interest component. Of the $4.4 million purchase price adjustment, $0.4 million was received in 1997 and the remainder was received in 1998, including $0.3 million of interest income.
Labsystems Japan distributes products manufactured by Labsystems Oy and LSI companies.
      Because the Company, the Clinical Products Group, the Biosystems Group, and Labsystems Japan were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transactions have been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the results of the Clinical Products
Group, the Biosystems Group, and Labsystems Japan from March 12, 1997, the date these businesses were acquired by Thermo Instrument, and the shares issued to Thermo Instrument have been deemed outstanding from that date for purposes of computing of earnings per share. The purchase price for the Clinical Products
Group included $4.5 million for the increase in the net book value from the date the Clinical Products Group was acquired by Thermo Instrument, including $1.0 million for earnings during the

2.    Acquisitions (continued)

first quarter of 1998. This amount was recorded as a deemed distribution from retained earnings, reflecting consideration to Thermo Instrument for the earnings of the Clinical Products Group from the date of the acquisition by Thermo Instrument until the date of transfer to the Company.

Acquisitions Effective in 1996
      In February 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of the Dynex Technologies division of Dynatech
Corporation for $43.2 million in cash. During 1997, the Company negotiated a post-closing adjustment in accordance with the terms of the purchase agreement, resulting in a refund of $1.4 million that has been recorded as a reduction of cost in excess of net assets of acquired companies, of which $0.4 million was received during 1998. Dynex designs, manufactures, and markets products used in the immunoassay segment of the bioinstrumentation market. This acquisition has been accounted for using the purchase method of accounting, and Dynex's results have been included in the accompanying financial statements from the date of acquisition.
      On March 29, 1996, Thermo Instrument acquired a substantial portion of the businesses constituting the Scientific Instruments Division of Fisons plc, a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. In July 1996, the Company acquired from Thermo Instrument two businesses formerly part of Fisons, Affinity
Sensors and LabSystems, for an aggregate purchase price of $9.0 million in cash.
The purchase price for Affinity Sensors and LabSystems represents the sum of the net tangible book value of those businesses on March 29, 1996, plus a percentage of Thermo Instrument's intangible assets associated with its acquisition of the Fisons businesses, based on the aggregate 1994 and 1995 revenues of the acquired businesses relative to the aggregate 1994 and 1995 revenues of the Fisons businesses. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by SAB 55 (Topic 1:B). Affinity
Sensors supplies biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities, and medical research institutes.
LabSystems designs, implements, and supports laboratory information management systems and chromatography data systems used in research and development, quality assurance and control, and processing plants. Because the Company, Affinity Sensors, and LabSystems were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the results of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. The acquired assets of Affinity Sensors and LabSystems included certain technologies for which technological feasibility had not been established at the acquisition date and which had no alternative future use. In connection with the acquisitions, the Company wrote off such technology in the amount of $3.5 million, which represents the portion of the purchase price allocated to technology in development at the acquired businesses, based on estimated replacement cost.

Other Information Concerning Acquisitions
      The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $183.5 million, which is being amortized over 20 to 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions made in 1998, is subject to adjustment upon finalization of the purchase price allocation. To date, no information has been gathered that indicates that the final allocations of purchase price will be materially different from the preliminary estimates.
      In connection with these acquisitions, the Company has undertaken restructuring activities at the acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging Issues Task
Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels, abandonment of excess facilities and, to a lesser extent, costs for the termination of certain joint venture arrangements. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalized its restructuring plans no later than one year from the respective dates of the acquisitions except for acquisitions completed in 1998, for which finalization will occur no later than one year from the date of acquisition. Unresolved matters at January 2, 1999, primarily included completion of planned severances and abandonment of excess facilities for acquisitions completed during 1998. A summary of the changes in accrued acquisition expenses is:

                                                                 Abandonment
                                                                   of Excess
(In thousands)                                      Severance     Facilities      Other (a)          Total
----------------------------------------------- -------------- -------------- -------------- --------------

Balance at December 30, 1995                         $      -       $      -       $      -       $      -
  Reserves established                                  2,575            420              -          2,995
  Usage                                                  (865)          (367)             -         (1,232)
  Currency translation adjustment                           -              -             94             94
                                                     --------       --------       --------       --------

Balance at December 28, 1996                            1,710             53             94          1,857
  Reserves established                                  3,864          1,828          1,985          7,677
  Usage                                                (3,528)           (33)          (104)        (3,665)
  Decrease due to finalization of                      (1,159)           (20)             -         (1,179)
    restructuring plan, recorded as a
    decrease to cost in excess of net assets
    of acquired companies
  Currency translation adjustment                           -              -            (86)           (86)
                                                     --------       --------       --------       --------

Balance at January 3, 1998                                887          1,828          1,889          4,604
  Reserves established                                  1,690            745              -          2,435
  Usage                                                  (944)          (885)          (390)        (2,219)
  Decrease due to finalization of                           -            (58)        (1,202)        (1,260)
    restructuring plan, recorded as a
    decrease to cost in excess of net assets
    of acquired companies
  Currency translation adjustment                           -              -             44             44
                                                     --------       --------       --------       --------

Balance at January 2, 1999                           $  1,633       $  1,630       $    341       $  3,604
                                                     ========       ========       ========       ========

(a) Includes reserve established for termination of certain joint venture arrangements and the effect of foreign currency translation.

      Based on unaudited data, the following table presents selected financial information for the Company, BioStar, the Clinical Products Group and the Biosystems Group of LSI, Dynex, and the Affinity Sensors and LabSystems divisions of Fisons on a pro forma basis, assuming that the Company and BioStar had been combined since the beginning of 1997 and that the Company and the other businesses had been combined since the beginning of 1996. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.

(In thousands except per share amounts)                                         1998      1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Revenues                                                                   $242,629    $242,242   $224,153
Net Income (Loss)                                                             7,967       3,196    (10,947)
Basic and Diluted Earnings (Loss) per Share                                     .49         .23       (.85)


2.    Acquisitions (continued)

      The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of BioStar been made at the beginning of 1997 and the acquisitions of the other businesses been made at the beginning of 1996.

3.    Joint Ventures

      As of July 5, 1998, the Company contributed the assets and liabilities of its Eberline health physics division to a joint venture the Company formed with Thermo Instrument. The joint venture was established to address the nuclear instrumentation market. The Company received a 49% equity interest in the joint venture, and initially receives 67% of the profit and losses of the joint venture through the later of the achievement of certain earnings targets or July
2000. The Company's health physics division had revenues and operating income of $13,371,000 and $2,515,000, respectively, in 1997, and unaudited revenues and operating income of $7,133,000 and $1,486,000, respectively, in 1998, through July 4. As a result of the formation of the joint venture, the Company no longer consolidated the results of this business after July 4, 1998. In addition, the Company has joint ventures in China and Mexico of which it owns 22% and 50%, respectively. In September 1998, the Company purchased an additional interest in another one of its joint ventures in China. Accordingly, the results of this joint venture have been consolidated with the results of the Company, effective
September 1998 (Note 2). The Company records its share of income and losses in unconsolidated joint ventures, in which it owns between 20% and 50%, as equity in earnings of unconsolidated subsidiaries and the carrying value is included in patents and other assets in the accompanying 1998 balance sheet.

4.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has stock-based compensation plans for its key employees, directors, and others, which permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. As of year-end
1998, only nonqualified stock options have been granted under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are immediately exercisable, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which generally ranges from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders.
Options granted under this plan have the same general terms as options granted to date under the stock-based compensation plan described above, except that the option term is five years and the transfer restrictions and repurchase rights generally lapse ratably over a four-year period. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Instrument and Thermo Electron.
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 95,000 shares at a weighted average exercise price of $16.74 per share elected to participate in this exchange and, as a result, received options to purchase 48,000 shares of Company common stock at $10.76 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.
      A summary of the Company's stock option activity is:

                                                       1998                1997                 1996
                                               -------------------  ------------------  -------------------
                                                          Weighted            Weighted            Weighted
                                                           Average             Average             Average
                                                          Exercise            Exercise            Exercise
                                                             Price               Price               Price
                                                 Number              Number               Number
                                                     of                  of                   of
(Shares in thousands)                            Shares              Shares               Shares
---------------------------------------------- --------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year              907     $12.42      717     $11.27        30     $10.00
  Granted                                           354      15.57      282      15.71       713     11.28
  Exercised                                         (15)     10.84       (2)     10.38         -         -
  Forfeited                                        (157)     12.81      (90)     13.60       (26)    10.00
  Canceled due to exchange                          (95)     16.74        -          -         -         -
                                                   ----                 ---                 ----

Options Outstanding, End of Year                    994     $13.10      907     $12.42       717     $11.27
                                                   ====     ======      ===     ======      ====     ======

Options Exercisable                                 994     $13.10      907     $12.42       717     $11.27
                                                   ====     ======      ===     ======      ====     ======

Options Available for Grant                         388                 291                  183
                                                   ====                 ===                 ====

      A summary of the status of the Company's stock options at January 2, 1999, is:

                                                               Options Outstanding and Exercisable
                                                      ------------------------------------------------------
Range of Exercise Prices                                    Number            Weighted            Weighted
                                                                of             Average             Average
                                                            Shares           Remaining            Exercise
                                                     (In thousands)   Contractual Life               Price
-------------------------------------------------- ---------------- ------------------- -------------------

$ 10.00 - $12.98                                               588           7.6 years              $10.77
  12.99 -  15.97                                               283           8.0 years               14.77
  15.98 -  18.95                                                48           6.5 years               17.91
  18.96 -  21.93                                                75          11.4 years               21.93
                                                             -----

$ 10.00 - $21.93                                               994           8.0 years              $13.10
                                                             =====

Employee Stock Purchase Program
      Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron, under which employees can purchase shares of the Company's and Thermo Electron's common stock. Prior to November 1, 1997, the program was sponsored by Thermo Instrument and Thermo Electron. Prior to the 1998 program year, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Effective November 1, 1998, the applicable shares of common stock can be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings (loss) per share would have been:

(In thousands except per share amounts)                                       1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Net Income (Loss):
  As reported                                                              $12,009     $11,340     $  (436)
  Pro forma                                                                 10,636      10,850        (863)
Basic Earnings (Loss) per Share:
  As reported                                                                  .74         .86        (.05)
  Pro forma                                                                    .66         .82        (.10)
Diluted Earnings (Loss) per Share:
  As reported                                                                  .70         .79        (.05)
  Pro forma                                                                    .63         .76        (.10)

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $5.48, $6.73, and $5.36 in 1998, 1997, and 1996, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                             1998        1997         1996
----------------------------------------------------------------------- ---------- ------------ -----------

Volatility                                                                    28%         28%          26%
Risk-free Interest Rate                                                      4.9%        6.4%         6.2%
Expected Life of Options                                                4.9 years   6.4 years    8.1 years

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

401(k) Savings Plan
      The majority of the Company's domestic subsidiaries participate in Thermo
Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $453,000, $433,000, and $285,000 in 1998, 1997, and 1996,
respectively.

4.    Employee Benefit Plans (continued)

Other Retirement Plans
      Certain of the Company's subsidiaries offer other defined contribution plans in lieu of participation in the Thermo Electron 401(k) savings plan.
Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense
$668,000 and $430,000 in 1998 and 1997, respectively.

5.    Income Taxes

      The components of income before provision for income taxes and minority interest are:

(In thousands)                                                               1998        1997         1996
--------------------------------------------------------------------- ------------ ----------- ------------

Domestic                                                                  $ 9,447     $15,727      $ 1,786
Foreign                                                                    10,708       2,148         (322)
                                                                          -------     -------      -------

                                                                          $20,155     $17,875      $ 1,464
                                                                          =======     =======      =======

      The components of the provision for income taxes are:

(In thousands)                                                               1998        1997         1996
--------------------------------------------------------------------- ------------ ----------- ------------

Currently Payable:
  Federal                                                                 $ 2,566     $ 5,255     $    487
  State                                                                       398         729           93
  Foreign                                                                   4,900       1,499        1,310
                                                                          -------     -------     --------

                                                                            7,864       7,483        1,890
                                                                          -------     -------     --------

Net Deferred (Prepaid):
  Federal                                                                   1,155        (381)           8
  State                                                                       219         (81)           2
  Foreign                                                                  (1,083)       (486)           -
                                                                          -------     -------     --------

                                                                              291        (948)          10
                                                                          -------     -------     --------

                                                                          $ 8,155     $ 6,535     $  1,900
                                                                          =======     =======     ========

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $109,000, $90,000, and $200,000 of such benefits that have been allocated to capital in excess of par value in 1998, 1997, and 1996, respectively.


5.    Income Taxes (continued)

      The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% in 1998 and 34% in 1997 and 1996 to income before provision for income taxes and minority interest due to the following:

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Provision for Income Taxes at Statutory Rate                               $ 7,054     $ 6,078     $   498
Increases (Decreases) Resulting From:
  State income taxes, net of federal tax                                       401         428          63
  Foreign tax rate and tax law differential                                     69         283         229
  Tax benefit of foreign sales corporation                                    (117)        (37)        (23)
  Write-off of acquired technology (Note 2)                                      -           -       1,190
  Amortization of cost in excess of net assets of acquired                     338          20           6
companies
  Other, net                                                                   410        (237)        (63)
                                                                           -------     -------     -------

                                                                           $ 8,155     $ 6,535     $ 1,900
                                                                           =======     =======     =======

      Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of:

(In thousands)                                                                           1998        1997
---------------------------------------------------------------------------------- ----------- -----------

Prepaid Income Taxes:
  Reserves and accruals                                                               $ 9,042     $ 7,235
  Net operating loss                                                                    2,475         609
  Inventory basis difference                                                            2,010       1,145
  Allowance for doubtful accounts                                                         407         104
                                                                                      -------     -------

                                                                                       13,934       9,093
  Less:  Valuation allowance                                                            2,475         609
                                                                                      -------     -------

                                                                                      $11,459     $ 8,484
                                                                                      =======     =======

Deferred Income Taxes:
  Depreciation and amortization                                                       $ 1,679     $   139
                                                                                      =======     =======

      At year-end 1998, the Company had foreign net operating loss carryforwards of approximately $6,259,000 for which a valuation allowance has been established as it is more likely than not that the deferred tax asset will not be realized.
Of this amount, approximately $1,046,000 expires through 2004 and the remainder does not expire. Any tax benefit resulting from the use of acquired loss carryforwards has been or will be recorded as a reduction of cost in excess of net assets of acquired companies. The valuation allowance increased in 1998 due to the increase in identified foreign net operating losses in 1998.
      A provision has not been made for U.S. or additional foreign taxes on $18,394,000 of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas.


6.    Short- and Long-term Obligations

Short-term Obligations
      In May 1998, the Company agreed to acquire the Clinical Products Group of
LSI from Thermo Instrument (Note 2). The purchase price included the assumption of approximately $37,861,000 of existing indebtedness owed by the Clinical
Products Group of LSI to Thermo Instrument. Interest on this debt was payable at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This debt was repaid during 1998, and is included in due to parent company and affiliated companies in the accompanying 1997 balance sheet.
      The Company has overdraft facilities for use by certain of its European and Asian subsidiaries. The Company had $8,856,000 outstanding under the facilities at year-end 1998.
      In addition, the Company's Netherlands-based subsidiaries have an agreement with a wholly owned subsidiary of Thermo Electron under which the subsidiaries can borrow funds that bear interest at a rate based on Netherlands market rates, set at the beginning of each month. At year-end 1998, the Company had borrowings under this agreement of $2,399,000, which are included in borrowings under overdraft facilities in the accompanying balance sheet.
      Borrowings under overdraft facilities are guaranteed by either Thermo
Instrument or Thermo Electron. The weighted average interest rate for these borrowings was 3.1% at year-end 1998. Unused lines of credit were $48,049,000 at year-end 1998.

Long-term Obligations
      In May 1997, the Company agreed to purchase the Biosystems Group of LSI from Thermo Instrument (Note 2). The purchase price for such businesses included
$50,000,000 of debt, which bears interest at the 90-day Commercial Paper
Composite Rate plus 25 basis points, set at the beginning of each quarter (5.36% at January 2, 1999), and is due on July 15, 1999.
      The Company's Labsystems Oy subsidiary has a foreign bank loan of $11,393,000, which bears interest at the 6-month Helibor rate plus 0.4% (3.6% at January 2, 1999). Of this amount, $2,266,000 is included in the current maturities of long-term obligations in the accompanying 1998 balance sheet and the remainder is due in installments through 2003. This loan is guaranteed by Thermo Electron.
      In July 1996, the Company issued to Thermo Instrument a $50,000,000 principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's common stock at $16.50 per share.
      In addition to the long-term portion of the borrowing described above, other long-term obligations includes bank borrowings at several of the Company's subsidiaries as well as certain borrowings related to equipment financing. The net book value of equipment under these financing arrangements was $466,000 at year-end 1998. These obligations are payable monthly and are due in installments through 2005.
      The annual requirements for these long-term obligations as of January 2, 1999, are $52,569,000 in 1999, $2,489,000 in 2000, $52,556,000 in 2001,
$2,410,000 in 2002, $2,326,000 in 2003, and $400,000 in 2004 and thereafter.
Total requirements of debt obligations are $112,750,000.
      See Note 11 for the fair value information pertaining to the Company's long-term obligations.

7.    Commitments and Contingency

Operating Leases
      The Company leases portions of its office and operating facilities under various noncancelable operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $6,709,000, $4,842,000, and $1,401,000 in 1998, 1997, and 1996, respectively. Future minimum payments due under noncancelable operating leases as of January 2, 1999, are $5,413,000 in 1999, $4,762,000 in 2000, $3,839,000 in 2001, $3,037,000 in 2002, $2,520,000
in 2003, and $8,128,000 in 2004 and thereafter. Total future minimum lease payments are $27,699,000.

7.    Commitments and Contingency (continued)

      During 1998, the Company subleased a portion of space in its U.K. facility to unrelated parties under noncancelable sublease agreements, which expire at various dates through 2006. The accompanying statement of operations includes income from this sublease agreement of $54,000 in 1998. The operating lease commitments above have not been reduced by sublease rental income commitments of an average of $103,000 per year through 2004 and an average of $87,000 per year in 2005 and 2006.

Contingency
      As a result of the acquisition of Affinity Sensors, formerly part of the Fisons businesses acquired by Thermo Instrument (Note 2), the Company is a defendant in a dispute alleging patent infringement. In general, an owner of intellectual property can prevent others from using such property and is entitled to damages for unauthorized past usage. The Company is vigorously defending this matter. Although the Company believes that it is entitled to indemnification for any losses on such matter by Rhone-Poulenc Rorer under the purchase agreement between Thermo Instrument and Rhone-Poulenc Rorer for the initial purchase of the Fisons businesses, Rhone-Poulenc Rorer is disputing the Company's entitlement to indemnification for sales of the alleged infringing products that occurred after the March 1996 acquisition of these businesses by Thermo Instrument. The Company does not expect that this contingency will materially affect its future results of operations or financial position.

8.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company currently pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In 1997 and 1996, the Company paid an amount equal to 1% of the Company's revenues. For these services, the Company was charged
$1,817,000, $2,020,000, and $716,000 in 1998, 1997, and 1996, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties.
Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the
Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Other Related-party Transactions
      The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of such products to affiliated companies totaled $4,269,000, $16,667,000, and $6,298,000 in 1998, 1997, and 1996, respectively. The Company established several sales offices in 1998 and discontinued using certain affiliated Company's distributors for its products, which resulted in a decrease in sales to affiliates. Purchases of products from affiliated companies totaled $5,959,000, $6,693,000, and $539,000 in 1998, 1997, and 1996, respectively.
      In addition, a majority-owned subsidiary of Thermo Instrument assembles certain of the Company's products. For these services, the Company paid
$312,000, $632,000, and $471,000 in 1998, 1997, and 1996, respectively.

Operating Leases
      In addition to the operating leases discussed in Note 7, the Company leased certain manufacturing space from ThermoQuest Corporation, a majority-owned subsidiary of Thermo Instrument, as a tenant-at-will through April 1998.

8.    Related-party Transactions (continued)

The accompanying statement of operations includes expenses from this operating lease of $14,000, $74,000, and $105,000 in 1998, 1997, and 1996, respectively.

Repurchase Agreements
      The Company invests excess cash in repurchase agreements and a notional pool arrangement with Thermo Electron as discussed in Note 1.

Short- and Long-term Obligations
      The Company has short- and long-term obligations due to a related party as discussed in Note 6.

9.    Common Stock

      In June 1998, the Company sold 4,000,000 shares of its common stock in a public offering at $18.125 per share for net proceeds of $69,028,000. Of this amount, 1,000,000 shares were purchased by Thermo Electron.
      In September and October 1996, the Company sold 1,670,000 shares of its common stock in an initial public offering at $14.00 per share for net proceeds of $20,782,000.
      At January 2, 1999, the Company had reserved 4,487,783 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the 4.875% subordinated convertible note.

10.    Restructuring and Related Costs

      During the third quarter 1998, the Company recorded restructuring and related costs of $4,072,000. Restructuring costs of $1,300,000, which were accounted for in accordance with EITF 94-3, consist of $983,000 related to severance costs for 105 employees across all functions, and $317,000 related primarily to facility-closing costs for the Company's biomolecular instrumentation manufacturing operation in Guernsey and downsizing of its clinical instrumentation manufacturing operations in the United Kingdom. The charge for facility-closing costs includes $198,000 for write-downs of related fixed assets. In addition, the Company recorded a write-down of inventories totaling $2,772,000 related to discontinuing several low-margin product lines and disposing of inventory at its manufacturing operation in Guernsey. The inventory write-down is included in cost of revenues in the accompanying statement of operations.
      The Company expects to complete the implementation of its restructuring plan during the first half of 1999. As of January 2, 1999, the Company had terminated 54 employees and had expended $913,000 of the established reserve, primarily for severance costs. The remaining reserve for severance and abandoned-facility payments of $209,000, as adjusted for the impact of foreign currency translation, is included in other accrued expenses in the accompanying
1998 balance sheet as of January 2, 1999. In addition to the restructuring costs discussed above, the Company's nuclear instrumentation joint venture (Note 3) incurred $500,000 of restructuring costs during 1998. The Company recorded its share of the joint venture's restructuring costs of $335,000 as a reduction of the Company's equity in earnings of unconsolidated subsidiaries in the accompanying statement of operations.

11.   Fair Value of Financial Instruments

      The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, current maturities of long-term obligations, borrowings under overdraft facilities, accounts payable, due to parent company and affiliated companies, a subordinated convertible note, other long-term obligations, and forward exchange contracts. The carrying amount of these financial instruments, with the exception of the subordinated convertible note, other long-term obligations, and forward exchange contracts, approximate fair value due to their short-term nature.

11.   Fair Value of Financial Instruments (continued)

      The carrying amount and fair value of the Company's long-term obligations and off-balance-sheet financial instruments are:

                                                                      1998                     1997
                                                           -----------------------  -----------------------
                                                              Carrying        Fair    Carrying        Fair
(In thousands)                                                  Amount       Value      Amount       Value
---------------------------------------------------------- ------------ ----------- ----------- -----------

Long-term Obligations:
  Note payable, due to parent company                        $      -    $       -    $ 50,000    $ 50,000
  Subordinated convertible note, due to parent company         50,000       46,250      50,000      62,500
  Other                                                        10,181       10,181         204         204
                                                           ----------  -----------  ----------  ----------

                                                             $ 60,181    $  56,431    $100,204    $112,704
                                                             ========    =========    ========    ========

Off-balance-sheet Financial Instruments:
  Forward exchange contracts payable                                     $       1                $     24

      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year-ends.
      The notional amounts of forward foreign exchange contracts outstanding totaled $1,000,000 and $3,675,000 at year-end 1998 and 1997, respectively. The fair value of such contracts is the estimated amount that the Company would pay upon termination of the contract, taking into account the change in foreign exchange rates.

12.   Business Segment and Geographical Information

      The Company organizes and manages its business by individual functional operating entity. The Company's businesses operate in three segments:
Biomolecular Instruments and Consumables, Clinical Equipment and Supplies, and
Information Management Systems. In classifying operational entities into a particular segment, the Company aggregates businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution. In addition, as discussed below, through July 4, 1998, the Company consolidated the results of its Eberline health physics division, which are captioned as "other" in the business segment section in the following tables.
      The Company's Bimolecular Instruments and Consumables segment designs, manufactures, and markets products for immunoassay testing as well as a variety of proprietary products based on emerging technologies, including optical biosensor, polymerase chain reaction for DNA amplification, MALDI-TOF mass spectrometry, and capillary electrophoresis. The Company's Clinical Equipment and Supplies segment designs, manufactures, and markets clinical equipment and consumables, including cytology, histology, and pathology equipment and consumables; consumables for blood gas and ion-selective electrolyte analyzers;
chemicals reagents and accessories; and rapid diagnostic tests for use in physician offices. The Company's Information Management Systems segment designs, develops, and supports laboratory information management systems and chromatography data systems, which are designed to facilitate the monitoring and analysis of samples and the organization and storage of data throughout the laboratory or clinical life cycle. As of July 1998, the Company contributed the assets and liabilities of its Eberline health physics division to a nuclear instrumentation joint venture the Company formed with Thermo Instrument. The
Eberline health physics division is a supplier of analytical instrumentation, radiation detection, and radiation monitoring systems. As a result of the formation of the joint venture, the Company no longer consolidated the results of this business after that time (Note 3).


12.   Business Segment and Geographical Information (continued)

(In thousands)                                                                 1998       1997         1996
------------------------------------------------------------------------- ----------- ---------- ----------

Business Segment Information

Revenues:
  Biomolecular Instruments and Consumables                                 $112,247   $101,068    $ 40,623
  Clinical Equipment and Supplies                                            75,471     62,544           -
  Information Management Systems                                             32,231     25,015      16,217
  Other                                                                       7,133     13,371      14,809
                                                                           --------    -------    --------

                                                                           $227,082   $201,998    $ 71,649
                                                                           ========   ========    ========

Income Before Provision for Income Taxes and Minority Interest:
  Biomolecular Instruments and Consumables                                 $  9,244    $ 9,523    $ (1,411)
  Clinical Equipment and Supplies                                             6,896      7,395           -
  Information Management Systems                                              6,478      6,028       2,115
  Other                                                                       1,486      2,515       2,831
  Corporate (a)                                                              (2,691)    (2,292)     (1,478)
                                                                           --------    -------    --------

  Total operating income                                                     21,413     23,169       2,057
  Interest and other income (expense), net                                   (1,258)    (5,294)       (593)
                                                                           --------    -------    --------

                                                                           $ 20,155    $17,875    $  1,464
                                                                           ========    =======    ========

Total Assets:
  Biomolecular Instruments and Consumables                                 $168,787   $168,444    $ 58,046
  Clinical Equipment and Supplies                                           164,902    115,707           -
  Information Management Systems                                             18,068     15,595      16,072
  Other                                                                       5,886      9,925      10,759
  Corporate (b)                                                              43,638     12,768      38,120
                                                                           --------    -------    --------

                                                                           $401,281   $322,439    $122,997
                                                                           ========   ========    ========

12.   Business Segment and Geographical Information (continued)

(In thousands)                                                                 1998        1997       1996
------------------------------------------------------------------------- ----------- ---------- ----------

Depreciation and Amortization:
  Biomolecular Instruments and Consumables                                 $  6,595    $ 5,736    $  2,022
  Clinical Equipment and Supplies                                             3,789      2,613           -
  Information Management Systems                                                857        814         690
  Other                                                                         102        262         278
  Corporate                                                                      23         27          12
                                                                           --------    -------    --------

                                                                           $ 11,366    $ 9,452    $  3,002
                                                                           ========    =======    ========

Capital Expenditures:
  Biomolecular Instruments and Consumables                                 $  5,042    $ 2,459    $  1,001
  Clinical Equipment and Supplies                                             1,846      1,427           -
  Information Management Systems                                                801        598         220
  Other                                                                          43         39         172
  Corporate                                                                      14         12          83
                                                                           --------    -------    --------

                                                                           $  7,746    $ 4,535    $  1,476
                                                                           ========    =======    ========

Geographical Information

Revenues (c):
  United States                                                            $112,609    $96,146    $  43,098
  England                                                                    64,738     61,457       27,219
  Finland                                                                    46,648     40,520            -
  Other                                                                      65,741     55,095       14,609
  Transfers among geographical areas (d)                                    (62,654)   (51,220)     (13,277)
                                                                           --------    -------    ---------

                                                                           $227,082   $201,998    $  71,649
                                                                           ========   ========    =========

Long-lived Assets (e):
  United States                                                            $ 15,391    $ 7,696    $   3,370
  England                                                                     3,707      6,040        4,791
  Finland                                                                     8,554      7,292            -
  Other                                                                       4,604      1,894          323
  Corporate                                                                      31         45           60
                                                                           --------    -------    ---------

                                                                           $ 32,287    $22,967    $   8,544
                                                                           ========    =======    =========

Export Revenues Included in United States Revenues Above (f)               $ 20,624    $ 9,060    $   3,432
                                                                           ========    =======    =========

(a) Primarily corporate general and administrative expenses.
(b)  Primarily cash and cash equivalents.
(c)  Revenues are attributed to countries based on selling location.
(d) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(e) Includes property, plant, and equipment, net and other long-term tangible assets.
(f) In general, export revenues are denominated in U.S. dollars.



13.   Earnings (Loss) per Share

      Basic and diluted earnings (loss) per share were calculated as follows:

(In thousands except per share amounts)                                            1998      1997     1996
------------------------------------------------------------------------------- -------- --------- --------

Basic
Net Income (Loss)                                                               $12,009  $ 11,340  $  (436)
                                                                                -------  --------  -------

Weighted Average Shares                                                          16,124    13,232    8,542
                                                                                -------  --------  -------

Basic Earnings (Loss) per Share                                                 $   .74  $    .86  $  (.05)
                                                                                =======  ========  =======

Diluted
Net Income (Loss)                                                               $12,009  $ 11,340  $  (436)
Effect of Convertible Note                                                        1,560     1,560        -
                                                                                -------  --------  -------

Income (Loss) Available to Common Shareholders, as Adjusted                     $13,569  $ 12,900  $  (436)
                                                                                -------  --------  -------

Basic Weighted Average Shares                                                    16,124    13,232    8,542
Effect of:
  Convertible note                                                                3,030     3,030        -
  Stock options                                                                     155       105        -
                                                                                -------  --------  -------

Weighted Average Shares, as Adjusted                                             19,309    16,367    8,542
                                                                                -------  --------  -------

Diluted Earnings (Loss) per Share                                               $   .70  $    .79  $  (.05)
                                                                                =======  ========  =======


      The computation of diluted earnings per share for 1998 excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 2, 1999, there were 598,000 such options outstanding, with exercise prices ranging from $12.00 to $21.93 per share. The computation of diluted loss per share for 1996 excludes the effect of assuming the conversion of the Company's $50,000,000 principal amount 4.875% subordinated convertible note because the effect would be antidilutive.

14.   Unaudited Quarterly Information

(In thousands except per share amounts)

1998                                                                First     Second  Third (a)  Fourth (b)
-------------------------------------------------------------- ---------- ---------- ---------- -----------

Revenues                                                         $54,434     $55,345   $51,110     $66,193
Gross Profit                                                      27,851      29,516    23,180      33,858
Net Income (Loss)                                                  3,202       3,807      (185)      5,185
Earnings (Loss) per Share:
  Basic                                                              .23         .26      (.01)        .30
  Diluted                                                            .21         .23      (.01)        .27

1997                                                            First (c)     Second      Third      Fourth
-------------------------------------------------------------- ---------- ---------- ---------- -----------

Revenues                                                         $26,801     $58,790   $53,354     $63,053
Gross Profit                                                      12,952      28,130    25,521      32,569
Net Income                                                         1,582       3,187     2,425       4,146
Earnings per Share:
  Basic                                                              .15         .23       .17         .29
  Diluted                                                            .14         .21       .16         .26

(a) Reflects the contribution of the Eberline health physics division to a joint venture with Thermo Instrument in July 1998 and restructuring and related costs of $4.1 million.
(b) Reflects the acquisition of BioStar in November 1998.
(c) Reflects the acquisitions of the Biosystems Group and Clinical Products
    Group of LSI and Labsystems Japan from Thermo Instrument, effective March
    1997, including the effect of treating as outstanding from March 1997 the 1,300,000 shares issued as part of the purchase price for the Biosystems
    Group of LSI, and the 3,007,930 shares issued as part of the purchase price for the Clinical Products Group of LSI.

15.   Subsequent Events

      Subsequent to year-end, the Company acquired three Finnish companies, for an aggregate purchase price of approximately $19.0 million. In one transaction, the Company acquired two affiliated companies, Konelab Oy and Clids Oy. The
Company acquired the stock of Konelab and substantially all of the assets of Clids, for a combined total of approximately $10.6 million in cash, net of cash acquired, and the assumption of approximately $7.5 million of debt, subject to a post-closing adjustment. Konelab manufactures clinical chemistry analyzers and a broad range of reagents consumed in the analytical process. Clids manufactures modular laboratory automation systems that yield cost-efficiencies for clinical labs. In a second transaction, the Company acquired substantially all of the assets of Bio-Oribt Oy for approximately $0.8 million in cash and the assumption of approximately $0.1 million of debt. Bio-Orbit manufactures tube luminometers and reagent kits for research, industrial, and environmental applications. These acquisitions will be accounted for using the purchase method of accounting and their results of operations will be included from the date of acquisition. In connection with these acquisitions, the Company borrowed $12.5 million in Finland, which is guaranteed by Thermo Electron. Such borrowings bear interest at the 6-month Euribor rate plus 0.4%, which is initially 3.4%.


                    Report of Independent Public Accountants
To the Shareholders and Board of Directors of Thermo BioAnalysis Corporation:

      We have audited the accompanying consolidated balance sheet of Thermo
BioAnalysis Corporation (a Delaware corporation and 62%-owned subsidiary of
Thermo Instrument Systems Inc.) and subsidiaries as of January 2, 1999, and
January 3, 1998, and the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
BioAnalysis Corporation and subsidiaries as of January 2, 1999, and January 3,
1998, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepted accounting principles.




                                                            Arthur Andersen LLP

Boston, Massachusetts February 16, 1999
(except with respect to the matters
discussed in Note 15, as to which the date is March 17, 1999)

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

Overview

      The Company's businesses operate in three segments: Biomolecular
Instruments and Consumables, Clinical Equipment and Supplies, and Information
Management Systems. The Company's Biomolecular Instruments and Consumables segment designs, manufactures, and markets products for immunoassay testing as well as a variety of proprietary products based on emerging technologies including optical biosensor, polymerase chain reaction for DNA amplification, MALDI-TOF mass spectrometry, and capillary electrophoresis. These products are used in pharmaceutical and biopharmaceutical research, as well as for clinical laboratory testing and diagnosis of patient samples. The Company's Clinical
Equipment and Supplies segment designs, manufactures, and markets clinical equipment and consumables, including cytology, histology, and pathology equipment and consumables; consumables for blood gas and ion-selective electrolyte analyzers; chemical reagents and accessories; and rapid diagnostic tests for use in physician offices. The Company's Information Management Systems segment designs, develops, and supports laboratory information management systems and chromatography data systems, for use in laboratories, industrial applications, and clinical testing facilities, which are designed to facilitate the monitoring and analysis of samples and the organization of storage data throughout the laboratory or clinical life cycle. As of July 1998, the Company contributed the assets and liabilities of its Eberline health physics division to a joint venture the Company formed with Thermo Instrument. The Eberline health physics division is a supplier of analytical instrumentation, radiation detection, and radiation monitoring systems. As a result of the formation of the joint venture, the Company no longer consolidated the results of this business after that time (Note 3).
      The Company was incorporated in February 1995 and in February 1996, acquired the Dynex Technologies division of Dynatech Corporation. Since then, the Company has acquired from Thermo Instrument the LabSystems and Affinity
Sensors divisions of Fisons, and the Biosystems Group, Labsystems Japan, and the Clinical Products Group divisions of LSI. The Company's financial statements include the results of the acquired businesses of Fisons from March 1996, the date the Fisons businesses were acquired by Thermo Instrument, and the acquired businesses of LSI from March 1997, the date LSI was acquired by Thermo
Instrument. In addition, during 1998, the Company acquired Data Medical
Associates, Inc. in May; Trace Scientific Limited in August; BioStar, Inc. in
November; and Angewandte Gentechnologie Systeme GmbH in December (Note 2).
      A significant percentage of the Company's revenues is derived from the sale of products and services outside the U.S., including certain Asian countries and Russia, through export sales and sales by the Company's foreign operations. Asia and Russia are experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia have been adversely affected by the unstable economic conditions there. Sales to Russia to date have not been adversely affected by the unstable economic conditions there; however, no assurances concerning future sales and trends can be given.
      The Company anticipates that a significant portion of its revenues will continue to be from sales to customers outside the U.S. As a result, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations. The Company may use forward contracts to reduce its exposure to currency fluctuations.


Results of Operations

1998 Compared With 1997
      Total revenues increased to $227.1 million in 1998 from $202.0 million in 1997. Revenues at the Clinical Equipment and Supplies segment increased to $75.5 million in 1998 from $62.5 million in 1997, primarily due to an increase of $19.8 million in revenues due to acquisitions, offset in part by a decrease of $4.6 million due to a change in the distribution relationship with certain affiliated companies that switched to direct sales. To a lesser extent, sales decreased due to lower demand for certain of the Company's products. In addition, increased sales to North America were offset in part by a decrease in sales to Asia of $1.2 million.
      Revenues at the Information Management Systems segment increased to $32.2 million in 1998 from $25.0 million in 1997, primarily due to higher demand for products and the expansion of the segment's sales and distribution channels into new markets.
      Revenues at the Biomolecular Instruments and Consumables segment increased to $112.2 million in 1998 from $101.1 million in 1997, primarily due to an increase of $15.6 million in revenues due to acquisitions. A $5.1 million decline in sales to Asia was offset in part by an increase in sales to Europe and North America. A decrease in revenues of $2.3 million occurred as a result of lower sales of the Company's DIAS immunoassay system to original equipment manufacturer (OEM) customers, offset in part by the settlement of an OEM agreement with a customer for $0.8 million in lieu of purchasing product. In addition, revenues decreased $1.0 million due to the strengthening in value of the U.S. dollar relative to foreign currencies in countries in which the Company operates.
      Revenues at the Company's Eberline health physics division decreased to $7.1 million in 1998 from $13.4 million in 1997, due to the exclusion of the results of this business in the last half of the 1998 period, as a result of the Company contributing this business to a joint venture formed with Thermo
Instrument (Note 3).
      The gross profit margin increased to 50% in 1998 from 49% in 1997, primarily due to the introduction of certain higher-margin products and manufacturing efficiencies at the Biomolecular Instruments and Consumables segment and, to a lesser extent, the settlement of an OEM agreement, discussed above. This increase at the Biomolecular Instruments and Consumables segment was offset in part by an inventory write-down of $2.8 million related to discontinuing several lower-margin product lines and disposing of inventory at the Company's manufacturing operation in Guernsey (Note 10). The increase in the gross profit margin was also offset in part by lower-margin revenues at recently acquired businesses at the Clinical Equipment and Supplies segment.
      Selling, general, and administrative expenses as a percentage of revenues increased to 34% in 1998 from 31% in 1997, primarily due to the opening of four direct sales and service offices and the expansion of the U.S. direct sales and service office at the Biomolecular Instruments and Consumables segment. To a lesser extent, selling, general, and administrative expenses increased due to the exclusion of the results in the last half of the 1998 period of the Company's former Eberline health physics division, which had lower selling, general, and administrative expenses as a percentage of revenues, and the opening of four direct sales and service offices at the Information Management
Systems segment during the second quarter of 1997.
      Research and development expenses increased to $15.6 million in 1998 from $14.1 million in 1997, primarily due to the inclusion of expenses from businesses acquired in 1998 and increased spending at the Management Information
Systems segment on products introduced in 1998. These increases were offset in part by a decrease in research and development expenses at the Biomolecular
Instruments and Consumables segment due to the completed development of certain products at the PCR business and reduced spending at the MALDI-TOF mass spectrometry business.
      During 1998, the Company recorded restructuring costs of $1.3 million, primarily related to severance costs and facility closing costs (Note 10). These costs, together with the effect of the inventory write-down and joint venture restructuring activities described in Note 10, reduced diluted earnings per share by $.16 in 1998.
        Interest income increased to $4.3 million in 1998 from $2.4 million in 1997, primarily due to higher average invested balances as a result of the Company's June 1998 public offering of common stock (Note 9) and, to a lesser extent, interest income received from Thermo Instrument on a $9.1 million adjustment to the aggregate purchase price

1998 Compared With 1997 (continued)
for the acquisition of Labsystems Japan and the Biosystems Group of LSI (Note
2). Interest expense increased to $7.9 million in 1998 from $7.7 million in 1997, primarily due to the inclusion for the full period of 1998 of interest expense on the Company's debt to Thermo Instrument associated with certain 1997 and 1998 acquisitions. This increase was offset in part by the repayment of $37.9 million of debt payable to Thermo Instrument associated with the acquisition of the Clinical Products Group of LSI.
      Equity in earnings of unconsolidated subsidiaries in the accompanying statement of operations represents the Company's proportionate share of earnings from its joint ventures (Notes 3 and 10).
      Other income of $1.2 million in 1998 represents a foreign currency translation gain arising from the repayment of certain foreign subsidiaries' intercompany borrowings denominated in U.S. dollars.
      The effective tax rate was 40% in 1998, compared with 37% in 1997. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible amortization of cost in excess of acquired companies. The effective tax rate increased in 1998 primarily due to an increase in nondeductible expenses.
      As discussed in Note 7, the Company is a defendant in a patent infringement case.

1997 Compared With 1996
      Total revenues increased to $202.0 million in 1997 from $71.6 million in 1996. Revenues totaled $62.5 million in 1997 at the Clinical Equipment and Supplies segment, and resulted from the acquisition of the Clinical Products
Group of LSI, effective March 1997.
      Revenues at the Biomolecular Instruments and Consumables segment increased to $101.1 million in 1997 from $40.6 million in 1996, primarily due to an increase of $63.2 million in revenues due to acquisitions. This increase was offset in part by a decrease in revenues of $1.2 million due to the strengthening in value of the U.S. dollar relative to foreign currencies in countries in which the Company operates.
      Revenues increased at the Information Management Systems segment to $25.0 million in 1997 from $16.2 million in 1996, primarily due to the inclusion of the business comprising the segment for a full period of 1997 following its acquisition, effective March 1996.
      Revenues at the Company's Eberline health physics division decreased to $13.4 million in 1997 from $14.8 million in 1996, primarily due to spending weakness in the U.S. Department of Energy and in the nuclear power plant industry.
      The gross profit margin increased to 49% in 1997 from 47% in 1996, primarily due to the inclusion of higher-margin revenues from the Biomolecular
Instruments and Consumables segment's liquid-handling division and, to a lesser extent, the PCR business, both acquired effective March 1997. To a lesser extent, the gross profit margin increased due to the inclusion of higher-margin revenues for the full period of 1997, at the Information Management Systems segment. These increases were offset in part by the inclusion of lower-margin revenues at the Clinical Equipment and Supplies segment, acquired effective
March 1997.
      Selling, general, and administrative expenses as a percentage of revenues increased to 31% in 1997 from 29% in 1996, primarily due to the impact of higher costs at the Biomolecular Instruments and Consumables segment's liquid-handling and PCR businesses, acquired effective March 1997 and, to a lesser extent, the opening of four direct sales and service offices at the Information Management
Systems segment during the second quarter of 1997. These increases were offset in part by the inclusion of the Clinical Equipment and Supplies segment, acquired effective March 1997, which has lower costs as a percentage of revenues.
      Research and development expenses increased to $14.1 million in 1997 from $7.3 million in 1996, primarily due to acquisitions.
      During 1996, the Company wrote off $3.5 million of acquired technology in connection with the acquisitions of the U.K.-based Information Management
Systems segment and the optical biosensor businesses at the Biomolecular
Instruments and Consumables segment (Note 2).


1997 Compared With 1996 (continued)
      Interest income increased to $2.4 million in 1997 from $1.3 million in 1996, primarily due to interest income earned on invested proceeds from the Company's initial public offering of common stock in September and October 1996
(Note 9). Interest expense increased to $7.7 million in 1997 from $1.9 million in 1996, primarily due to interest expense on the Company's debt to Thermo
Instrument associated with certain 1997 acquisitions. These increases were offset in part by the effect of the repayment in July 1996 of a $30.0 million promissory note issued to Thermo Electron in February 1996.
      The effective tax rate was 37% in 1997, compared with 38% in 1996, excluding the effect of the 1996 write-off of acquired technology associated with the acquisitions of the Company's U.K.-based Information Management Systems segment and the optical biosensor businesses at the Biomolecular Instruments and Consumables segment, for which no tax benefit was recorded. These rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.

Liquidity and Capital Resources

      Consolidated working capital was $48.1 million as of January 2, 1999, compared with $50.5 million as of January 3, 1998. Included in working capital are cash and cash equivalents of $63.0 million as of January 2, 1999, compared with $39.7 million as of January 3, 1998. Of the Company's total cash and cash equivalents at January 2, 1999, $40.9 million was invested in repurchase agreements with Thermo Electron (Note 1). During 1998, $24.1 million of cash was provided by operating activities. A decrease in accounts payable used $4.5 million of cash, primarily due to the repayment of payables at recently acquired businesses. A decrease in accounts receivable provided $3.0 million of cash due to the timing of customer payments. An increase in other current liabilities provided $2.4 million of cash, primarily due to tax refunds received during the fourth quarter.
      Investing activities used $41.0 million of cash during 1998. During 1998, the Company completed acquisitions for aggregate consideration of $45.2 million of cash, net of cash acquired, and received acquisition purchase price adjustments aggregating $9.5 million, including $9.1 million from Thermo
Instrument related to the 1997 acquisitions of the Biosystems Group and Labsystems Japan divisions of LSI. The Company expended $7.7 million for purchases of property, plant, and equipment during 1998, and expects to make capital expenditures of approximately $10.0 million during 1999. During 1998, the Company sold property, plant, and equipment for $2.6 million for a nominal gain.
      The Company's financing activities provided $39.8 million of cash during 1998. In June 1998, the Company sold 4,000,000 shares of its common stock in a public offering at $18.125 per share for net proceeds of $69.0 million (Note 9) and repaid $37.9 million of indebtedness to Thermo Instrument associated with the acquisition of the Clinical Products Group of LSI (Note 2). During 1998, the
Company expended $10.1 million in connection with the repurchase of 550,000 shares of its common stock from an institutional investor. In December 1998, certain divisions of the Company borrowed $11.4 million of debt denominated in foreign currencies where the divisions operate to repay intercompany borrowings to U.S. divisions.
      The Company has undertaken a restructuring of certain acquired and existing businesses (Notes 2 and 10). Amounts accrued for such activities total
$3.8 million at January 2, 1999. The Company expects that such expenditures will not change materially from amounts accrued at January 2, 1999.
      Subsequent to year-end 1998, the Company acquired three Finnish companies, for an aggregate purchase price of approximately $19.0 million. In connection with these acquisitions, the Company borrowed $12.5 million (Note 15).
      The Company expects to have positive cash flow from its existing operations. The Company expects that it will finance any future acquisitions through a combination of internal funds and/or short-term borrowings, which may include borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company has a $50.0 million promissory note payable to Thermo Instrument due July 1999, which it expects to repay through internal funds. Thermo Instrument,

Liquidity and Capital Resources (continued)

however, has stated its intention to require repayment of such indebtedness only to the extent that the Company's resources permit. Accordingly, the Company believes that its existing cash and cash equivalents are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.

Market Risk

      The Company is exposed to market risk from changes in foreign currency exchange rates, equity prices, and interest rates, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.
Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars and British pounds sterling. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The
Company does not enter into speculative foreign currency agreements.

Foreign Currency Exchange Rates
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term.
The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 1998 functional currencies, relative to the U.S. dollar, would result in a $15.4 million reduction of shareholders' investment.
      Certain of the Company's cash and cash equivalents are denominated in currencies other than the functional currency of the depositor and are sensitive to changes in foreign currency exchange rates. A 10% depreciation in the related foreign currency exchange rates would result in a negative impact to the Company of $0.5 million on its net income.

Equity Prices
      The Company's subordinated convertible note is sensitive to fluctuations in the price of Company's common stock into which the note is convertible.
Changes in the price of the underlying common stock would result in changes in the fair value of the Company's subordinated convertible note due to the difference between the current market price and the market price at the date of issuance of the note. A 10% increase in the year-end 1998 market equity prices would result in a negative impact to the Company of $1.4 million on the fair value of its subordinated convertible note.

Interest Rates
      The Company's long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of the long-term obligations due to the difference between the market interest rate and the rate at the date of issuance of the long-term obligations. A 10% decrease in year-end 1998 market interest rates would result in a negative impact to the Company of $0.5 million on the fair value of its long-term obligations.


Year 2000

      The following information constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information-technology systems and facilities; (ii) testing and developing upgrades, if necessary, for the Company's current products and certain discontinued products; (iii) contacting key suppliers and vendors to determine their year 2000 compliance status; and (iv) developing a contingency plan.

The Company's State of Readiness
      The Company has implemented a compliance program to ensure that its critical information-technology systems and facilities will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information-technology systems and facilities for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical facilities. The Company is currently in phase two of its program, during which any noncompliant systems or facilities that were identified during phase one are prioritized and remediated. The Company is currently upgrading or replacing such noncompliant information-technology systems, and this process was approximately 77% complete as of January 2, 1999.
In many cases, such upgrades or replacements are being made in the ordinary course of business, without accelerating previously scheduled upgrades or replacements. As for the Company's critical facilities, the Company is in the process of upgrading and/or replacing, for example, telephone and security systems. The Company expects that all of its material information-technology systems and critical facilities will be year 2000 compliant by October 1999.
      The Company has also implemented a compliance program to test and evaluate the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all of such material products are year 2000 compliant. However, as many of the Company's products are complex, interact with or incorporate third-party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. The Company believes that certain of its older products, which it no longer manufactures or sells, may not be year 2000 compliant. The Company is continuing to test and evaluate such products. The Company is focusing its efforts on products that are still under warranty, early in their expected life and/or subject to U.S. Food and Drug Administration considerations related to the year 2000. The Company is offering upgrades and/or identifying potential solutions where reasonably practicable.
      The Company is in the process of identifying and assessing the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company has developed and is distributing questionnaires relating to year 2000 compliance to its significant suppliers and vendors. The Company is now following-up and monitoring the year 2000 compliance progress of significant suppliers and vendors that indicate that they are not year 2000 compliant or that do not respond to the Company's questionnaires. The Company has completed its assessment of third-party risk, and expects that its significant suppliers and vendors will be year 2000 compliant before the end of 1999.

Contingency Plan
      The Company is developing a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems.
This plan may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products, and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required.

Year 2000 (continued)

Estimated Costs to Address the Company's Year 2000 Issues
      The Company had incurred expenses to third parties (external costs) related to year 2000 issues of approximately $876,000 as of January 2, 1999, and the total external costs of year 2000 remediation are expected to be approximately $1,730,000. Of the external costs incurred as of January 2, 1999, approximately $792,000 was spent on testing and upgrading information-technology systems, which represented approximately 56% of the Company's total information-technology budget for fiscal year 1998. In addition, $69,000 was spent on testing and upgrading products and $15,000 was spent to test and upgrade facilities. Year 2000 costs relating to products and facilities were funded from working capital. All internal costs and related external costs other than capital additions related to year 2000 remediation have been and will continue to be expensed as incurred.
      The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information-systems group.

Risks of the Company's Year 2000 Issues
      While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays.
Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's significant suppliers or vendors experience business disruptions due to year
2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.


                           Forward-looking Statements
      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Risks Associated With Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies, resulting in significant amortization expenses related to goodwill and other intangible assets. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's shareholders.

      Intense Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that the principal competitive factors affecting the markets for its products include product features, product performance, price, and service. The Company's competitors include a number of large multinational corporations. These companies and certain of the Company's other competitors have substantially greater financial, marketing, and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development, or ability to develop new technologies will be sufficient to enable it to compete effectively.

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

      Uncertainty of Market Acceptance of New Products. Certain of the Company's products represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology. This is particularly true where the purchase of the product requires a significant capital commitment. The Company's optical biosensor, MALDI-TOF mass spectrometry, capillary electrophoresis, and optical immunoassay products are based on relatively new, emerging technologies. The
Company believes that, to a significant extent, its growth prospects depend on its


                           Forward-looking Statements
ability to gain acceptance by a broader group of customers of the efficiency and efficacy of the Company's innovative technologies. There can be no assurance that the Company will be successful in obtaining such broad acceptance.

      Dependence on Capital Spending Policies and Government Funding. The
Company's customers include pharmaceutical, biotechnology, chemical and industrial companies, hospitals, physicians' office, laboratories, and clinical diagnostic laboratories and companies. The capital spending policies of these companies and institutions can have a significant effect on the demand for the Company's products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment, and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by life sciences companies could have a material adverse effect on the Company's business and results of operations. Biotechnology companies have raised significant amounts of capital through public equity offerings, and most of these companies are engaged in programs that include capital spending.
However, the availability of capital through the public markets can be cyclical and there can be no assurance that the raising of capital by these companies will continue, nor can there be any assurance that additional capital, if available, will result in increased sales of the Company's products.
      A significant portion of the Company's sales are to universities, government research laboratories, private foundations, and other institutions where funding is dependent on grants from government agencies such as the National Institutes of Health (NIH) and the equivalent of the NIH in foreign countries where the Company markets its products. If government funding necessary to purchase the Company's products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the Company's business and results of operations could be adversely affected. In addition, a significant portion of sales by the Company's nuclear instrumentation joint venture with Thermo Instrument are made to various branches of the United States government, primarily the United States Department of Energy. Any decline in purchases by the United States government, including, without limitation, declines as the result of budgeting limitations, could have an adverse effect on the Company's investment in this joint venture.

      Potential Fluctuations in Quarterly Performance. Many of the Company's products are large systems that may require significant capital expenditures.
Consequently, the timing of sales of these systems could affect the Company's quarterly earnings. Further, the Company's quarterly operating results may also vary significantly depending on a number of other factors, including the size, timing, and shipment of individual orders, changes in pricing by the Company or its competitors, discount levels, seasonality of revenue, foreign currency exchange rates, the mix of products sold, introduction and delivery of new product enhancements by the Company and its competitors, and general economic conditions. Generally, the Company recognizes product revenues upon shipment of its products. Revenues on substantially all contracts are recognized using the percentage-of-completion method. Typically, the Company experiences lower revenues in the third quarter and, to a lesser extent, the first quarter of each fiscal year. Because certain operating expenses of the Company are based on anticipated capacity levels and a high percentage of the Company's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business or results of operations.

      Risks Associated With International Operations. International sales accounted for 58% of the Company's total revenues in 1998. A significant portion of the Company's manufacturing operations are based in Finland. The Company intends to continue to expand its presence in international markets.
International operations are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations. A portion of the Company's revenues is derived from sales in Asia and Russia. Asia and Russia are experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's sales to Asia have been adversely affected by the unstable economic conditions there. Sales to Russia to date have not been adversely affected by the unstable economic conditions there; however, no assurance concerning future sales and trends can be given.

      Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends, in part, on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.
      The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others, nor breaching the technology licenses upon which components of the Company's products are based.
The Company is aware of patents and patent applications belonging to competitors and other third parties, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees, or cease making and selling infringing products and pay damages for past infringement. In particular, the Company has been named as a defendant in a patent infringement lawsuit brought by Biacore AB and Biacore, Inc. The complaint alleges that the design of the cuvette used in the Company's optical biosensor system infringes a patent held by Biacore. Although the Company believes that if Biacore were successful in enforcing such patent it is entitled to indemnification for losses in this matter by Rhone-Poulenc Rorer Inc. under the purchase agreement between Thermo Instrument and Rhone-Poulenc Rorer for the initial purchase of the Fisons businesses, Rhone-Poulenc Rorer is disputing the Company's entitlement to indemnification for sales of the alleged infringing products that occurred after the March 1996 acquisition of these businesses. In general, the holder of a patent who is successful in proving infringement by the Company would subject the Company to damages for past infringement and would enjoin the Company from manufacturing and selling products utilizing the features associated with such patent, which could have a material adverse effect on the Company's business and results of operations.
      The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

      Government Regulations; No Assurance of Regulatory Approval. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument or an in vitro diagnostic product will be used in human clinical or diagnostic applications, the manufacturer of that instrument may be required to submit to the U.S. Food and Drug Administration (FDA), prior to commercial distribution of the instrument or in vitro diagnostic product in the U.S., either a premarket notification (510(k)) or a premarket approval (PMA) application, unless the product is exempt or has been in commercial distribution for the labeled intended use since before May 28, 1976, the effective date of the Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. The
FDA uses a risk-based system to classify medical devices. Unless they are exempt, lower risk devices, in Class I and Class II, are generally subject to 510(k) premarket notification, in which the FDA determines that a device is safe and effective based on its "substantial equivalence" to a legally marketed product. Highest risk, Class III devices are subject to the premarket approval process, in which the FDA generally determines the safety and effectiveness of the device based on the submission of clinical data. The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications, instruments, and in vitro diagnostic products, which are classified as Class I and Class II products. There can be no assurance that 510(k) clearance or premarket approval for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, if at all, that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that international government agencies will permit marketing of the Company's products in their respective jurisdictions.
      As a result of the clinical applications of certain of the Company's instruments and in vitro diagnostic products, certain of the Company's facilities are registered with the FDA as medical device manufacturers. The
Company's registered facilities may be inspected on a routine basis by the FDA for compliance with the FDA's Quality System Regulation and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in accordance with current good manufacturing practices with respect to manufacturing, testing, and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters.
      The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations, or discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, recalls, injunctions or seizures of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, withdrawal of the product from the market, or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.
      In addition, a significant percentage of the Company's product revenues are derived from sales outside of the United States. International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties, and tax requirements. In order to continue to sell its instrument products in Europe, certain of the Company's facilities maintain ISO
9000 series registration, an internationally-recognized set of quality standards, and each of its instrument products is required to obtain CE Marking, as evidence of compliance with European Union electronic safety requirements.
Failure to obtain CE Marking would prohibit the Company from selling its products in Europe, which could have a material adverse effect on the Company's business and results of operations. At the present time, analytical instruments and in vitro diagnostic products are not subject to CE Marking requirements under the newly-published IVD Directive, but by December 7, 2003, CE Marking will be required to market analytical instruments and in vitro diagnostic products within the European union. Certain other countries require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications that differ from those mandated in the United States. These requirements may significantly affect the efficiency and timeliness of international market introductions of the Company's products. Although the Company has an active program to comply with CE Marking requirements and an ISO 9000 compliance program, there can be no assurance that the

Company will be successful in maintaining its compliance with current or future applicable certification requirements. Any violation of, and the cost of compliance with, these regulations or requirements could have a material adverse effect on the Company's business and results of operations.

      Uncertainty of Patient Reimbursement. The Federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement for diagnostic examinations. For example, deficit reduction measures have resulted in reimbursement rate reductions in the past and may result in further rate reductions in the future.
These policies may have the effect of limiting the availability or reimbursement for procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. Although the Company cannot predict what effect the policies of government entities and other third-party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse effect on the Company's business and results of operations.

      Potential Product Liability. The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing, and sale of biomedical instruments and diagnostic products, and as such the Company may face substantial liability to patients for damages resulting from the faulty design or manufacture of its products. The Company currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the Company's business or results of operations.

      Potential Impact of Year 2000 on Processing Date-sensitive Information.
While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays.
Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.


                         Selected Financial Information
(In thousands except per share amounts)             1998 (a)    1997 (b)   1996 (c)   1995 (d)       1994
-------------------------------------------------- ---------- ----------- ---------- ---------- ----------

Statement of Operations Data
Revenues                                            $227,082   $ 201,998   $ 71,649   $ 22,534   $ 25,127
Net Income (Loss)                                     12,009      11,340       (436)     2,514      2,400
Earnings (Loss) per Share:
  Basic                                                  .74         .86       (.05)       .33        .37
  Diluted                                                .70         .79       (.05)       .33        .37

Balance Sheet Data
Working Capital                                     $ 48,075   $  50,501   $ 59,750   $ 27,105   $  8,282
Total Assets                                         401,281     322,439    122,997     32,907     14,349
Long-term Obligations                                 60,181     100,204     50,000          -          -
Shareholders' Investment                             210,605     134,343     51,316     29,146     10,162

(a) Reflects the acquisition of BioStar in November 1998, the contribution of the Company's Eberline health physics to a joint venture with Thermo
    Instrument in July 1998, the net proceeds of the Company's public offering of common stock in June 1998, and restructuring and related costs of $4.1 million.
(b) Reflects the acquisitions of Biosystems Group of LSI, the Clinical Products
    Group of LSI, and Labsystems Japan, effective March 1997, including the effect of treating as outstanding from March 1997 the 1,300,000 shares issued to Thermo Instrument as part of the purchase price for the Biosystems
    Group of LSI and the 3,007,930 shares issued to Thermo Instrument as part of the purchase price for the Clinical Products Group of LSI.
(c) Reflects the net proceeds of the Company's initial public offering of common stock in September and October 1996, the acquisition of Dynex in February
    1996, and the acquisition of Affinity Sensors and LabSystems effective March
    1996, including the associated write-off of $3,500,000 of acquired technology.
(d) Reflects the net proceeds of the Company's private placements of common stock in March 1995 and April 1995.


Common Stock Market Information
      The Company's common stock is traded on the American Stock Exchange under the symbol TBA. The following table sets forth the high and low sale prices of the Company's common stock for 1998 and 1997, as reported in the consolidated transaction reporting system.

                                                                            1998                  1997
                                                                  ------------------    --------------
Quarter                                                              High        Low       High         Low
--------------------------------------------------------------- ---------- ---------- ---------- -----------

First                                                             $21 7/8   $17 7/16    $14 1/8   $  9 3/4
Second                                                             22 3/4    18          16 1/8      9
Third                                                              19 3/8    10 1/4      18 1/4     14 1/2
Fourth                                                             20 3/4     8 1/2      20         16 5/8

      As of January 29, 1999, the Company had 82 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 29, 1999, was $17 3/4 per share.

Shareholder Services
      Shareholders of Thermo BioAnalysis Corporation who desire information about the Company are invited to contact the Investor Relations Department, Thermo BioAnalysis Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, (781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material is available through Thermo Electron's Internet site (http://www.thermo.com/subsid/tba1.html).

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended January 2, 1999, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo BioAnalysis Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

Annual Meeting
      The annual meeting of shareholders will be held on Thursday, May 27, 1999, at 11 a.m., at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts.