Form 10-K, Exhibit 13
period 2000-01-01
THERMO BIOANALYSIS CORP /DE
filed 2000-03-22
CIK 1013547

Exhibit 13










                                      Thermo BioAnalysis Corporation

                                     Consolidated Financial Statements

                                                   1999

Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                     Consolidated Statement of Income

(In thousands except per share amounts)                                        1999      1998         1997
------------------------------------------------------------------------- ---------- ---------- ----------

Revenues (includes $4,448, $4,269, and $16,667 to affiliated               $290,582   $227,082   $201,998
 companies; Notes 8 and 12)                                                --------   --------   --------

Costs and Operating Expenses:
 Cost of revenues (includes $1,628, $2,134, and $9,272 for                  135,788    112,677   102,826
   affiliated company revenues; Notes 8 and 10)
 Selling, general, and administrative expenses (Note 8)                     100,249     76,133    61,946
 Research and development expenses                                           24,241     15,559    14,057
 Restructuring costs (Note 10)                                                    -      1,300         -
 Gain on sale of equipment, net                                                (434)         -         -
                                                                           --------   --------   -------

                                                                            259,844    205,669   178,829
                                                                           --------   --------   -------

Operating Income                                                             30,738     21,413    23,169

Interest Income                                                               2,405      4,254     2,431
Interest Expense (includes $3,706, $6,651, and $7,624 to                     (5,443)    (7,903)   (7,725)
 related party; Note 6)
Equity in Earnings of Unconsolidated Subsidiaries (Notes 3 and 10)            2,640      1,241         -
Other Income                                                                    114      1,150         -
                                                                           --------   --------   -------

Income Before Provision for Income Taxes and Minority Interest               30,454     20,155    17,875
Provision for Income Taxes (Note 5)                                          11,237      8,155     6,535
Minority Interest Expense (Income)                                                5         (9)        -
                                                                           --------   --------   -------

Net Income                                                                 $ 19,212   $ 12,009   $11,340
                                                                           ========   ========   =======

Earnings per Share (Note 13)
 Basic                                                                     $   1.06   $    .74   $   .86
                                                                           ========   ========   =======

 Diluted                                                                   $    .99   $    .70   $   .79
                                                                           ========   ========   =======

Weighted Average Shares (Note 13)
 Basic                                                                       18,166     16,124    13,232
                                                                           ========   ========   =======

 Diluted                                                                     20,770     19,309    16,367
                                                                           ========   ========   =======









The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                        Consolidated Balance Sheet
(In thousands)                                                                             1999      1998
------------------------------------------------------------------------------------- ---------- ---------

Assets
Current Assets:
 Cash and cash equivalents (includes $40,861 under repurchase                          $ 37,621   $ 62,957
   agreements with affiliated company in 1998)
 Advance to affiliate                                                                    16,516          -
 Accounts receivable, less allowances of $5,386 and $5,571                               64,606     54,718
 Inventories                                                                             43,658     42,044
 Deferred tax asset (Note 5)                                                             13,880     11,459
 Other current assets                                                                     6,848      5,253
                                                                                       --------   --------

                                                                                        183,129    176,431
                                                                                       --------   --------

Property, Plant, and Equipment, at Cost, Net                                             25,698     25,493
                                                                                       --------   --------

Patents and Other Assets (Note 3)                                                        24,961     24,204
                                                                                       --------   --------

Cost in Excess of Net Assets of Acquired Companies (Note 2)                             180,213    175,153
                                                                                       --------   --------

                                                                                       $414,001   $401,281
                                                                                       ========   ========



Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                  Consolidated Balance Sheet (continued)

(In thousands except share amounts)                                                        1999      1998
------------------------------------------------------------------------------------- ---------- ---------

Liabilities and Shareholders' Investment
Current Liabilities:
 Short-term obligations and current maturities of long-term                            $ 53,228   $ 63,824
   obligations (includes advance from affiliate of $10,307 in 1999 and $50,000 due to parent company in 1998; Note 6)
 Accounts payable                                                                        18,286     16,384
 Accrued payroll and employee benefits                                                   11,041      9,543
 Accrued income taxes                                                                    14,596     11,545
 Accrued acquisition expenses (Note 2)                                                    3,883      3,537
 Other accrued expenses                                                                  22,943     18,767
 Due to parent company and affiliated companies                                           4,122      4,756
                                                                                       --------   --------

                                                                                        128,099    128,356
                                                                                       --------   --------

Deferred Income Taxes (Note 5)                                                                -      1,679
                                                                                       --------   --------

Long-term Obligations (Note 6):
 Subordinated convertible note, due to parent company                                         -     50,000
 Other                                                                                   18,452     10,181
                                                                                       --------   --------

                                                                                         18,452     60,181
                                                                                       --------   --------

Minority Interest                                                                            33        460
                                                                                       --------   --------

Commitments and Contingency (Note 7)

Shareholders' Investment (Notes 2, 4, 6, and 9):
 Common stock, $.01 par value, 25,000,000 shares authorized;                                212        181
   21,199,640 and 18,096,950 shares issued
 Capital in excess of par value                                                         251,452    200,736
 Retained earnings                                                                       39,807     20,595
 Treasury stock at cost, 550,564 and 550,522 shares                                     (10,067)   (10,064)
 Deferred compensation                                                                      (72)         -
 Accumulated other comprehensive items                                                  (13,915)      (843)
                                                                                       --------   --------

                                                                                        267,417    210,605
                                                                                       --------   --------

                                                                                       $414,001   $401,281
                                                                                       ========   ========








The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                   Consolidated Statement of Cash Flows

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Operating Activities
 Net income                                                                 $ 19,212   $ 12,009   $ 11,340
 Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                            13,349     11,366      9,452
     Provision for losses on accounts receivable                               1,408        648        606
     Gain on sale of equipment, net                                             (434)         -          -
     Deferred income tax expense (benefit)                                      (170)       291       (948)
     Equity in earnings of unconsolidated subsidiaries (Note 3)               (2,640)    (1,241)         -
     Other noncash items                                                         (36)     2,710         47
     Changes in current accounts, excluding the effects of acquisitions and disposition:
        Accounts receivable                                                   (8,677)     2,959    (11,330)
        Inventories                                                              426     (1,448)     1,970
        Other current assets                                                    (926)    (1,100)     2,065
        Accounts payable                                                         726     (4,495)       145
        Other current liabilities                                              2,581      2,352      3,394
                                                                            --------   --------   --------

          Net cash provided by operating activities                           24,819     24,051     16,741
                                                                            --------   --------   --------

Investing Activities
 Acquisitions, net of cash acquired (Note 2)                                 (16,063)   (45,204)   (41,053)
 Cash acquired through acquisitions from Thermo                                    -          -     23,995
   Instrument in 1997 (Note 2)
 Adjustment to acquisition purchase price (Note 2)                               705      9,459        955
 Advances to affiliate, net                                                  (16,516)         -          -
 Purchases of property, plant, and equipment                                  (7,695)    (7,746)    (4,535)
 Proceeds from sale of property, plant, and equipment                          1,837      2,556        665
 Other                                                                           (78)       (16)      (103)
                                                                            --------   --------   --------

          Net cash used in investing activities                              (37,810)   (40,951)   (20,076)
                                                                            --------   --------   --------

Financing Activities
 Net proceeds from issuance of Company common stock (Note 9)                     636     69,174         21
 Purchases of Company common stock                                                 -    (10,054)         -
 Repayment of indebtedness to parent company (Notes 2 and 6)                 (50,000)   (37,861)         -
 Increase in short-term obligations, net                                      19,362      7,180      2,465
 Issuance of long-term obligations (Note 2)                                   15,190     11,409          -
 Issuance of long-term obligation to affiliated company (Note 6)              15,958          -          -
 Repayment of long-term obligations                                           (8,713)       (82)    (2,220)
                                                                            --------   --------   --------

          Net cash provided by (used in) financing activities               $ (7,567)  $ 39,766   $    266
                                                                            --------   --------   --------


Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                             Consolidated Statement of Cash Flows (continued)

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Exchange Rate Effect on Cash                                                $ (4,778)  $    387   $ (2,703)
                                                                            --------   --------   --------

Increase (Decrease) in Cash and Cash Equivalents                             (25,336)    23,253     (5,772)
Cash and Cash Equivalents at Beginning of Year                                62,957     39,704     45,476
                                                                            --------   --------   --------

Cash and Cash Equivalents at End of Year                                    $ 37,621   $ 62,957   $ 39,704
                                                                            ========   ========   ========

Cash Paid For
 Interest                                                                   $  5,954   $  6,888   $  7,736
 Income taxes                                                               $  9,705   $  3,054   $  5,619

Noncash Activities
 Fair value of assets of acquired companies, including                      $ 37,467   $ 59,406   $242,374
   cash acquired of $1,500, $1,278, and $23,995 (Note 2)
 Cash paid for acquired companies                                            (17,563)   (46,482)   (41,053)
 Issuance of Company common stock for acquired companies                           -          -    (83,533)
 Promissory note payable to parent company for acquired                            -          -    (50,000)
   companies
 Debt payable to parent company for acquired companies                             -          -    (37,861)
 Adjustments to purchase price due from parent                                     -          -      9,075
   company for acquired companies                                           --------   --------   --------

     Liabilities assumed of acquired companies                              $ 19,904   $ 12,924   $ 39,002
                                                                            ========   ========   ========

 Conversion of subordinated convertible note by                             $ 50,000   $      -   $      -
     parent company (Note 6)                                                ========   ========   ========





















The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                   1999 Financial Statements

               Consolidated Statement of Comprehensive Income and Shareholders' Investment

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Comprehensive Income
Net Income                                                                 $  19,212  $  12,009  $  11,340
                                                                           ---------  ---------  ---------

Other Comprehensive Items:
 Foreign currency translation adjustment                                     (13,072)     6,071     (8,543)
                                                                           ---------  ---------  ---------

                                                                           $   6,140  $  18,080  $   2,797
                                                                           =========  =========  =========

Shareholders' Investment
Common Stock, $.01 Par Value:
 Balance at beginning of year                                              $     181  $     141  $      98
 Net proceeds from issuance of Company common stock (Note 9)                       -         40          -
 Conversion of subordinated convertible note (Note 6)                             30          -          -
 Issuance of stock under employees' and directors' stock plans                     1          -          -
 Issuance of stock for the acquisition of the Biosystems Group                     -          -         43
   and the Clinical Products Group of LSI (Note 2)                         ---------  ---------  ---------

 Balance at end of year                                                          212        181        141
                                                                           ---------  ---------  ---------

Capital in Excess of Par Value:
 Balance at beginning of year                                                200,736    131,483     47,882
 Net proceeds from issuance of Company common stock (Note 9)                       -     68,988          -
 Conversion of subordinated convertible note (Note 6)                         49,970          -          -
 Issuance of stock under employees' and directors' stock plans                   746        156         21
 Tax benefit related to employees' and directors' stock plans                      -        109         90
 Issuance of stock for the acquisition of the Biosystems Group                     -          -     83,490
   and the Clinical Products Group of LSI (Note 2)                         ---------  ---------  ---------

 Balance at end of year                                                      251,452    200,736    131,483
                                                                           ---------  ---------  ---------

Retained Earnings:
 Balance at beginning of year                                                 20,595      9,633      1,707
 Net income                                                                   19,212     12,009     11,340
 Deemed distribution to parent company for the acquisition of                      -     (1,047)    (3,414)
   the Clinical Products Group of LSI (Note 2)                             ---------  ---------  ---------

 Balance at end of year                                                       39,807     20,595      9,633
                                                                           ---------  ---------  ---------

Treasury Stock:
 Balance at beginning of year                                                (10,064)         -          -
 Activity under employees' and directors' stock plans                             (3)       (10)         -
 Purchases of Company common stock                                                 -    (10,054)         -
                                                                           ---------  ---------  ---------

 Balance at end of year                                                    $ (10,067) $ (10,064) $       -
                                                                           ---------  ---------  ---------


Thermo BioAnalysis Corporation                                                   1999 Financial Statements

         Consolidated Statement of Comprehensive Income and Shareholders' Investment (continued)

(In thousands)                                                                  1999       1998      1997
-------------------------------------------------------------------------- ---------- ---------- ---------

Deferred Compensation (Note 4):
 Balance at beginning year                                                 $       -  $       -  $       -
 Issuance of restricted stock under employees' stock plans                      (108)         -          -
 Amortization of deferred compensation                                            36          -          -
                                                                           ---------  ---------  ---------

 Balance at end of year                                                          (72)         -          -
                                                                           ---------  ---------  ---------

Accumulated Other Comprehensive Items:
 Balance at beginning of year                                                   (843)    (6,914)     1,629
 Other comprehensive items                                                   (13,072)     6,071     (8,543)
                                                                           ---------  ---------  ---------

 Balance at end of year                                                      (13,915)      (843)    (6,914)
                                                                           ---------  ---------  ---------

                                                                           $ 267,417  $ 210,605  $ 134,343
                                                                           =========  =========  =========

































The accompanying notes are an integral part of these consolidated financial statements.

Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                Notes to Consolidated Financial Statements

1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo BioAnalysis Corporation (the Company) operates in three business segments: Biomolecular Instruments and Consumables, Clinical Equipment and
Supplies, and Information Management Systems. The Company's Biomolecular
Instruments and Consumables segment designs, manufactures, and markets products for immunoassay testing as well as a variety of proprietary products based on emerging technologies, including optical biosensor, polymerase chain reaction for DNA amplification, MALDI-TOF mass spectrometry, and capillary electrophoresis. The Company's Clinical Equipment and Supplies segment designs, manufactures, and markets clinical equipment and consumables, including cytology, histology, and pathology equipment and consumables; consumables for blood gas and ion-selective electrolyte analyzers; chemistry reagents and accessories; rapid diagnostic tests for use in physician offices; and clinical chemistry analyzers and laboratory automation systems. The Company's Information
Management Systems segment designs, develops, and supports laboratory information management systems and chromatography data systems, which are designed to facilitate the monitoring and analysis of samples and the organization and storage of data throughout the laboratory or clinical life cycle.

Relationship With Thermo Instrument Systems Inc. and Thermo Electron Corporation
      The Company was incorporated in February 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. As of January 1, 2000, Thermo Instrument owned
13,891,582 shares of the Company's common stock, representing 67% of such stock outstanding. Thermo Instrument is an 88%-owned subsidiary of Thermo Electron
Corporation. As of January 1, 2000, Thermo Electron owned 4,299,104 shares of the Company's common stock, representing 21% of such stock outstanding.
      In January 2000, Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of the reorganization, Thermo Instrument intends to acquire the publicly held shares of the Company (Note 15).

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company and its majority and wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.
      The Company accounts for investments in joint ventures in which it owns between 20% and 50% using the equity method. Under the equity method, the Company records its initial investment in each joint venture at cost, and adjusts the carrying value of the investment to recognize its proportionate share of the joint venture's earnings or losses. In July 1998, the Company contributed a business to a joint venture with Thermo Instrument and, as a result, the business has not been consolidated in the Company's financial statements since that time (Note 3).

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1999, 1998, and 1997 are for the fiscal years ended January 1, 2000, January 2, 1999, and January 3, 1998, respectively. Fiscal years 1999 and
1998 each included 52 weeks; fiscal year 1997 included 53 weeks.

Revenue Recognition
      The Company recognizes revenue upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes revenue from service contracts over the respective terms of the contracts. In accordance with Statement of Position No.
97-2, "Software Revenue Recognition," revenue from information management systems is recognized upon execution of the license agreement and delivery of the software when any ongoing service commitments are not critical to the functionality of the software; otherwise revenue on both the service and software components is recognized using the percentage-of- completion method.
Revenues recorded under the percentage-of-completion method were $6,803,000, $6,599,000,



1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

and $408,000 in 1999, 1998, and 1997, respectively. Revenue from software maintenance contracts, including amounts bundled in initial software licenses, is recognized ratably over the term of the contract. Revenues related to collaborative research agreements are recognized when the related services are performed and the research expenses are incurred.

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

Income Taxes
      In the periods prior to its initial public offering, the Company was included in Thermo Electron's consolidated federal and certain state income tax returns. Subsequent to the Company's initial public offering in September 1996, Thermo Instrument's and Thermo Electron's combined equity ownership of the Company was reduced below 80%. As a result, the Company was required to file its own federal income tax return until the fourth quarter of 1998, at which time
Thermo Instrument's and Thermo Electron's combined equity ownership again exceeded 80%. As a result, the Company and Thermo Instrument are included in Thermo Electron's consolidated tax return as provided for under a tax allocation agreement between the Company and Thermo Instrument. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns.
      In accordance with SFAS No. 109, "Accounting for Income Taxes," the
Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

Earnings per Share
      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the effect would be antidilutive, diluted earnings per share have been computed assuming the conversion of the Company's convertible obligation and the elimination of the related expense, and the exercise of stock options and their related income tax effects.

Cash and Cash Equivalents
      The Company, along with other European-based subsidiaries of Thermo
Electron, participates in a notional pool arrangement with Barclays Bank. Under this arrangement, Barclays notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. The Company has access to a $15,362,000 line of credit under this arrangement. Thermo Electron guarantees all of the obligations of each participant in this arrangement. At year-end 1999 and 1998, the Company had invested $13,832,000 and $3,410,000, respectively, and borrowed $8,588,000 and $2,465,000, respectively, under this arrangement (Note 6).


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

      The Company, along with other European-based subsidiaries of Thermo
Electron, participates in a cash management arrangement in the Netherlands with a wholly owned subsidiary of Thermo Electron. Under this arrangement, participants' balances are pooled for interest calculation purposes. Interest under this arrangement is based on Euro market rates. The Company has access to a $2,507,000 line of credit under this arrangement. Thermo Electron guarantees all of the obligations of each participant in this arrangement. At year-end
1999, the Company had $1,288,000 invested and $2,247,000 borrowed under this arrangement (Note 6).
      At year-end 1998, $40,339,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S.
government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The
Company's funds subject to the repurchase agreement were readily convertible into cash by the Company. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Effective June 1999, the Company adopted a new cash management arrangement with Thermo Electron, described below, that replaces the repurchase arrangement. At year-end 1998, $522,000 was invested in a similar arrangement in the Netherlands.
      At year-end 1999 and 1998, the Company's cash equivalents also included cash held in accounts in foreign countries and, at year-end 1998, certificates of deposits, which matured in three months or less. Cash equivalents are carried at cost, which approximates market value.

Advance to/from Affiliate
      Effective June 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice.
      In addition, certain of the Company's European-based subsidiaries participate in new cash management arrangements with a wholly owned subsidiary of Thermo Electron. The Company has access to a $12,102,000 line of credit under these arrangements, of which the Company had borrowed $10,307,000 at year-end
1999 (Note 6). Interest under these arrangements is based on Euro market rates.
The other terms of these arrangements are similar to the domestic cash management arrangement.

Inventories
      Inventories are stated at the lower of cost (on a weighted average or first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                              1999     1998
---------------------------------------------------------------------------------------- -------- --------

Raw Materials and Supplies                                                               $11,601  $11,370
Work in Process                                                                            4,477    3,532
Finished Goods                                                                            27,580   27,142
                                                                                         -------  -------

                                                                                         $43,658  $42,044
                                                                                         =======  =======
      The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 30 years;
machinery and equipment, 2 to 15 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                                              1999     1998
---------------------------------------------------------------------------------------- -------- --------

Land                                                                                     $   327  $   327
Buildings                                                                                  3,890    3,890
Machinery, Equipment, and Leasehold Improvements                                          37,438   32,738
                                                                                         -------  -------

                                                                                          41,655   36,955
Less:  Accumulated Depreciation and Amortization                                          15,957   11,462
                                                                                         -------  -------

                                                                                         $25,698  $25,493
                                                                                         =======  =======
Patents and Other Assets
      Patents and other assets in the accompanying balance sheet includes the costs of acquired patents, technology, software, and other specifically identifiable intangible assets. These assets are amortized using the straight-line method over their estimated useful lives, which range from 5 to 15 years. These assets were $15,613,000 and $17,410,000, net of accumulated amortization of $2,117,000 and $1,091,000, at year-end 1999 and 1998, respectively. Other assets also includes investments in joint ventures accounted for under the equity method (Note 3).

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 15 to 40 years. Accumulated amortization was $13,660,000 and $8,418,000 at year-end 1999 and 1998, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with the acquired business or asset The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset.
The Company assesses cash flows before interest charges when impairment is indicated and writes the asset down to fair value. If quoted values are not available, the Company estimates fair value by calculating the present value of future cash flows. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign
Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment.
Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for 1999 and 1997. In 1998, the Company recorded foreign currency translation gains of $1,150,000, arising from certain foreign subsidiaries' intercompany borrowings denominated in U.S. dollars, which are included in other income in the accompanying statement of income.


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

Comprehensive Income
      Comprehensive income combines net income and "other comprehensive items," which represents foreign currency translation adjustments, reported as a component of shareholders' investment in the accompanying balance sheet. The balance of accumulated other comprehensive items represents the Company's cumulative translation adjustment.

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

Recent Accounting Pronouncement
      In December 1999, the Securities and Exchange Commission issued Staff
Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements."
SAB 101 includes requirements for when shipments may be recorded as revenue when the terms of the sale include customer acceptance provisions or an obligation of the seller to install the product. In such instances, SAB 101 generally requires that revenue recognition occur at completion of installation and/or upon customer acceptance. SAB 101 requires that companies conform their revenue recognition practices to the requirements therein during the first quarter of calendar 2000 through recording a cumulative net of tax effect of the change in accounting. The Company has not yet completed the analysis to determine the effect that SAB 101 will have on its financial statements.

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

Presentation
      Certain amounts in 1998 and 1997 have been reclassified to conform to the presentation in the 1999 financial statements.

2.    Acquisitions

Acquisitions Effective in 1999
      In March 1999, the Company acquired the stock of Konelab Oy and substantially all of the assets of Clids Oy, both based in Finland, for a combined total purchase price, including related transaction costs, of $12.4 million in cash, net of cash acquired, and the assumption of $7.5 million of debt. Konelab manufactures clinical chemistry analyzers and a variety of reagents consumed in the analytical process. Clids manufactures modular laboratory automation systems that yield cost-efficiencies for clinical labs.
Also in March 1999, the Company acquired substantially all of the assets of Bio-Orbit Oy, based in Finland, for $0.6 million in cash and the assumption of $0.1 million of debt. Bio-Orbit manufactures luminometers and reagent kits for research, industrial, and environmental applications. To finance these acquisitions, the Company borrowed $14.5 million from a lender in Finland. The debt, which is guaranteed by Thermo Electron, is payable semiannually through March 2004 and bears interest at the 6-month Euribor rate plus 0.4%, which was 3.1% at January 1, 2000 (Note 6).


2.    Acquisitions (continued)

      In October 1999, the Company acquired Interactiva Biotechnologie GmbH for
$2.1 million in cash and the assumption of $1.2 million of debt. Interactiva, based in Germany, synthesizes customized biomolecules for gene research and clinical diagnostics applications.
      During 1999, the Company also purchased an additional interest in its 67.5%-owned subsidiary in Shanghai, China for $1.0 million in cash, which increased the Company's ownership to 90%.

Acquisitions Effective in 1998
      In December 1998, the Company's Hybaid GmbH subsidiary acquired the capital stock of Angewandte Gentechnologie Systeme GmbH (AGS), a German manufacturer of molecular biology reagents for the life sciences research market, for $1.9 million in cash.
      In November 1998, the Company acquired substantially all of the assets of BioStar, Inc. for $27.9 million in cash and the assumption of certain liabilities. BioStar develops, manufactures, and markets point-of-care rapid immunoassay test kits for detecting various medical conditions.
      In August 1998, the Company acquired the stock of Trace Scientific Limited for $7.3 million in cash and the repayment of $2.2 million in debt. Trace, based in Melbourne, Australia, markets a wide variety of chemical reagents used for diagnostic tests in clinical laboratories and supplies a range of products used by cell biologists in the pharmaceutical industry and in academia. Trace has operations in Australia, New Zealand, and the U.S.
      In May 1998, the Company acquired all of the outstanding stock of Data
Medical Associates, Inc. (DMA), which develops, manufactures, and distributes chemistry reagents and related accessories for clinical chemistry tests, for $5.2 million in cash and the repayment of $0.5 million of debt. Accounts receivable in the accompanying 1998 balance sheet includes $0.7 million related to a purchase price adjustment for the acquisition of DMA, which was received in 1999.
      In addition, in June 1998, the Company completed another acquisition for $0.9 million in cash and, in September 1998, purchased an additional 35% interest in the Company's subsidiary in Shanghai, China, for $0.6 million in cash. This additional investment increased the Company's ownership to 67.5% and, as a result, the results of the subsidiary have been consolidated with the results of the Company, effective September 1998.
      These acquisitions in 1999 and 1998 have been accounted for using the purchase method of accounting, and their results have been included in the accompanying financial statements from the respective dates of acquisition.

Acquisitions Effective in 1997
      In March 1997, Thermo Instrument acquired Life Sciences International PLC
(LSI), a London Stock Exchange-listed company. In May 1998, the Company agreed to acquire the Clinical Products Group of LSI, which is comprised of Shandon
Inc. and its related businesses, including ALKO Diagnostic Corporation, from Thermo Instrument. The Clinical Products Group provides equipment and consumables for cytology, histology, and pathology applications. It also supplies consumables for blood gas and ion-selective electrolyte analyzers. The net purchase price for the Clinical Products Group was $66.7 million, which represents the sum of the net book value, exclusive of cash, of the businesses as of April 4, 1998, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the 1996 revenues of the Clinical Products Group relative to LSI's 1996 consolidated revenues. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by SAB 55 (Topic 1:B).
      The net purchase price for the Clinical Products Group was comprised of 3,007,930 shares of Company common stock valued at $22.16 per share, which represents the five-day average for the period preceding the date the parties reached agreement in principle on the material terms of the transaction.
Following approval of the Company's shareholders, the shares for the purchase of the Clinical Products Group were issued in October 1998. In addition to the shares of Company common stock issued to Thermo Instrument, the Company assumed
$37.9 million of existing indebtedness owed by the Clinical Products Group to Thermo Instrument, making the gross purchase price $104.5

2.    Acquisitions (continued)

million. This amount includes $12.0 million for an equivalent amount of cash acquired. The existing indebtedness owed to Thermo Instrument bore interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This debt was repaid during 1998.
      In May 1997, the Company agreed to acquire Labsystems Oy and Hybaid, which comprised the Biosystems Group of LSI, from Thermo Instrument. Labsystems Oy, based in Finland, manufactures microplate-based immunoassay instruments and liquid-handling equipment. Hybaid, based in the U.K., manufactures thermal cyclers and consumables for DNA amplification. The aggregate purchase price for Labsystems Oy and Hybaid was approximately $102.5 million, which consisted of:
a) approximately $91.5 million for the net operating assets of the acquired businesses plus b) $11.0 million for an equivalent amount of cash held by the acquired businesses. The purchase price for the net operating assets represents the sum of the net book value, exclusive of cash, of the businesses as of the date that Thermo Instrument acquired LSI, plus a percentage of Thermo
Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of the Biosystems Group relative to LSI's 1996 consolidated revenues. The Company believes that this allocation methodology is reasonable and in accordance with the guidance provided by SAB 55 (Topic 1:B). The purchase price was subject to a post-closing adjustment based on final determination of the net book value, exclusive of cash, of the acquired businesses and a final calculation of Thermo Instrument's total cost in excess of net assets acquired associated with the acquisition of LSI. The post-closing adjustment resulted in a refund of $5.1 million, including
$0.3 million of interest income, which was received during 1998 was recorded as a reduction of cost in excess of net assets of acquired companies, exclusive of the interest component.
      Of the $102.5 million aggregate purchase price, the Company paid approximately $35.6 million in cash to Thermo Instrument, issued a $50.0 million promissory note to Thermo Instrument, and issued 1,300,000 shares of Company common stock, valued at approximately $16.9 million, or $12.98 per share, which represents the five-day average for the period preceding the date the transaction was approved by the Company's and Thermo Instrument's respective boards of directors. The Company believes that this five-day average is appropriate as it most closely represents the value of Company common stock on the date the Company became obligated to transfer such shares to Thermo
Instrument. The $50.0 million promissory note bore interest at the 90-day
Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The Company repaid a portion of this debt in July 1999 (Note 6).
      In July 1997, the Company agreed to acquire Labsystems Japan from Thermo
Instrument for approximately $5.9 million in cash. Labsystems Japan was acquired by Thermo Instrument as part of its acquisition of LSI. The purchase price for Labsystems Japan was determined in a manner similar to that for the Biosystems
Group of LSI. Subsequent to the initial determination of the purchase price, the Company assumed certain additional trade payables totaling approximately $4.4 million, which resulted in a corresponding decrease in the purchase price, plus interest income, which was recorded as a reduction of cost in excess of net assets of acquired companies, exclusive of the interest component. Of the $4.4 million purchase price adjustment, $0.4 million was received in 1997 and the remainder was received in 1998, including $0.3 million of interest income.
Labsystems Japan distributes products manufactured by Labsystems Oy and LSI companies.
      Because the Company, the Clinical Products Group, the Biosystems Group, and Labsystems Japan were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transactions have been accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the results of the Clinical Products
Group, the Biosystems Group, and Labsystems Japan from March 12, 1997, the date these businesses were acquired by Thermo Instrument, and the shares issued to Thermo Instrument have been deemed outstanding from that date for purposes of computing earnings per share. The purchase price for the Clinical Products Group included $4.5 million for the increase in the net book value from the date the Clinical Products Group was acquired by Thermo Instrument, including $1.0 million for earnings during the first quarter of 1998. This amount was recorded as a deemed distribution from retained earnings, reflecting consideration to Thermo Instrument for the earnings of the Clinical Products Group from the date of the acquisition by Thermo Instrument until the date of transfer to the Company.


2.    Acquisitions (continued)

Other Information Concerning Acquisitions
      The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $179.1 million, which is being amortized over 20 to 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions made in 1999, is subject to adjustment upon finalization of the purchase price allocation. To date, no information has been gathered that indicates that the final allocations of purchase price will be materially different from the preliminary estimates, except for the acquisition of Konelab and Clids, in which the Company is awaiting the determination of the value of the acquired technology.
      In connection with its acquisitions, the Company has undertaken restructuring activities at certain acquired businesses. The Company's restructuring activities, which were accounted for in accordance with Emerging
Issues Task Force Pronouncement (EITF) 95-3, primarily have included reductions in staffing levels, abandonment of excess facilities and, to a lesser extent, costs for the relocation of certain employees and the termination of certain joint venture arrangements. In connection with these restructuring activities, as part of the cost of the acquisitions, the Company established reserves as detailed below, primarily for severance and excess facilities. In accordance with EITF 95-3, the Company finalizes its restructuring plans no later than one year from the respective dates of the acquisitions. Unresolved matters at January 1, 2000, primarily included completion of planned severances, abandonment of excess facilities and, to a lesser extent, the relocation of certain employees, for acquisitions completed during the last 12 months.

      A summary of the changes in accrued acquisition expenses for severance is as follows:

                                            1999           1998          1997          1996         Total
(In thousands)                      Acquisitions   Acquisitions  Acquisitions  Acquisitions
----------------------------------- ------------- -------------- ------------- ------------- -------------

Balance at December 28, 1996              $    -        $     -        $    -        $1,801        $ 1,801
 Reserves established                          -              -         3,864             -          3,864
 Usage                                         -              -        (2,969)         (559)        (3,528)
 Decrease due to finalization                                                        (1,159)        (1,159)
   of restructuring plan,
   recorded as a decrease to
   cost in excess of net assets
   of acquired companies
 Currency translation                          -              -             -           (83)           (83)
                                          ------        -------        ------        ------        -------

Balance at January 3, 1998                     -              -           895             -            895
 Reserves established                          -          1,335           445             -          1,780
 Usage                                         -            (92)         (852)            -           (944)
 Decrease due to finalization                  -              -          (139)            -           (139)
   of restructuring plan,
   recorded as a decrease to
   cost in excess of net assets
   of acquired companies
 Currency translation                          -             15           (23)            -             (8)
                                          ------        -------        ------        ------        -------

Balance at January 2, 1999                     -          1,258           326             -          1,584
 Reserves established                      1,978            130             -             -          2,108
 Usage                                      (554)          (541)         (257)            -         (1,352)
 Decrease due to finalization                  -           (527)            -             -           (527)
   of restructuring plan,
   recorded as a decrease to
   cost in excess of net assets
   of acquired companies
 Currency translation                       (153)           (40)          (47)            -           (240)
                                          ------        -------        ------        ------        -------

Balance at January 1, 2000                $1,271        $   280        $   22        $    -        $ 1,573
                                          ======        =======        ======        ======        =======

      Amounts established for severance related to 27, 30, and 150 employees in 1999, 1998, and 1997, respectively.


2.    Acquisitions (continued)

      A summary of the changes in accrued acquisition expenses for excess facilities is as follows:

                                            1999           1998          1997          1996         Total
(In thousands)                      Acquisitions   Acquisitions  Acquisitions  Acquisitions
----------------------------------- ------------- -------------- ------------- ------------- -------------

Balance at December 28, 1996               $   -         $    -         $   -         $  56         $   56
 Reserves established                          -              -         1,828             -          1,828
 Usage                                         -              -             -           (33)           (33)
 Decrease due to finalization of               -              -             -           (20)           (20)
   restructuring plan, recorded
   as a decrease to cost in
   excess of net assets of
   acquired companies
 Currency translation                          -              -             -            (3)            (3)
                                           -----         ------         -----         -----         ------

Balance at January 3, 1998                     -              -         1,828             -          1,828
 Reserves established                          -            262           306             -            568
 Usage                                         -              -          (737)            -           (737)
 Decrease due to finalization of               -              -           (58)            -            (58)
   restructuring plan, recorded
   as a decrease to cost in
   excess of net assets of
   acquired companies
 Currency translation                          -            (27)           56             -             29
                                           -----         ------         -----         -----         ------

Balance at January 2, 1999                     -            235         1,395             -          1,630
 Reserves established                        192              -             -             -            192
 Usage                                        (1)           (93)         (216)            -           (310)
 Decrease due to finalization of               -           (146)            -             -           (146)
   restructuring plan, recorded
   as a decrease to cost in
   excess of net assets of
   acquired companies
 Currency translation                        (15)             4           (44)            -            (55)
                                           -----         ------         -----         -----         ------

Balance at January 1, 2000                 $ 176         $    -         $1,135        $   -         $1,311
                                           =====         ======         ======        =====         ======

      Provisions for the abandonment of facilities for 1997 acquisitions primarily related to sales offices in France, Germany, and Spain, as well as a manufacturing facility in the United Kingdom, with lease terms through 2014.
Provisions for 1998 and 1999 acquisitions related to costs for exiting manufacturing facilities in Australia and Germany and sales offices in France and Germany with lease terms through 2000.


2.    Acquisitions (continued)

      A summary of the changes in other accrued acquisition expenses, which primarily represents costs for the relocation of certain employees and the termination of certain joint venture arrangements, is as follows:

                                            1999           1998          1997          1996         Total
(In thousands)                      Acquisitions   Acquisitions  Acquisitions  Acquisitions
----------------------------------- ------------- -------------- ------------- ------------- -------------

Balance at December 28, 1996              $    -        $     -        $    -        $    -        $     -
 Reserves established                          -              -         1,882           103          1,985
 Usage                                         -              -            (1)         (103)          (104)
 Currency translation                          -              -             -             -              -
                                          ------        -------        ------        ------        -------

Balance at January 3, 1998                     -              -         1,881             -          1,881
 Reserves established                          -            177             -             -            177
 Usage                                         -           (148)         (390)            -           (538)
 Decrease due to finalization of               -              -        (1,220)            -         (1,220)
   restructuring plan, recorded
   as a decrease to cost in
   excess of net assets of
   acquired companies
 Currency translation                          -              4            19             -             23
                                          ------        -------        ------        ------        -------

Balance at January 2, 1999                     -             33           290             -            323
 Reserves established                        828             94             -             -            922
 Usage                                       (57)           (84)            -             -           (141)
 Currency translation                        (64)             -           (41)            -           (105)
                                          ------        -------        ------        ------        -------

Balance at January 1, 2000                $  707        $    43        $  249        $    -        $   999
                                          ======        =======        ======        ======        =======

      The provision established for 1997 acquisitions related to costs associated with exiting three joint venture arrangements. The provision established for 1998 acquisitions related to moving expenses for two manufacturing facilities. The provision established for 1999 acquisitions related to costs associated with relocating sales employees in France and Germany.
      Of the total acquisition reserves accrued at January 1, 2000, the Company expects to pay $2,499,000 in 2000 and $1,384,000 over the terms of the leases, in 2001 through 2014.


      Based on unaudited data, the following table presents selected financial information for the Company, BioStar, and the Clinical Products Group and the Biosystems Group of LSI on a pro forma basis, assuming the companies had been combined since the beginning of 1997. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.

(In thousands except per share amounts)                                               1998            1997
------------------------------------------------------------------------- ---- ------------- -------------

Revenues                                                                           $242,629      $242,242
Net Income                                                                            7,967         3,196
Basic and Diluted Earnings per Share                                                    .49           .23

      The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions had been made at the beginning of 1997.

3.    Joint Ventures

      The Company records its share of income and losses in unconsolidated joint ventures, in which it owns between 22% and 50%, as equity in earnings of unconsolidated subsidiaries and the carrying value is included in patents and other assets in the accompanying balance sheet.
      As of July 5, 1998, the Company contributed the assets and liabilities of its Eberline health physics division to a joint venture the Company formed with Thermo Instrument. The joint venture was established to address the nuclear instrumentation market. The Company received a 49% equity interest in the joint venture, and initially receives 67% of the profit and losses of the joint venture through the later of the achievement of certain earnings targets or July
2000. The Company's health physics division had unaudited revenues and operating income of $7,133,000 and $1,486,000, respectively, in 1998, through July 4. As a result of the formation of the joint venture, the Company has not consolidated the results of this business since July 4, 1998. In addition, the Company has joint ventures in China and Mexico of which it owns 22% and 50%, respectively.

4.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has stock-based compensation plans for its key employees, directors, and others, which permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are immediately exercisable, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period, depending on the term of the option, which generally ranges from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable immediately and expire three to seven years after the date of the grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Instrument and Thermo Electron.

4.    Employee Benefit Plans (continued)

      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 95,000 shares at a weighted average exercise price of $16.74 per share elected to participate in this exchange and, as a result, received options to purchase 48,000 shares of Company common stock at $10.76 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.
      In February 1999, the Company awarded 6,500 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $108,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period.
      A summary of the Company's stock option activity is as follows:

                                                       1999               1998                 1997
                                               ------------------  ------------------  ------------------
                                                         Weighted            Weighted            Weighted
                                                          Average             Average             Average
                                                         Exercise            Exercise            Exercise
                                                            Price               Price               Price
                                                Number              Number               Number
                                                    of                  of                   of
(Shares in thousands)                           Shares              Shares               Shares
---------------------------------------------- -------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year             994     $13.10      907     $12.42       717     $11.27
 Granted                                           323      18.45      354      15.57       282      15.71
 Exercised                                         (55)     10.51      (15)     10.84        (2)     10.38
 Forfeited                                         (82)     14.04     (157)     12.81       (90)     13.60
 Canceled due to exchange                            -          -      (95)     16.74         -          -
                                                  ----                ----                -----

Options Outstanding, End of Year                  1,180    $14.62      994     $13.10       907     $12.42
                                                  =====    ======     ====     ======     =====     ======

Options Exercisable                               1,180    $14.62      994     $13.10       907     $12.42
                                                  =====    ======     ====     ======     =====     ======

Options Available for Grant                        341                 388                  291
                                                  ====                ====                =====


      A summary of the status of the Company's stock options at January 1, 2000, is as follows:

                                                             Options Outstanding and Exercisable
                                                     ----------------------------------------------------
Range of Exercise Prices                                   Number            Weighted           Weighted
                                                               of             Average            Average
                                                           Shares           Remaining           Exercise
                                                    (In thousands)   Contractual Life              Price
------------------------------------------------- ---------------- ------------------- ------------------

$10.00 - $13.22                                               505           6.9 years              $10.77
 13.23 -  16.45                                               253           7.0 years               14.88
 16.46 -  19.68                                               346           5.2 years               18.42
 19.69 -  22.91                                                76          10.3 years               21.95
                                                            -----

$10.00 - $22.91                                             1,180           6.6 years              $14.62
                                                            =====

Employee Stock Purchase Program
      Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo
Electron's common stock can be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased are subject to a one-year resale restriction. Prior to the 1998 program year, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 1999, the Company issued 15,000 shares of its common stock under this program. No shares were issued under this program during 1998 and 1997.

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No.
123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS
No. 123, the effect on the Company's net income and earnings per share would have been as follows:

(In thousands except per share amounts)                                       1999        1998       1997
----------------------------------------------------------------------- ----------- ----------- ----------

Net Income:
 As reported                                                               $19,212     $12,009     $11,340
 Pro forma                                                                  17,030      10,636      10,850
Basic Earnings per Share:
 As reported                                                                  1.06         .74         .86
 Pro forma                                                                     .94         .66         .82
Diluted Earnings per Share:
 As reported                                                                   .99         .70         .79
 Pro forma                                                                     .88         .63         .76


4.    Employee Benefit Plans (continued)

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $5.94, $5.48, and $6.73 in 1999, 1998, and 1997, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                             1999        1998        1997
----------------------------------------------------------------------- ---------- ------------ ----------

Volatility                                                                    30%         28%          28%
Risk-free Interest Rate                                                      5.4%        4.9%         6.4%
Expected Life of Options                                                4.0 years   4.9 years    6.4 years

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility.
Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) Savings Plan
      The majority of the Company's domestic subsidiaries participate in Thermo
Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $1,005,000, $453,000, and $433,000 in 1999, 1998, and
1997, respectively.

Other Retirement Plans
      Certain of the Company's subsidiaries offer other defined contribution plans in lieu of participation in the Thermo Electron 401(k) savings plan.
Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense
$99,000, $668,000, and $430,000 in 1999, 1998, and 1997, respectively.

5.    Income Taxes

      The components of income before provision for income taxes and minority interest are as follows:

(In thousands)                                                               1999        1998         1997
--------------------------------------------------------------------- ------------ -----------  ----------

Domestic                                                                  $12,833      $ 9,447     $15,727
Foreign                                                                    17,621       10,708       2,148
                                                                          -------      -------     -------

                                                                          $30,454      $20,155     $17,875
                                                                          =======      =======     =======



5.    Income Taxes (continued)

      The components of the provision for income taxes are as follows:

(In thousands)                                                               1999        1998        1997
--------------------------------------------------------------------- ------------ ----------- -----------

Currently Payable:
 Federal                                                                  $ 4,861      $2,566     $  5,255
 State                                                                        996         398          729
 Foreign                                                                    5,550       4,900        1,499
                                                                          -------      ------     --------

                                                                           11,407       7,864        7,483
                                                                          -------      ------     --------

Net Deferred (Prepaid):
 Federal                                                                      (36)      1,155         (381)
 State                                                                        (18)        219          (81)
 Foreign                                                                     (116)     (1,083)        (486)
                                                                          -------      ------     --------

                                                                             (170)        291         (948)
                                                                          -------      ------     --------

                                                                          $11,237      $8,155     $  6,535
                                                                          =======      ======     ========

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $109,000 and $90,000 of such benefits that have been allocated to capital in excess of par value in 1998 and 1997, respectively.
      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% in 1999 and 1998, and 34% in 1997 to income before provision for income taxes and minority interest due to the following:

(In thousands)                                                                1999        1998       1997
----------------------------------------------------------------------- ----------- ----------- ----------

Provision for Income Taxes at Statutory Rate                               $10,659     $ 7,054     $ 6,078
Increases (Decreases) Resulting From:
 State income taxes, net of federal tax                                        636         401         428
 Foreign tax rate and tax law differential                                    (733)         69         283
 Tax benefit of foreign sales corporation                                     (159)       (117)        (37)
 Amortization of cost in excess of net assets of acquired companies            359         338          20
 Other, net                                                                    475         410        (237)
                                                                           -------     -------     -------

                                                                           $11,237     $ 8,155     $ 6,535
                                                                           =======     =======     =======

      Deferred tax asset (liability) in the accompanying balance sheet consists of the following:

(In thousands)                                                                          1999       1998
---------------------------------------------------------------------------------- ----------- ----------

 Current Deferred Tax Asset:
   Foreign prepaid                                                                    $ 9,550     $ 7,713
   Net operating loss                                                                   7,616       2,475
   Inventory basis difference                                                           2,081       2,010
   Reserves and accruals                                                                1,658       1,329
   Allowance for doubtful accounts                                                        591         407
                                                                                      -------     -------

                                                                                       21,496      13,934
   Less:  Valuation allowance                                                           7,616       2,475
                                                                                      -------     -------

                                                                                      $13,880     $11,459
                                                                                      =======     =======
 Long-term Deferred Tax Asset (Liability):
   Depreciation and amortization                                                      $   156     $(1,679)
                                                                                      =======     =======

      At year-end 1999, the Company had foreign net operating loss carryforwards of approximately $20,045,000 for which a valuation allowance has been established as it is more likely than not that the deferred tax asset will not be realized. Of this amount, approximately $16,026,000 expires from 2002 through 2009. Any tax benefit resulting from the use of acquired loss carryforwards is recorded as a reduction of cost in excess of net assets of acquired companies.
The increase in the valuation allowance in 1999 is a result of the increase in acquired loss carryforwards.
      A provision has not been made for U.S. or additional foreign taxes on $33,383,000 of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas.

6.    Short- and Long-term Obligations

Short-term Obligations
      In May 1997, the Company agreed to purchase the Biosystems Group of LSI from Thermo Instrument (Note 2). The purchase price for such businesses included
$50,000,000 payable to Thermo Instrument, which bore interest at the 90-day
Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In satisfaction of this obligation, in July 1999, the Company repaid $27,602,000 to Thermo Instrument with internal funds and refinanced
$22,398,000 of the obligation. Of the $22,398,000 that was refinanced, $2,555,000 was borrowed under an arrangement with Barclays Bank (Note 1), and is included in short-term obligations and current maturities of long-term obligations in the accompanying 1999 balance sheet. This amount bears interest at a variable rate, which was 5.77% at January 1, 2000. The unpaid balance of the amount that was refinanced, is denominated in British pounds sterling and translated into an obligation of $16,333,000 at January 1, 2000. This debt, which the Company borrowed from a wholly owned subsidiary of Thermo Instrument, has a maturity date of July 15, 2001, and bears interest at a fixed rate of 6.05%. The Company expects to repay this debt during 2000, and therefore, it is included in short-term obligations and current maturities of long-term obligations in the accompanying 1999 balance sheet.
      Short-term obligations and current maturities of long-term obligations in the accompanying balance sheet include $9,959,000 and $2,399,000 at year-end
1999 and 1998, respectively, of short-term bank borrowings at the Company's foreign subsidiaries.


6.    Short- and Long-term Obligations (continued)

      The Company has overdraft facilities for use by certain of its European and Asian subsidiaries. The Company had $8,856,000 outstanding under these facilities at year-end 1998. Borrowings under overdraft facilities are guaranteed by either Thermo Instrument or Thermo Electron.
      The weighted average interest rate for these borrowings was 4.7% and 3.1% at year-end 1999 and 1998, respectively. Unused lines of credit, including amounts available under arrangements with a wholly owned subsidiary of Thermo
Electron, were $16,081,000 at year-end 1999.
      At year-end 1999, the Company had borrowings of $12,554,000 under arrangements with a wholly owned subsidiary of Thermo Electron (Note 1). In addition, at year-end 1999 and 1998, the Company had $8,588,000, including the $2,555,000 short-term obligation discussed above, and $2,465,000, respectively, under an arrangement with Barclays Bank (Note 1). The weighted average interest rate for these borrowings was 4.7% and 7.2% at year-end 1999 and 1998, respectively.

Long-term Obligations
      In connection with the acquisitions of Konelab, Clids, and Bio-Orbit (Note
2), the Company borrowed $14,528,000 from a lender in Finland. This debt, which is guaranteed by Thermo Electron, is payable semiannually through March 2004 and bears interest at the 6-month Euribor rate plus 0.4%, which was 3.1% at January
1, 2000. The balance outstanding was $13,059,000 at year-end 1999, of which $3,380,000 is included in short-term obligations and current maturities of long-term obligations in the accompanying 1999 balance sheet.
      The Company's Labsystems Oy subsidiary has an outstanding foreign bank loan of $7,842,000 and $11,393,000, at year-end 1999 and 1998, respectively, which bears interest at the 6-month Helibor rate plus 0.4%, which was 3.5% at January 1, 2000. Of this amount, $1,960,000 and $2,266,000 is included in short-term obligations and current maturities of long-term obligations in the accompanying 1999 and 1998 balance sheet, respectively, and the remainder is due in installments through 2003. This loan is guaranteed by Thermo Electron.
      In addition to the long-term portion of the borrowings described above, other long-term obligations includes bank borrowings at several of the Company's subsidiaries as well as certain borrowings related to equipment financing. The total of these borrowings was $3,345,000 and $1,357,000, of which $454,000 and $303,000 was included in short-term obligations and current maturities of long-term obligations at year-end 1999 and 1998, respectively. The net book value of equipment under these financing arrangements was $635,000 and $466,000 at year-end 1999 and 1998, respectively. These obligations are payable monthly and are due in installments through 2005.
      In July 1996, the Company issued to Thermo Instrument a $50,000,000 principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's common stock at $16.50 per share. In October 1999, Thermo Instrument converted this note into 3,030,303 shares of Company common stock.
      The annual requirements for these long-term obligations as of January 1, 2000, are $5,794,000 in 2000, $6,165,000 in 2001, $5,986,000 in 2002, $5,442,000
in 2003, $368,000 in 2004, and $491,000 in 2005 and thereafter. Total requirements of long-term obligations are $24,246,000.
      See Note 11 for the fair value information pertaining to the Company's long-term obligations.

7.    Commitments and Contingency

Operating Leases
      The Company leases portions of its office and operating facilities under various noncancelable operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $7,586,000, $6,709,000 and $4,842,000 in 1999, 1998, and 1997, respectively. Future minimum payments due under noncancelable operating leases as of January 1, 2000, are $6,400,000 in 2000, $5,137,000 in 2001, $4,201,000 in 2002, $3,058,000 in 2003, $2,391,000 in
2004, and $5,827,000 in 2005 and thereafter. Total future minimum lease payments are $27,014,000.


7.    Commitments and Contingency (continued)

      The Company subleases a portion of space in its U.K. and Finland facilities to unrelated parties under noncancelable sublease agreements, which expire at various dates through 2003. The accompanying statement of income includes income from this sublease agreement of $328,000 and $54,000 in 1999 and 1998, respectively. The operating lease commitments above have not been reduced by sublease rental income commitments of $240,000 in 2000, $208,000 in 2001, $112,000 in 2002, and $66,000 in 2003.

Contingency
      As a result of the acquisition of Affinity Sensors in March 1996, formerly part of the Fisons businesses acquired by Thermo Instrument, the Company is a defendant in a dispute alleging patent infringement. In general, an owner of intellectual property can prevent others from using such property and is entitled to damages for unauthorized past usage. In January 2000, the U.S.
District Court for the District of Delaware ruled that the Company infringed on this patent. However, the prevailing party's remedies have been limited to injunctive relief and money damages, based on a reasonable royalty, which has not yet been determined, on past U.S. sales. Although the Company believes that it is entitled to indemnification for any losses on such matter by Rhone-Poulenc
Rorer under the purchase agreement between Thermo Instrument and Rhone-Poulenc
Rorer for the initial purchase of the Fisons businesses, Rhone-Poulenc Rorer is disputing the Company's entitlement to indemnification for sales of the alleged infringing products that occurred after the March 1996 acquisition of these businesses by Thermo Instrument. The Company does not expect that this contingency will materially affect its future results of operations or financial position.

8.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. The Company paid an amount equal to 0.8% and 1.0% of the Company's revenues in 1998 and 1997, respectively. For these services, the Company was charged $2,325,000, $1,817,000, and $2,020,000 in 1999, 1998, and
1997, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron
Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

Other Related-party Transactions
      The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of such products to affiliated companies totaled $4,448,000, $4,269,000, and $16,667,000 in 1999, 1998, and 1997, respectively. The Company established several sales offices in 1998 and discontinued using certain affiliated Company's distributors for its products, which resulted in a decrease in sales to affiliates. Purchases of products from affiliated companies totaled $2,817,000, $5,959,000, and $6,693,000 in 1999, 1998, and 1997, respectively.
      In addition, a majority-owned subsidiary of Thermo Instrument assembled certain of the Company's products. For these services, the Company paid $312,000 and $632,000 in 1998 and 1997, respectively.


8.    Related-party Transactions (continued)

Operating Leases
      In addition to the operating leases discussed in Note 7, the Company leased certain manufacturing space from ThermoQuest Corporation, a majority-owned subsidiary of Thermo Instrument, as a tenant-at-will through April 1998. The accompanying statement of income includes expenses from this operating lease of $14,000 and $74,000 in 1998 and 1997, respectively.

Cash Management
      The Company invests excess cash and borrows short-term funds under arrangements with Thermo Electron as discussed in Note 1.

Short-term Obligations
      The Company has short-term obligations due to related parties as discussed in Note 6.

9.    Common Stock

      In June 1998, the Company sold 4,000,000 shares of its common stock in a public offering at $18.125 per share for net proceeds of $69,028,000. Of this amount, 1,000,000 shares were purchased by Thermo Electron.
      In October 1999, the Company issued 3,030,303 shares of its common stock to Thermo Instrument in connection with Thermo Instrument's conversion of the Company's $50,000,000 principal amount 4.875% subordinated convertible note due
2001 (Note 6).
      At January 1, 2000, the Company had reserved 1,581,000 unissued shares of its common stock for possible issuance under stock-based compensation plans.

10.    Restructuring and Related Costs

      During 1998, the Company recorded restructuring and related costs of $4,072,000. Restructuring costs of $1,300,000, which were accounted for in accordance with EITF 94-3, consisted of $983,000 related to severance costs for 69 employees across all functions, and $317,000 related primarily to facility-closing costs for the Company's biomolecular instrumentation manufacturing operation in Guernsey and downsizing of its clinical instrumentation manufacturing operations in the United Kingdom. Of the 69 employees, 54 were terminated in 1998 and the remainder in 1999. The charge for facility-closing costs included $198,000 for the write-down of related fixed assets. In addition, the Company recorded a write-down of inventories totaling
$2,772,000 related to discontinuing several low-margin product lines and disposing of inventory at its manufacturing operation in Guernsey, which is included in cost of revenues in the accompanying 1998 statement of income. In addition to the restructuring costs discussed above, the Company's nuclear instrumentation joint venture (Note 3) incurred $500,000 of restructuring costs during 1998. The Company recorded its share of the joint venture's restructuring costs of $335,000 as a reduction of the Company's equity in earnings of unconsolidated subsidiaries in the accompanying statement of income.

      As of January 1, 2000, the Company had completed its restructuring plan, including employee terminations. A summary of activity in accrued restructuring costs is as follows:

                                                                                Abandonment
                                                                                  of Excess
(In thousands)                                                 Severance (a)     Facilities         Total
                                                                                        (b)
-------------------------------------------------------------- -------------- -------------- -------------

Balance at January 3, 1998                                           $     -        $     -        $     -
 Provision charged to expense in 1998 (c)                                983            119          1,102
 1998 usage                                                             (913)             -           (913)
 Currency translation                                                     20              -             20
                                                                     -------        -------        -------

Balance at January 2, 1999                                                90            119            209
 1999 usage                                                              (61)          (119)          (180)
 Currency translation                                                    (29)             -            (29)
                                                                     -------        -------        -------

Balance at January 1, 2000                                           $     -        $     -        $     -
                                                                     =======        =======        =======

(a) Represents $528,000 and $455,000 of costs in the Biomolecular Instruments and Consumables segment and the Clinical Equipment and Supplies segment, respectively.
(b) Represents costs in the Biomolecular Instruments and Consumables segment.
(c) Excludes noncash charges in the Biomolecular Instruments and Consumables segment of $2,772,000 for inventory provisions and $198,000 for the write-down of fixed assets.

11.   Fair Value of Financial Instruments

      The Company's financial instruments consist primarily of cash and cash equivalents, advance to affiliate, accounts receivable, short-term obligations and current maturities of long-term obligations, accounts payable, due to parent company and affiliated companies, long-term obligations, and forward exchange contracts. The carrying amount of these financial instruments, with the exception of long-term obligations and forward exchange contracts, approximate fair value due to their short-term nature.
      The carrying amount and fair value of the Company's long-term obligations and off-balance-sheet financial instruments are as follows:

                                                                       1999                     1998
                                                           -----------------------  ----------------------
                                                              Carrying        Fair    Carrying       Fair
(In thousands)                                                  Amount       Value      Amount      Value
---------------------------------------------------------- ------------ ----------- ----------- ----------

Long-term Obligations:
 Subordinated convertible note, due to parent company        $     -      $     -   $50,000     $46,250
  Other                                                       18,452       18,452    10,181      10,181
                                                             -------      -------   -------     -------

                                                             $18,452      $18,452   $60,181     $56,431
                                                             =======      =======   =======     =======

Off-balance-sheet Financial Instruments:
 Forward exchange contracts payable                                       $    34               $     1


11.   Fair Value of Financial Instruments (continued)

      The fair value of long-term obligations was determined based on quoted market prices and on borrowing rates available to the Company at the respective year-ends.
      The notional amounts of forward foreign exchange contracts outstanding totaled $2,000,000 and $1,000,000 at year-end 1999 and 1998, respectively. The fair value of such contracts is the estimated amount that the Company would pay upon termination of the contract, taking into account the change in foreign exchange rates.

12.   Business Segment and Geographical Information

      The Company organizes and manages its business by individual functional operating entity. The Company's businesses operate in three segments:
Biomolecular Instruments and Consumables, Clinical Equipment and Supplies, and
Information Management Systems. In classifying operational entities into a particular segment, the Company aggregates businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution. In addition, through July 4, 1998, the Company consolidated the results of its Eberline health physics division (Note 3), which are captioned as "other" in the business segment section in the following tables.
      The Company's Bimolecular Instruments and Consumables segment designs, manufactures, and markets products for immunoassay testing as well as a variety of proprietary products based on emerging technologies, including optical biosensor, polymerase chain reaction for DNA amplification, MALDI-TOF mass spectrometry, and capillary electrophoresis. The Company's Clinical Equipment and Supplies segment designs, manufactures, and markets clinical equipment and consumables, including cytology, histology, and pathology equipment and consumables; consumables for blood gas and ion-selective electrolyte analyzers;
chemistry reagents and accessories; rapid diagnostic tests for use in physician offices; and clinical chemistry analyzers and laboratory automation systems. The
Company's Information Management Systems segment designs, develops, and supports laboratory information management systems and chromatography data systems, which are designed to facilitate the monitoring and analysis of samples and the organization and storage of data throughout the laboratory or clinical life cycle.

(In thousands)                                                                 1999       1998        1997
------------------------------------------------------------------------- ----------- ---------- ---------

Business Segment Information
Revenues:
 Biomolecular Instruments and Consumables                                  $121,764    $112,247  $101,068
 Clinical Equipment and Supplies                                            128,910      75,471    62,544
 Information Management Systems                                              39,908      32,231    25,015
 Other                                                                            -       7,133    13,371
                                                                           --------    --------  --------

                                                                           $290,582    $227,082  $201,998
                                                                           ========    ========  ========

Income Before Provision for Income Taxes and Minority Interest:
 Biomolecular Instruments and Consumables (a)                              $ 12,479    $  9,244  $  9,523
 Clinical Equipment and Supplies (b)                                         12,435       7,031     7,395
 Information Management Systems                                               9,389       6,478     6,028
 Other                                                                            -       1,486     2,515
 Corporate (c)                                                               (3,565)     (2,826)   (2,292)
                                                                           --------    --------  --------

 Total operating income                                                      30,738      21,413    23,169
 Interest and other expense, net                                               (284)     (1,258)   (5,294)
                                                                           --------    --------  --------

                                                                           $ 30,454    $ 20,155  $ 17,875
                                                                           ========    ========  ========

Total Assets:
 Biomolecular Instruments and Consumables                                  $181,764    $168,787  $168,444
 Clinical Equipment and Supplies                                            193,541     164,902   115,707
 Information Management Systems                                              21,203      18,068    15,595
 Other                                                                            -       5,886     9,925
 Corporate (d)                                                               17,493      43,638    12,768
                                                                           --------    --------  --------

                                                                           $414,001    $401,281  $322,439
                                                                           ========    ========  ========

Depreciation and Amortization:
 Biomolecular Instruments and Consumables                                  $  6,188    $  6,595  $  5,736
 Clinical Equipment and Supplies                                              6,361       3,789     2,613
 Information Management Systems                                                 783         857       814
 Other                                                                            -         102       262
 Corporate                                                                       17          23        27
                                                                           --------    --------  --------

                                                                           $ 13,349    $ 11,366  $  9,452
                                                                           ========    ========  ========


12.   Business Segment and Geographical Information (continued)

(In thousands)                                                                 1999        1998       1997
------------------------------------------------------------------------- ----------- ---------- ---------

Capital Expenditures:
 Biomolecular Instruments and Consumables                                  $  3,269    $  5,042   $  2,459
 Clinical Equipment and Supplies                                              3,520       1,846      1,427
 Information Management Systems                                                 900         801        598
 Other                                                                            -          43         39
 Corporate                                                                        6          14         12
                                                                           --------    --------   --------

                                                                           $  7,695    $  7,746   $  4,535
                                                                           ========    ========   ========

Geographical Information
Revenues (e):
 United States                                                             $140,593    $112,609   $ 96,146
 England                                                                     64,996      64,738     61,457
 Finland                                                                     64,610      46,648     40,520
 Other                                                                       90,736      65,741     55,095
 Transfers among geographical areas (f)                                     (70,353)    (62,654)   (51,220)
                                                                           --------    --------   --------

                                                                           $290,582    $227,082   $201,998
                                                                           ========    ========   ========

Long-lived Assets (g):
 United States                                                             $ 17,950    $ 15,391   $  7,696
 England                                                                      2,648       3,707      6,040
 Finland                                                                      7,971       8,554      7,292
 Other                                                                        6,303       4,604      1,894
 Corporate                                                                       18          31         45
                                                                           --------    --------   --------

                                                                           $ 34,890    $ 32,287   $ 22,967
                                                                           ========    ========   ========

Export Revenues Included in United States Revenues Above (h)               $ 28,152    $ 20,624   $  9,060
                                                                           ========    ========   ========

(a) Includes restructuring and nonrecurring costs of $3,617,000 in 1998.
(b) Includes restructuring costs of $455,000 in 1998.
(c) Primarily corporate general and administrative expenses.
(d) Primarily cash, cash equivalents, and advance to affiliate.
(e) Revenues are attributed to countries based on selling location.
(f) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(g) Includes property, plant, and equipment, net and other long-term tangible assets.
(h) In general, export revenues are denominated in U.S. dollars.


13.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                            1999      1998    1997
------------------------------------------------------------------------------- -------- --------- -------

Basic
Net Income                                                                      $19,212  $ 12,009  $11,340
                                                                                -------  --------  -------

Weighted Average Shares                                                          18,166    16,124   13,232
                                                                                -------  --------  -------

Basic Earnings per Share                                                        $  1.06  $    .74  $   .86
                                                                                =======  ========  =======

Diluted
Net Income                                                                      $19,212  $ 12,009  $11,340
Effect of Convertible Note                                                        1,260     1,560    1,560
                                                                                -------  --------  -------

Income Available to Common Shareholders, as Adjusted                            $20,472  $ 13,569  $12,900
                                                                                -------  --------  -------

Basic Weighted Average Shares                                                    18,166    16,124   13,232
Effect of:
 Convertible note                                                                 2,448     3,030    3,030
 Stock options                                                                      156       155      105
                                                                                -------  --------  -------

Weighted Average Shares, as Adjusted                                             20,770    19,309   16,367
                                                                                -------  --------  -------

Diluted Earnings per Share                                                      $   .99  $    .70  $   .79
                                                                                =======  ========  =======

      Options to purchase 331,000, 216,000, and 143,000 shares of common stock were not included in the computation of diluted earnings per share for 1999, 1998, and 1997, respectively, because their effect would have been antidilutive due to the options' exercise prices exceeding the average market price for the common stock.




14.   Unaudited Quarterly Information

(In thousands except per share amounts)

1999                                                                First     Second      Third     Fourth
-------------------------------------------------------------- ---------- ---------- ---------- ----------

Revenues                                                         $65,774     $72,846   $66,468     $85,494
Gross Profit                                                      34,806      38,192    36,591      45,205
Net Income                                                         3,863       4,319     3,491       7,539
Earnings per Share:
 Basic                                                               .22         .25       .20         .38
 Diluted                                                             .21         .23       .19         .37

1998                                                                First     Second  Third (a) Fourth (b)
-------------------------------------------------------------- ---------- ---------- ---------- ----------

Revenues                                                         $54,434     $55,345   $51,110     $66,193
Gross Profit                                                      27,851     29,516     23,180      33,858
Net Income (Loss)                                                  3,202      3,807       (185)      5,185
Earnings (Loss) per Share:
 Basic                                                               .23         .26      (.01)        .30
 Diluted                                                             .21         .23      (.01)        .27

(a) Reflects the contribution of the Eberline health physics division to a joint venture with Thermo Instrument in July 1998 and restructuring and related costs of $4,072,000.
(b) Reflects the acquisition of BioStar in November 1998.

15.   Subsequent Event

      On March 17, 2000, Thermo Instrument commenced a cash tender offer for any and all of the outstanding shares of the Company's common stock at $28.00 per share. This action is part of a major reorganization plan under which Thermo
Electron will spin in, spin off, and sell various businesses to focus solely on its core measurement and detection instruments business. Thermo Instrument and Thermo Electron own approximately 67% and 21%, respectively, of the outstanding shares of the Company's common stock. Thermo Instrument has conditioned the tender offer on receiving acceptances from holders of enough shares so that its and Thermo Electron's combined share ownership reaches at least 90%. If Thermo
Instrument and Thermo Electron achieve this 90-percent-ownership threshold, Thermo Instrument will acquire all remaining outstanding shares of the Company's common stock through a "short-form" merger in Delaware. Shareholders who do not tender shares to Thermo Instrument during the tender offer would also receive
$28.00 per share in cash for their stock in the short-form merger. The tender offer and proposed subsequent short-form merger require review by the Securities and Exchange Commission of necessary filings; a short-form merger would not require the Company's board or shareholder approval. If the tender offer is successful, the spin-in of the Company is expected to be completed in the second quarter of 2000.


Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                      Report of Independent Public Accountants

To the Shareholders and Board of Directors of Thermo BioAnalysis Corporation:

      We have audited the accompanying consolidated balance sheet of Thermo
BioAnalysis Corporation (a Delaware corporation and 67%-owned subsidiary of
Thermo Instrument Systems Inc.) and subsidiaries as of January 1, 2000, and
January 2, 1999, and the related consolidated statements of income, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended January 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo
BioAnalysis Corporation and subsidiaries as of January 1, 2000, and January 2,
1999, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2000, in conformity with generally accepted accounting principles.



                                        Arthur Andersen LLP



Boston, Massachusetts
February 15, 2000 (except with respect to the matter discussed in Note 15, as to which the date is March 17, 2000)


Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                 Management's Discussion and Analysis of
                              Financial Condition and Results of Operations

      Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's
Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks,"
"estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's
Discussion and Analysis of Financial Condition and Results of Operations under the heading "Forward-looking Statements."

Overview

      The Company's businesses operate in three segments: Biomolecular
Instruments and Consumables, Clinical Equipment and Supplies, and Information
Management Systems. The Company's Biomolecular Instruments and Consumables segment designs, manufactures, and markets products for immunoassay testing as well as a variety of proprietary products based on emerging technologies including optical biosensors, polymerase chain reaction for DNA amplification, MALDI-TOF mass spectrometry, and capillary electrophoresis. These products are used in pharmaceutical and biochemical research, as well as for clinical laboratory testing and the diagnosis of patient samples. The Company's Clinical
Equipment and Supplies segment designs, manufactures, and markets clinical equipment and consumables, including cytology, histology, and pathology equipment and consumables; consumables for blood gas and ion-selective electrolyte analyzers; chemistry reagents and accessories; rapid diagnostic tests for use in physician offices; and clinical chemistry analyzers and laboratory automation systems. The Company's Information Management Systems segment designs, develops, and supports laboratory information management systems and chromatography data systems for use in laboratories, industrial applications, and clinical testing facilities, which are designed to facilitate the monitoring and analysis of samples and the organization of storage data throughout the laboratory or clinical life cycle.
      The Company anticipates that a significant portion of its revenues will continue to be from sales to customers outside the U.S. As a result, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations. The Company may use forward contracts to reduce its exposure to currency fluctuations.
      In January 2000, Thermo Electron Corporation announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of the reorganization, Thermo Instrument Systems Inc.
intends to acquire the publicly held shares of the Company (Note 15).

Results of Operations

1999 Compared With 1998
      Total revenues increased to $290.6 million in 1999 from $227.1 million in 1998. Revenues in the Clinical Equipment and Supplies segment increased to $128.9 million in 1999 from $75.5 million in 1998, primarily due to an increase in revenues of $52.9 million due to acquisitions and, to a lesser extent, higher demand for certain of the segment's products. These increases in revenues were offset in part by a decrease in revenues of $0.9 million due to the strengthening in value of the U.S. dollar relative to foreign currencies in countries in which the Company operates.
      Revenues in the Biomolecular Instruments and Consumables segment increased to $121.8 million in 1999 from $112.2 million in 1998, primarily due to an increase in revenues of $5.6 million due to acquisitions. To a lesser extent, revenues increased due to higher demand for the segment's products in Asia.
These increases in revenues were offset in part by a decrease in revenues of $3.1 million due to the strengthening in value of the U.S. dollar relative to foreign currencies in countries in which the Company operates.


1999 Compared With 1998 (continued)
      Revenues in the Information Management Systems segment increased to $39.9 million in 1999 from $32.2 million in 1998, due to higher demand and the expansion of sales and distribution channels into new markets. These increases in revenues were offset in part by a decrease in revenues of $1.1 million due to the strengthening in value of the U.S. dollar relative to foreign currencies in countries in which the Company operates.
      Revenues from the Company's Eberline health physics division were $7.1 million in 1998. The Company no longer consolidates the results of the Eberline health physics division with its results because the Company contributed this business to a joint venture formed with Thermo Instrument in July 1998 (Note 3).
As a result, the Company records its proportionate share of earnings from this joint venture as equity in earnings of unconsolidated subsidiaries in the accompanying statement of income.
      The gross profit margin increased to 53% in 1999 from 50% in 1998, primarily due to a $2.8 million inventory write-down recorded during 1998 that related to discontinuing several lower-margin product lines and disposing of inventory at the Company's manufacturing operation in Guernsey (Note 10). To a lesser extent, the gross profit margin increased due to changes in the sales mix in the Biomolecular Instrument and Consumables segment and the exclusion of the results in 1999 of the Company's former Eberline health physics division, which had lower gross margins. The gross margin for the Eberline health physics division in 1998 was 40%.
      Selling, general, and administrative expenses as a percentage of revenues increased to 34.5% in 1999 from 33.5% in 1998, primarily due to an increase in costs in the Biomolecular Instruments and Consumables segment due to the opening of a sales and service office in India, the expansion of the Company's operations in China and, to a lesser extent, the exclusion of the results in 1999 of the Company's former Eberline health physics division, which had lower selling, general, and administrative expenses as a percentage of revenues.
      Research and development expenses increased to $24.2 million in 1999 from $15.6 million in 1998, primarily due to the inclusion of $7.6 million of expenses from acquired businesses.
     During 1999, the Company sold equipment and realized a net gain of $0.4 million.
     Interest income decreased to $2.4 million in 1999 from $4.3 million in 1998, primarily due to the repayment of debt discussed below and, to a lesser extent, the inclusion in the 1998 period of interest income received from Thermo
Instrument on a $9.1 million adjustment to the aggregate purchase price for certain acquisitions (Note 2). Interest expense decreased to $5.4 million in 1999 from $7.9 million in 1998, primarily due to the repayment in 1998 of $37.9 million of debt to Thermo Instrument associated with the acquisition of the Clinical Products Group of Life Sciences International and the repayment of
$27.6 million of debt to Thermo Instrument in July 1999 (Note 6). Equity in earnings of unconsolidated subsidiaries in the accompanying statement of income represents the Company's proportionate share of earnings from its joint ventures
(Notes 3 and 10).
      The effective tax rate was 37% and 40% in 1999 and 1998, respectively. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies. The effective tax rate was higher in 1998 primarily due to nondeductible expenses.

1998 Compared With 1997
      Total revenues increased to $227.1 million in 1998 from $202.0 million in 1997. Revenues in the Clinical Equipment and Supplies segment increased to $75.5 million in 1998 from $62.5 million in 1997, primarily due to an increase in revenues of $19.8 million due to acquisitions, offset in part by a decrease of $4.6 million due to a change in the distribution relationship with certain affiliated companies that switched to direct sales. To a lesser extent, sales decreased due to lower demand for certain of the Company's products. In addition, increased sales to North America were offset in part by a decrease in sales to Asia of $1.2 million.
      Revenues in the Information Management Systems segment increased to $32.2 million in 1998 from $25.0 million in 1997, primarily due to higher demand for products and the expansion of the segment's sales and distribution channels into new markets.

1998 Compared With 1997 (continued)
      Revenues in the Biomolecular Instruments and Consumables segment increased to $112.2 million in 1998 from $101.1 million in 1997, primarily due to an increase in revenues of $15.6 million due to acquisitions. A $5.1 million decline in sales to Asia was offset in part by an increase in sales to Europe and North America. A decrease in revenues of $2.3 million occurred as a result of lower sales of the Company's DIAS immunoassay system to original equipment manufacturer (OEM) customers, offset in part by the settlement of an OEM agreement with a customer for $0.8 million in lieu of purchasing product. In addition, revenues decreased $1.0 million due to the strengthening in value of the U.S. dollar relative to foreign currencies in countries in which the Company operates.
      Revenues from the Company's Eberline health physics division decreased to $7.1 million in 1998 from $13.4 million in 1997, due to the exclusion of the results of this business in the last half of the 1998 period, as a result of the Company contributing this business to a joint venture formed with Thermo
Instrument (Note 3).
      The gross profit margin increased to 50% in 1998 from 49% in 1997, primarily due to the introduction of certain higher-margin products and manufacturing efficiencies in the Biomolecular Instruments and Consumables segment and, to a lesser extent, the settlement of an OEM agreement, discussed above. This increase in the Biomolecular Instruments and Consumables segment was offset in part by a $2.8 million inventory write-down related to discontinuing several lower-margin product lines and disposing of inventory at the Company's manufacturing operation in Guernsey (Note 10). The increase in the gross profit margin was also offset in part by lower-margin revenues at recently acquired businesses in the Clinical Equipment and Supplies segment.
      Selling, general, and administrative expenses as a percentage of revenues increased to 34% in 1998 from 31% in 1997, primarily due to the opening of four direct sales and service offices and the expansion of the U.S. direct sales and service office in the Biomolecular Instruments and Consumables segment. To a lesser extent, selling, general, and administrative expenses increased due to the exclusion of the results in the last half of the 1998 period of the Company's former Eberline health physics division, which had lower selling, general, and administrative expenses as a percentage of revenues, and the opening of four direct sales and service offices in the Information Management
Systems segment during the second quarter of 1997.
      Research and development expenses increased to $15.6 million in 1998 from $14.1 million in 1997, primarily due to the inclusion of $0.9 million of expenses from businesses acquired in 1998 and increased spending in the Management Information Systems segment on products introduced in 1998. These increases were offset in part by a $0.5 million decrease in research and development expenses in the Biomolecular Instruments and Consumables segment, primarily due to reduced spending at the MALDI-TOF mass spectrometry business.
      During 1998, the Company recorded restructuring costs of $1.3 million, primarily related to severance costs and facility closing costs (Note 10). These costs, together with the effect of the inventory write-down and joint venture restructuring activities described in Note 10, reduced diluted earnings per share by $.16 in 1998.
      Interest income increased to $4.3 million in 1998 from $2.4 million in 1997, primarily due to higher average invested balances as a result of the Company's June 1998 public offering of common stock (Note 9) and, to a lesser extent, interest income received from Thermo Instrument on a $9.1 million adjustment to the aggregate purchase price for the acquisition of Labsystems
Japan and the Biosystems Group of LSI (Note 2). Interest expense increased to
$7.9 million in 1998 from $7.7 million in 1997, primarily due to the inclusion for the full period of 1998 of interest expense on the Company's debt to Thermo
Instrument associated with certain 1997 and 1998 acquisitions. This increase was offset in part by the repayment of $37.9 million of debt to Thermo Instrument associated with the acquisition of the Clinical Products Group of LSI.
      Equity in earnings of unconsolidated subsidiaries in the accompanying statement of income represents the Company's proportionate share of earnings from its joint ventures (Notes 3 and 10).
      Other income of $1.2 million in 1998 represents a foreign currency translation gain arising from the repayment of certain foreign subsidiaries' intercompany borrowings denominated in U.S. dollars.
      The effective tax rate was 40% in 1998, compared with 37% in 1997. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and nondeductible amortization of cost in excess of acquired companies. The effective tax rate increased in 1998 primarily due to an increase in nondeductible expenses.


Liquidity and Capital Resources

      Consolidated working capital was $55.0 million as of January 1, 2000, compared with $48.1 million as of January 2, 1999. Included in working capital are cash and cash equivalents of $37.6 million as of January 1, 2000, compared with $63.0 million as of January 2, 1999. In addition, as of January 1, 2000, the Company had $16.5 million invested in an advance to affiliate. Prior to the use of a new domestic cash management arrangement between the Company and Thermo
Electron, which became effective June 1999, amounts invested with Thermo
Electron were included in cash and cash equivalents. During 1999, $24.8 million of cash was provided by operating activities. An increase in accounts payable and other current liabilities provided $3.3 million of cash, primarily due to the timing of payments. Cash of $8.7 million was used to fund an increase in accounts receivable, primarily due to the timing of customer payments and shipments, as well as an increase in revenues.
      Excluding advance to affiliate activity, the Company's primary investing activity consisted of acquisitions for aggregate consideration of $16.1 million in cash, net of cash acquired. In addition, the Company expended $7.7 million for purchases of property, plant, and equipment during 1999, and expects to make capital expenditures of approximately $11.0 million during 2000. During 1999, the Company received proceeds of $1.8 million from the sale of property, plant, and equipment.
      The Company's financing activities used $7.6 million of cash during 1999.
During this period, the Company repaid a $50.0 million obligation to Thermo
Instrument through the use of internal funds and borrowings from affiliates
(Note 6) and used $8.7 million of cash to repay long-term obligations. The
Company's short-term obligations increased by $19.4 million primarily due to funds borrowed to repay intercompany debt. In addition, certain divisions of the Company borrowed $15.2 million of debt denominated in the currencies of countries where the divisions operate, primarily to fund the acquisition of three Finnish companies (Note 2).
      The Company has undertaken a restructuring of certain acquired businesses
(Note 2). Amounts accrued for such activities totaled $3.9 million at January 1, 2000. The Company expects that such expenditures will not change materially from amounts accrued at January 1, 2000.
      In October 1999, the Company's $50.0 million subordinated convertible note was converted by Thermo Instrument into 3,030,303 shares of Company common stock
(Note 6).
      The Company expects to have positive cash flow from its existing operations. The Company expects that it will finance any future acquisitions through a combination of internal funds and/or borrowings, which may include short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company believes that its existing cash and cash equivalents are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.

Market Risk

      The Company is exposed to market risk from changes in foreign currency exchange rates, equity prices, and interest rates, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.
Additionally, the Company uses short term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in U.S. dollars and British pounds sterling. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The
Company does not enter into speculative foreign currency agreements.

Market Risk (continued)

Foreign Currency Exchange Rates
      The Company generally views its investment in its foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in year-end 1999 and 1998 functional currencies, relative to the U.S. dollar, would result in a reduction of shareholders' investment of $12.8 million and $15.4 million, respectively.
      Certain of the Company's cash and cash equivalents and variable rate notes payable are denominated in currencies other than the functional currency of the depositor and are sensitive to changes in foreign currency exchange rates. A 10% appreciation in the year-end 1999 related foreign currency exchange rates would result in a negative impact to the Company of $0.4 million on its net income. A
10% depreciation in the year-end 1998 related foreign currency exchange rates would result in a negative impact to the Company of $0.5 million on its net income.

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

Interest Rates
      The Company's long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of the long-term obligations due to the difference between the market interest rate and the rate at the date of issuance of the long-term obligations. A 10% decrease in year-end 1998 market interest rates would result in a negative impact of $0.5 million on the fair value of the Company's long-term obligations.

Year 2000

      As of the date of this report, the Company has completed its year 2000 initiatives, which included: (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, where necessary, for the Company's current products and certain discontinued products;
(iii) assessing the year 2000 readiness of its key suppliers, vendors, and customers; and (iv) developing contingency plans.
      As a result of completing these initiatives, the Company believes that all of its material information technology systems and critical non-information technology systems are year 2000 compliant. The Company believes that all of the material products that it currently manufactures and sells are year 2000 compliant or are not date sensitive. In addition, the Company is not aware of any significant supplier or vendor that has experienced material disruption due to year 2000 issues. The Company has also developed a contingency plan to allow its primary business operations to continue despite disruptions due to year 2000 problems, if any, that might yet arise in the future. The costs incurred to date by the Company in connection with the year 2000 issue have not been material.
      While the Company to date has been successful in minimizing negative consequences arising from year 2000 issues, there can be no assurance that in the future the Company's business operations or financial condition may not be impacted by year 2000 problems, such as increased warranty claims, vendor and supplier disruptions, or litigation relating to year 2000 issues.


Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                        Forward-looking Statements

      In connection with the "safe harbor" provisions of the Private Securities
Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

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

      Uncertainty of Market Acceptance of New Products. Certain of the Company's products represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology. This is particularly true where the purchase of the product requires a significant capital commitment. The Company's optical biosensor, polymerase chain reaction for DNA amplification, MALDI-TOF mass spectrometry, and capillary electrophoresis products are based on relatively new, emerging technologies. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance by a broader group of customers of the efficiency and efficacy of the Company's innovative technologies. There can be no assurance that the Company will be successful in obtaining such broad acceptance.


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

      Risks Associated with International Operations. International sales accounted for 54% of the Company's total revenues in 1999. A significant portion of the Company's manufacturing operations are based in Finland. The Company intends to continue to expand its presence in international markets.
International operations are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.


      Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products, and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends, in part, on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.
      The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others, nor breaching the technology licenses upon which components of the Company's products are based.
The Company is aware of patents and patent applications belonging to competitors and other third parties, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees, or cease making and selling infringing products and pay damages for past infringement. In general, the holder of a patent who is successful in proving infringement by the Company could subject the Company to damages for past infringement and could enjoin the Company from manufacturing and selling products utilizing the features associated with such patent. In particular, the Company is a defendant in a patent infringement lawsuit brought by Biacore AB and Biacore, Inc. The complaint alleged that the design of the cuvette used in the Company's optical biosensor system infringed a patent held by Biacore. In
January 2000, the U.S. District Court for the District of Delaware ruled that the Company infringed on this patent. However, Biacore's remedies have been limited to injunctive relief and money damages, based on a reasonable royalty, which has not yet been determined, on past U.S. sales. Although the Company believes that it is entitled to indemnification for any losses on this matter by Rhone-Poulenc Rorer Inc. under the purchase agreement between Thermo Instrument and Rhone-Poulenc Rorer for the initial purchase of the Fisons businesses, Rhone-Poulenc Rorer is disputing the Company's entitlement to indemnification for sales of the alleged infringing products that occurred after the March 1996 acquisition of these businesses by Thermo Instrument.
      The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

      Government Regulations; No Assurance of Regulatory Approval. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument or an in vitro diagnostic product will be used in human clinical or diagnostic applications, the manufacturer of that instrument may be required to submit to the U.S. Food and Drug Administration (FDA), prior to commercial distribution of the instrument or in vitro diagnostic product in the U.S., either a premarket notification (510(k)) or a premarket approval (PMA) application, unless the product is exempt or has been in commercial distribution for the labeled intended use since before May 28, 1976, the effective date of the Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. The
FDA uses a risk-based system to classify medical devices. Unless they are exempt, lower risk devices, in Class I and Class II, are generally subject to 510(k) premarket notification, in which the FDA determines that a device is safe and effective based on its "substantial equivalence" to a legally marketed product. Highest risk, Class III devices are subject to the premarket approval process, in which the FDA generally determines the safety and effectiveness of the device based on the submission of clinical data. The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications, instruments, and in vitro diagnostic products, which are classified as Class I and Class II products. There can be no assurance that 510(k) clearance or premarket approval for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, if at all, that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that international government agencies will permit marketing of the Company's products in their respective jurisdictions.
      As a result of the clinical applications of certain of the Company's instruments and in vitro diagnostic products, certain of the Company's facilities are registered with the FDA as medical device manufacturers. The
Company's registered facilities may be inspected on a routine basis by the FDA for compliance with the FDA's Quality System Regulation and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in accordance with current good manufacturing practices with respect to manufacturing, testing, and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters.
      The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations, or discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, recalls, injunctions or seizures of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, withdrawal of the product from the market, or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.
      In addition, a significant percentage of the Company's product revenues are derived from sales outside of the United States. International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties, and tax requirements. In order to continue to sell its instrument products in Europe, certain of the Company's facilities maintain ISO
9000 series registration, an internationally-recognized set of quality standards, and each of its instrument products is required to obtain CE Marking, as evidence of compliance with European Union electronic safety requirements.
Failure to obtain CE Marking would prohibit the Company from selling its products in Europe, which could have a material adverse effect on the Company's business and results of operations. At the present time, analytical instruments and in vitro diagnostic products are not subject to CE Marking requirements under the IVD Directive, but by December 7, 2003, CE Marking will be required to market analytical instruments and in vitro diagnostic products within the European Union. Certain other countries require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications that differ from those mandated in the United States. These requirements may significantly affect the efficiency and timeliness of international market introductions of the Company's products. Although the Company has an active program to comply with CE Marking requirements and an ISO 9000 compliance program, there can be no assurance that the Company will be successful in maintaining its compliance with current or future applicable certification requirements. Any violation of, and the cost of compliance with, these regulations or requirements could have a material adverse effect on the Company's business and results of operations.

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

      Risks Associated with Cash Management Arrangement with Thermo Electron.
The Company participates in a cash management arrangement with Thermo Electron.
Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least
50% of all funds invested under the cash management arrangement by all Thermo
Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo
Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

Thermo BioAnalysis Corporation                                                   1999 Financial Statements

                                      Selected Financial Information

(In thousands except per share amounts)             1999 (a)    1998 (b)   1997 (c)   1996 (d)      1995
-------------------------------------------------- ---------- ----------- ---------- ---------- ---------

Statement of Operations Data
Revenues                                            $290,582   $ 227,082   $201,998   $ 71,649   $ 22,534
Net Income (Loss)                                     19,212      12,009     11,340       (436)     2,514
Earnings (Loss) per Share:
 Basic                                                  1.06        .74         .86      (.05)        .33
 Diluted                                                 .99        .70         .79      (.05)        .33

Balance Sheet Data
Working Capital                                     $ 55,030   $  48,075   $ 50,501   $ 59,750   $ 27,105
Total Assets                                         414,001     401,281    322,439    122,997     32,907
Long-term Obligations                                 18,452      60,181    100,204     50,000          -
Shareholders' Investment                             267,417     210,605    134,343     51,316     29,146

(a) Reflects the conversion of the Company's 4.875% subordinated convertible note.
(b) Reflects the acquisition of BioStar in November 1998, the contribution of the Company's Eberline health physics to a joint venture with Thermo Instrument in July 1998, the net proceeds of the Company's public offering of common stock in June 1998, and restructuring and related costs of $4.1 million.
(c) Reflects the acquisitions of the Biosystems Group of LSI, the Clinical
    Products Group of LSI, and Labsystems Japan, effective March 1997, including the effect of treating as outstanding from March 1997 the 1,300,000 shares issued to Thermo Instrument as part of the purchase price for the Biosystems
    Group of LSI and the 3,007,930 shares issued to Thermo Instrument as part of the purchase price for the Clinical Products Group of LSI.
(d) Reflects the net proceeds of the Company's initial public offering of common stock in September and October 1996, the acquisition of Dynex in February
    1996, and the acquisition of Affinity Sensors and LabSystems effective March
    1996, including the associated write-off of $3.5 million of acquired technology.



Thermo BioAnalysis Corporation                                                   1999 Financial Statements

Common Stock Market Information
      The Company's common stock is traded on the American Stock Exchange under the symbol TBA. The following table sets forth the high and low sale prices of the Company's common stock for 1999 and 1998, as reported in the consolidated transaction reporting system.
                                                                           1999                  1998
                                                                 ------------------    -------------------
Quarter                                                             High        Low       High        Low
-------------------------------------------------------------- ---------- ---------- ---------- ----------

First                                                              $18 3/4      $12 7/16  $21 7/8   $17 7/16
Second                                                              21           16 3/8    22 3/4    16 3/4
Third                                                               19 1/2       17 1/8    19 3/8    10 1/4
Fourth                                                              18 3/4       16 1/8    20 3/4     8 1/2

      As of January 28, 2000, the Company had 131 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 28, 2000, was $18 1/2 per share.

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